UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CITIZENS FINANCIAL GROUP, INC.

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Citizens
Financial Group, Inc.™

RISING TO THE OCCASION

LETTER FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

March 5, 2021

Dear Stockholder,

On behalf of the Board of Directors, I am pleased to invite you to attend our annual meeting of stockholders to be held solely online via live webcast at www.meetingcenter.io/287753102 on Thursday, April 22, 2021, at 9:00 a.m. Eastern Time.

2020 was a year like no other. The COVID-19 pandemic, and resulting reactions and stresses, have required a new level of resilience and adaptability. At the same time, we have seen greater awareness and concern over racial equity and social justice, driven in part by the disparate impacts of the pandemic.

Against that backdrop, Citizens has risen to meet the many challenges it has faced, proving its resilience and agility by quickly adjusting strategic priorities, thoughtfully allocating financial and talent resources and accelerating existing digitization efforts to meet shifting customer demands. At the same time, Citizens has stepped up to promote social equity and advance economic opportunity in underserved communities.

We navigated this difficult environment by living our values and supporting all of our stakeholders during a time of great uncertainty. Some of the actions taken to support colleagues include offering additional benefits to ensure that colleagues maintain their wellness and work-life balance as well as providing premium pay and enhancing recognition awards. We helped support our customers and communities with payment assistance and funding. As we have done this, we have continued to deliver solid performance and mitigate emerging risks.

The next several years will present ongoing challenges that will require continued focus, discipline and strong execution. I remain confident that Citizens, led by an experienced board and management team with a proven track record, has the right elements in place to be successful as we continue our work towards becoming a top-performing bank.

Your vote is important and, whether or not you plan to attend the meeting, we encourage you to access electronic voting via the Internet or utilize the automated telephone voting feature as described on your Notice of Internet Availability of Proxy Materials or proxy card. Alternatively, you may sign, date and return the proxy card in the envelope provided. You may also vote online at the meeting if you plan to attend.

Finally, I would like to thank Howard W. Hanna III for his service on our Board. Mr. Hanna has served on the Board since 2009 and will retire after his current term expires at the Annual Meeting. We value the insight that he shared from his extensive business expertise, and we will miss his contributions.

We thank you for your support of Citizens Financial Group, Inc.

Sincerely,

Bruce Van Saun Chairman of the Board and Chief Executive Officer

i

LETTER FROM THE LEAD INDEPENDENT DIRECTOR

March 5, 2021

Dear Stockholder,

Thank you for your investment in Citizens Financial Group, Inc. and confidence in the Board during what continues to be unprecedented times. 2020 was a challenging year, but one that has brought key issues into focus and has driven necessary conversations and action, and I am proud of the role Citizens has played in taking on those challenges and supporting its customers, colleagues and communities.

I am pleased to be serving as Lead Independent Director and be working closely with my fellow Directors. During these exceptional times we felt it was more important than ever to hear from our investors and so we expanded our annual governance outreach program to encompass our top 50 stockholders. In our conversations, it was clear that our environmental, social, and governance (“ESG”) practices are a priority. As the Chair of our Nominating and Corporate Governance Committee, which oversees our commitment to corporate responsibility matters, I take pride in the progress that was made in 2020. This progress includes establishing a formal corporate responsibility governance framework, completing our first ESG materiality assessment and continuing to evolve our ESG practices. We will report the outcome of our first ESG materiality assessment in our 2020 Corporate Responsibility Report, which will be aligned to both the Global Reporting Initiative and Sustainability Accounting Standards Board reporting frameworks.

A key element of our ESG framework is human capital management. Our colleagues are at the heart of our Credo, and our ultimate goal is to create a diverse and inclusive environment where colleagues feel valued and want to build their careers. We remain committed to diverse recruiting initiatives within the Company and at the board level, to continuing to build an inclusive mindset, and to engaging with an independent third party that conducts a regular pay equity analysis.

Our commitment to our colleagues’ health and overall wellness has been a principal focus during the COVID-19 crisis. We implemented several compensation and benefits programs to support colleagues and their families in addition to shifting approximately 10,000 of our colleagues to a work from home environment and ensuring they had the necessary equipment and resources to continue to serve our customers. Our efforts to promote social equity include a commitment to strengthening the communities in which we operate. In 2020, we committed $10 million in grants and charitable support for immediate and long-term initiatives to support minority-owned small businesses, increasing awareness of racial disparities, and helping underserved communities through technology, education, and digital literacy initiatives. We will also provide an additional $500 million in incremental financing and capital for small businesses, housing, and other development in predominately minority communities.

In the accompanying proxy statement, we share essential information about your Board’s role in shaping Citizens’ Credo, values, governance, and strategy. We hope you will take the time to read it. Whether or not you can attend the annual meeting, we welcome your participation with Citizens and thank you for your continued support.

Sincerely,

Shivan Subramaniam Lead Independent Director and Chair, Nominating and Corporate Governance Committee

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 22, 2021

To the Stockholders of Citizens Financial Group, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Citizens Financial Group Inc., a Delaware corporation (the “Company”), will be held solely online via live webcast at www.meetingcenter.io/287753102 on April 22, 2021, at 9:00 a.m. Eastern Time to consider the following matters:

1.	Election of the thirteen director nominees named in the accompanying proxy statement to serve until the 2022 annual meeting or until their successors are duly elected and qualified;

2.	Advisory vote to approve the Company’s executive compensation, commonly referred to as a “say-on-pay” vote;

3.	Advisory vote on the frequency of future advisory votes on executive compensation;

4.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021; and

5.	Any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.

Stockholders of record at the close of business on February 26, 2021 are entitled to notice of, and to vote at, the Annual Meeting. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit questions during the meeting by visiting www.meetingcenter.io/287753102 at the meeting date and time described in this proxy statement. There is no physical location for the Annual Meeting.

Stockholders will require the control number included in their Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card and the password “CFG2021” to complete their registration and attend the meeting. If you hold your shares through a bank, broker or other intermediary, instructions on how to attend the Annual Meeting are provided in this proxy statement.

Our board of directors recommends that you vote FOR the election of each of the director nominees named in Proposal No. 1; FOR, on an advisory basis, the Company’s executive compensation as described in Proposal No. 2; For advisory votes EVERY YEAR on executive compensation as described in Proposal No. 3; and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 4.

For our Annual Meeting, we have elected to use the Internet as the primary means of providing our proxy materials to stockholders and our proxy materials will be available at www.edocumentview.com/CFG. We will send to stockholders of record a Notice with instructions for accessing the proxy materials and for voting via the Internet. The Notice provides the information above and also provides information on how stockholders may obtain paper copies of our proxy materials free of charge. Furnishing our proxy materials electronically allows for expedited delivery and significantly reduces our printing and mailing costs and the environmental impact of circulating our proxy materials. The Notice also provides information on how to vote, including how to attend the virtual meeting and vote.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend, you are urged to mark, date and sign your proxy card and return it by mail or follow the alternative voting procedures described in the Notice or the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Robin S. Elkowitz Executive Vice President, Deputy General Counsel and Secretary

Stamford, Connecticut

March 5, 2021

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 22, 2021:

We will first mail the Notice to stockholders on or about March 10, 2021. On or about the same day, we will begin mailing hard copies of this Notice of the Annual Meeting of Stockholders and Proxy Statement, our 2020 Annual Report on Form 10-K, and our 2020 Letter to Shareholders to those stockholders who have requested them.

Copies of these materials will be available at www.edocumentview.com/CFG

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

2021 ANNUAL MEETING INFORMATION

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider; accordingly, you should read the entire proxy statement carefully before voting.

Date and Time:	April 22, 2021, at 9:00 a.m. Eastern Time

Place:	Our Annual Meeting will be held solely online via live webcast at www.meetingcenter.io/287753102. You will not be able to attend the Annual Meeting in person.

Record Date:	February 26, 2021

Voting:	Holders of common stock are entitled to one vote per share.

Admission:

You can virtually attend the Annual Meeting at the meeting time by visiting www.meetingcenter.io/287753102 and entering the control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card and the password “CFG2021”. The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time to complete the check-in procedures. Admission is limited to stockholders and guests are not permitted to attend the virtual meeting.

Please refer to the “Information for Stockholders” section of this proxy statement for detailed information on attending the virtual meeting, asking questions, and voting, including the registration options available to you if you hold your shares through a bank, broker, or other intermediary.

Date of Mailing:	A Notice or this proxy statement is first being mailed to stockholders on or about March 10, 2021.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL		BOARD VOTE RECOMMENDATION	REASON FOR VOTE RECOMMENDATION	PAGE

1.	Elect the following nominees as directors: Bruce Van Saun, Lee Alexander, Christine M. Cumming, William P. Hankowsky, Leo I. (“Lee”) Higdon, Edward J. (“Ned”) Kelly III, Charles J. (“Bud”) Koch, Robert G. Leary, Terrance J. Lillis, Shivan Subramaniam, Christopher J. Swift, Wendy A. Watson and Marita Zuraitis	FOR ALL	Our Board believes that its directors represent an appropriate mix of experience and skills relevant to the size and nature of our business	14

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

PROPOSAL		BOARD VOTE RECOMMENDATION	REASON FOR VOTE RECOMMENDATION	PAGE

2.	Approve, on a non-binding, advisory basis, the compensation of the Company’s executive officers named in the 2020 Summary Compensation Table, as disclosed in the Compensation Discussion and Analysis, the compensation tables and accompanying narrative	FOR	Our Board believes our executive compensation closely aligns the interests of our named executive officers with the interests of our stockholders	42

3.	Approve, on an advisory basis, the frequency of future advisory votes on executive compensation	EVERY YEAR	The Board believes in affording stockholders with an opportunity to provide the Company with prompt feedback regarding emerging trends in compensation as well as any changes to our compensation program on annual basis	75

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2021 fiscal year	FOR	Based on the Audit Committee’s most recent evaluation, the Board believes it is in the best interests of the Company and its stockholders to retain Deloitte & Touche LLP	76

HOW TO VOTE

Stockholders may vote by using the Internet, telephone, by mail or online at the meeting as described below. Please refer to your Notice, proxy card or other information forwarded by your bank or broker to see which voting options are available to you.

Internet

The address of the website for Internet voting can be found on your Notice or proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 21, 2021. If you plan to vote online at the meeting, please see instructions below.

Telephone Dial the number listed on your Notice or proxy card. You will need the control number included on your Notice or proxy card.
Mail If you received a proxy card by mail, mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

At the Meeting

Stockholders may also attend the meeting virtually and vote. Please refer to the “Information for Stockholders” section of this proxy statement for detailed information on attending and voting at the virtual meeting. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend virtually.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

OUR STRATEGIC PRIORITIES

OUR MISSION To help our customers, colleagues and communities reach their potential

OUR STRATEGIC PRIORITIES

1.  Maintain a high-performing, customer-centric organization

2.  Operate with financial discipline and a mindset of continuous improvement to self-fund investments

3.  Build excellent capabilities to help us delight our customers and compete effectively

4.  Prudently grow and optimize our balance sheet

5.  Modernize our technology and operational models to improve delivery, organizational agility and speed to market

6.  Embed risk management within our culture and operations

7.  Develop differentiated value propositions to acquire, deepen, and retain core customer segments

Our mission is to help each of our customers, colleagues and communities reach their potential, and our vision is to become a top-performing bank distinguished by our customer-centric culture, mindset of continuous improvement, and excellent capabilities. If we do this well, we will build long-term franchise value and stand out in a crowded banking landscape.

Our business strategy is designed to maximize the full potential of our businesses, drive sustainable growth, and enhance profitability. The COVID-19 pandemic, and resulting reactions such as lockdowns, safety protocols, unprecedented government measures to shore up the economy and drastic changes to daily life have been unique and remarkable. These stresses have required a new level of resilience and adaptability and Citizens has risen to meet the challenges we’ve faced, supporting all of our stakeholders during a time of great uncertainty and need. We also remain committed to balancing the need for investments that position us well for the future with the imperative that we deliver consistent earnings growth and attractive returns.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

OUR FINANCIAL PERFORMANCE

Over the past six years, we have consistently demonstrated the ability to set a course, develop a plan, and execute effectively while transforming virtually every aspect of the Company. Our 2020 results demonstrate the diversity and resilience of our business model, along with our ability to execute well, and key metrics compare favorably with our peers.

Positive operating leverage (Operating leverage) Efficiency improvement (Efficiency ratio change) Strong pre-provision net revenue(3) (Pre-provision profit)

FY20 vs. FY19

Positive operating leverage
(Operating leverage)

vs Peers
↑ 689 bps
4.1%
-2.8%
CFG
Peer average

Efficiency improvement
(Efficiency ratio change)

vs Peers
↑ 387 bps
163 bps
(224) bps
CFG
Peer average

Strong pre-provision net revenue
(Pre-provision profit)

vs Peers
↑ 1507 bps
12.1%
-3.0%
CFG
Peer average

Net interest margin, FTE
(NIM)

vs Peers
↑ 18 bps
(27) bps
(45) bps
CFG
Peer average

Return on equity
(Return on average tangible common equity change)

vs Peers
↑ 139 bps
(523) bps
(662) bps
CFG
Peer average

vs Peers
↓ 23 bps
10.0%
10.2%
CFG
Peer average

CFG Underlying[1]   Peer average-adjusted[2]

Net interest margin, FTE(3) (NIM) Return on equity(3) (Return on average tangible common equity change) Robust common equity tier 1(3) (CET1 at December 31, 2020) 1) Underlying results exclude notable items. See important information on Non-GAAP Financial Measures in Appendix A, as applicable, for an explanation of our use on these metrics and non-GAAP measures and their reconciliation to GAAP financial measures. 2) Source: Company filings. Peers include CMA, FITB, HBAN, KEY, MTB, PNC, RF, TFC and USB. 3) Adjusted results exclude TFC due to merger related transaction between BBT and STI.

1 “Underlying” results exclude notable items. See important information on Non-GAAP Financial Measures in Appendix A for an explanation of our use of these measures and their reconciliation to GAAP financial measures.

2 Source: Company filings. Peers include CMA, FITB, HBAN, KEY, MTB, PNC, RF and USB; excludes TFC due to merger related transaction between BBT and STI.

3 Source: Company filings. Peers include CMA, FITB, HBAN, KEY, MTB, PNC, RF, TFC and USB.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

We continued to rise to the occasion as we met the unprecedented challenges of 2020, taking great care of customers, colleagues, and communities while posting strong results and we remain well-positioned as we head into 2021.

2020 Results

	Medium- term targets	2020 GAAP results	2020 Underlying results[1]	4Q20 GAAP results	GAAP improvement since 3Q13	4Q20 Underlying Results[1]	Underlying improvement since 3Q13[1]
ROTCE	~14-16%	6.9%	7.5%	12.2%	7.9%	12.9%	8.6%
Efficiency Ratio	~55%	57.8%	56.0%	59.3%	9.2%	56.8%	11.7%

Despite a challenging backdrop in 2020, we delivered record levels of pre-provision profit as we managed the risks on our balance sheet well while also preserving and making the strategic investments to position us for growth and success in the long term.

•	Generated net income available to common stockholders of $950 million compared with $1.7 billion for 2019, with diluted earnings per common share of $2.22 compared with $3.81 for 2019.

•

Record total revenue of $6.9 billion increased 6%, despite the challenging rate and yield curve environment, with record noninterest income of $2.3 billion, up 24% given record results across mortgage, capital markets and wealth, partially offset by a 1% decrease in net interest income given lower rates.

•

Noninterest expense increased 4%. On an Underlying basis(1), noninterest expense increased 2% reflecting the benefit of our TOP programs, which also allowed the funding of further investments to diversify our capabilities and drive future revenue growth.

•

Efficiency ratio improved 148 basis points to 57.8% compared with 2019, generating positive operating leverage of 3%. On an Underlying basis(1), the efficiency ratio improved 224 basis points to 56.0%, with positive operating leverage of 4% reflecting continued focus on top-line growth and expense management.

•

ROTCE of 6.9% compares with 12.6% in 2019; Underlying ROTCE(1) of 7.5% compares with 12.8% in 2019 reflecting the implementation of CECL and reserve increases tied to COVID-19 impacts. Reserve build in 2020 impacted ROTCE by 5.4%.

•

Allowance coverage for loans of 2.17%, or 2.24% excluding Paycheck Protection Program loans(1), compares with 1.09% as of December 31, 2019, reflecting the first quarter 2020 implementation of CECL and subsequent reserve increases in the second and third quarter 2020 primarily associated with COVID-19 impacts.

•	Tangible book value per common share was $32.72, up 2% from 2019.

•	Returned $942 million to common stockholders in 2020, including dividends and share repurchases.

•	Capital remains strong, with a CET1 risk-based capital ratio of 10.0%, stable with 10.0% at year-end 2019.

1 “Underlying” results exclude notable items. See important information on Non-GAAP Financial Measures in Appendix A for an explanation of our use of these measures and their reconciliation to GAAP financial measures.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

HOW WE’RE SUPPORTING OUR CUSTOMERS, COLLEAGUES AND COMMUNITIES DURING THE COVID-19 PANDEMIC

Below is a summary of key actions we undertook to protect our customers, colleagues and communities and provide flexibility and support throughout the crisis.

customers We are committed to supporting our customers and took a number of actions to support them. Highlights include: Consumer -Provided payment assistance for up to, and in some cases beyond 90 days, depending on product -Suspended foreclosure on property portfolios and repos on Auto, and offered new modification programs in addition to forbearance, going beyond the CARES Act -Late fees, overdraft fees, and service charges rebated upon request -Allowed early CD withdrawals without penalty and increased mobile deposit limits for personal and business accounts Small Business - In two rounds of funding for the Paycheck Protection Program ('PPP'), provided $4.8 billion in over 50,000 loans to small business customers - 93% of loans went to small businesses with 25 or fewer employees and 81% to those with 10 or fewer employees, supporting over 540,000 jobs - Facilitated small business referrals for SBA Economic Injury Disaster loans Commercial - Funded ~$7.2billion of advances on clients' lines of credit to support their liquidity at the start of the pandemic - Waived Cash Management service fee for up to 90 days - Provided payment flexibility to nearly 500 clients while prudently managing risk Colleagues We took a number actions to ensure colleague wellness and work-life balance, reward colleagues, and assist them to overcome personal challenges brought on by the crisis: - Provided personal protective equipment, a safe work environment, and free COVID-19 testing - Provided premium pay and increased overtime rates for colleagues serving customers in the branch or office -Increased overtime rates and provided recognition awards for colleagues supporting the PPP -Made changes to production-based incentive plan changes in the second quarter to address lower production - Enhanced recognition programs to reward extraordinary colleague efforts through the crisis - Provided additional paid time off to all colleagues at no employee cost to address circumstances such as lack of childcare or the need to care for a family member, required quarantine, and COVID-19 recovery - Enhanced wellness benefits, including virtual doctor visits, Health Advocate (providing free counseling sessions available 24/7), meQuilibrium (a resiliency tool to help deal with anxiety and stress), and parental resources through LifeCare. - Did not increase medical premiums for 2021. Communities we responded to the needs of our communities and the impacts of the pandemic. Highlights include: - Committed $5 million overall to help communities and small businesses across our footprint - Selected approximately 130 small business customers to receive one-time grants of $15,000 to help them, their employees, and their communities - Gave $860,000 in immediate financial help to community organizations that play a critical role in their neighborhoods - Committed $2 million to our small business recovery program, in partnership with local nonprofit organizations - Identified nonprofit organizations that support small businesses and implemented an avenue for credit card customers to donate Reward Points, resulting in an additional $150,000in support - Unrestricted our funding support to organizations across our footprint to provide flexibility - Worked with our community partners to reformat and facilitate ongoing colleague volunteerism -Committed $10 million to support minority-owned small businesses and support other initiatives aimed at promoting social equity. customers We are committed to supporting our customers and took a number of actions to support them. Highlights include: Consumer -Provided payment assistance for up to, and in some cases beyond 90 days, depending on product -Suspended foreclosure on property portfolios and repos on Auto, and offered new modification programs in addition to forbearance, going beyond the CARES Act -Late fees, overdraft fees, and service charges rebated upon request -Allowed early CD withdrawals without penalty and increased mobile deposit limits for personal and business accounts Small Business - In two rounds of funding for the Paycheck Protection Program ('PPP'), provided $4.8 billion in over 50,000 loans to small business customers - 93% of loans went to small businesses with 25 or fewer employees and 81% to those with 10 or fewer employees, supporting over 540,000 jobs - Facilitated small business referrals for SBA Economic Injury Disaster loans Commercial - Funded ~$7.2 billion of advances on clients' lines of credit to support their liquidity at the start of the pandemic - Waived Cash Management service fee for up to 90 days - Provided payment flexibility to nearly 500 clients while prudently managing risk Colleagues We took a number actions to ensure colleague wellness and work-life balance, reward colleagues, and assist them to overcome personal challenges brought on by the crisis: - Provided personal protective equipment, a safe work environment, and free COVID-19 testing - Provided premium pay and increased overtime rates for colleagues serving customers in the branch or office -Increased overtime rates and provided recognition awards for colleagues supporting the PPP -Made changes to production-based incentive plan changes in the second quarter to address lower production - Enhanced recognition programs to reward extraordinary colleague efforts through the crisis - Provided additional paid time off to all colleagues at no employee cost to address circumstances such as lack of childcare or the need to care for a family member, required quarantine, and COVID-19 recovery - Enhanced wellness benefits, including virtual doctor visits, Health Advocate (providing free counseling sessions available 24/7), meQuilibrium (a resiliency tool to help deal with anxiety and stress), and parental resources through LifeCare. - Did not increase medical premiums for 2021. Communities we responded to the needs of our communities and the impacts of the pandemic. Highlights include: - Committed $5 million overall to help communities and small businesses across our footprint - Selected approximately 130 small business customers to receive one-time grants of $15,000 to help them, their employees, and their communities - Gave $860,000 in immediate financial help to community organizations that play a critical role in their neighborhoods - Committed $2 million to our small business recovery program, in partnership with local nonprofit organizations - Identified nonprofit organizations that support small businesses and implemented an avenue for credit card customers to donate Reward Points, resulting in an additional $150,000in support - Unrestricted our funding support to organizations across our footprint to provide flexibility - Worked with our community partners to reformat and facilitate ongoing colleague volunteerism -Committed $10 million to support minority-owned small businesses and support other initiatives aimed at promoting social equity.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

BOARD AND GOVERNANCE HIGHLIGHTS

Board Nominees

Our board of directors (the “Board”) will consist of not less than five or more than twenty-five directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable only in the case of defaults under the terms of our preferred stock. The exact number of directors will be fixed from time to time by resolution of our Board and will decrease from 14 to 13 following the Annual Meeting. Citizens Financial Group, Inc. (the “Company” or “we” or “us” or “our”) currently has 14 directors. The terms of office of all directors expire at the Annual Meeting. Mr. Hanna will not be standing for re-election at the Annual Meeting. The nominees for director are as follows:

NAME	AGE	DIRECTOR SINCE	OCCUPATION	BOARD COMMITTEE	INDEPENDENT[1]

Bruce Van Saun	63	2013	Chairman and CEO, Citizens Financial Group, Inc.	Executive (Chair) Equity	No

Lee Alexander	53	2021	Executive Vice President and Chief Information Officer, The Clearing House	Audit	Yes

Christine M. Cumming	68	2015	Retired First Vice President and COO, Federal Reserve Bank of New York	Risk	Yes

William P. Hankowsky	69	2006	Former Chairman, President and CEO, Liberty Property Trust	Audit Compensation & HR Executive	Yes

Leo I. (“Lee”) Higdon	74	2014	Past President, Connecticut College	Compensation & HR (Chair) Audit	Yes

Edward J. (“Ned”) Kelly III	67	2019	Former Chairman, Institutional Clients Group, Citigroup, Inc.	Compensation & HR Governance	Yes

Charles J. (“Bud”) Koch	74	2004	Retired Chairman, President and CEO, Charter One Financial	Risk (Chair) Audit	Yes

Robert G. Leary	59	2020	Former CEO, The Olayan Group	Risk	Yes

Terrance J. Lillis	68	2019	Retired CFO, Principal Financial Group, Inc.	Audit	Yes

Shivan Subramaniam	72	2005	Retired Chairman and CEO, FM Global	Governance (Chair) Risk Executive	Yes

Christopher J. Swift	60	2021	Chairman and CEO, The Hartford Financial Services Group, Inc.	Risk	Yes

Wendy A. Watson	72	2010	Retired Executive Vice President, Global Services, State Street Bank & Trust Company	Audit (Chair) Compensation & HR Risk	Yes

Marita Zuraitis	60	2011	Director, President and CEO, Horace Mann Educators Corporation	Governance Risk	Yes

Additional information about the director nominees can be found beginning on page 15

1	Under applicable NYSE and SEC independence standards

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

Board Skills and Demographics

We believe that our directors represent an appropriate and diverse mix of experience and skills relevant to the size and nature of our business. The following matrix reflects the composition, key skills and experience, and demographics of the Board nominees.

Skills and Experience

Executive Leadership	●	●	●	●	●	●	●	●	●	●	●	●	●

Financial Services Industry	●	●	●	●	●	●	●	●	●	●	●	●	●

Financial Reporting/Audit/ Capital Planning	●		●	●	●	●	●	●	●	●	●	●	●

Risk Management	●	●	●	●		●	●	●	●	●	●	●	●

Compliance/Regulatory	●	●	●	●		●	●	●	●	●	●	●	●

Technology/Information Security/Cybersecurity	●	●	●					●		●	●	●	●

Mergers & Acquisitions	●		●	●	●	●	●	●	●		●	●	●

Human Capital Management	●	●	●	●	●	●	●	●		●	●	●	●

Environmental, Social & Governance	●			●	●	●	●	●		●	●	●	●
Board Independence and Committee Membership

Independent	N	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Committee Membership	Exec* Equity	Audit	Risk	Audit C&HR Exec	C&HR* Audit	C&HR N&G	Risk* Audit	Risk	Audit	N&G* Risk Exec	Risk	Audit* C&HR Risk	N&G Risk

Tenure (years)	7	<1	5	14	6	2	16	1	2	16	<1	10	9
Board Demographics

Age	63	53	68	69	74	67	74	59	68	72	60	72	60

Gender	M	M	F	M	M	M	M	M	M	M	M	F	F

Race	White	Black/ White	White	White	White	White	White	White	White	Asian	White	White	White

Veteran	––	––	––	––	––	––	Yes	––	Yes	––	––	––	––

Van Saun Alexander Cumming Hankowsky Higdon Kelly Koch Leary Lillis Subramaniam Swift Watson Zuraitis

* Committee Chair

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

Board Diversity*

Over 53% of our Board represents diverse groups (three women, two people of color and two veterans).

The Board values diverse perspectives and experiences. When reviewing Board and Committee composition, the Nominating and Corporate Governance Committee considers self-identified diverse characteristics of directors and nominees in addition to each person’s background and experience.

As part of its commitment to diversity, the Board requests that any firms engaged in the director search process include individuals from underrepresented groups in its list of potential candidates.

3 WOMEN SERVE ON THE BOARD 2 DIRECTORS ARE RACIALLY DIVERS Board Diversity 66 AVERAGE AGE OF DIRECTORS 7 YEARS AVERAGE TENURE OF DIRECTORS

gender race age 3 23% women 2 15% racially diverse 66 age range: average age of directors 53-74 board tenure 5 <5 years 5 5-10 years 1 11-15 years 2 15+ years 7 years average tenure

* Board diversity statistics effective upon the conclusion of the Annual Meeting when Mr. Hanna leaves the Board.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

Corporate Governance Highlights

Board Independence and Oversight

– All director nominees are independent except for the Chairman who serves as the CEO of the Company

– Non-classified board structure

– Independent Lead Director with formally defined role and responsibilities

– Executive sessions of independent directors held at every regularly scheduled meeting

– Key committees are fully independent (Audit, Risk, Compensation and Human Resources and Nominating and Corporate Governance)

Board Qualifications and Evaluations

– Board skills and experience aligned to strategy

– Board orientation and continuing education program supports ongoing director development

– Board, committee and individual self-assessments conducted annually with an external facilitator

– Board mentoring program and informal feedback sessions with senior management facilitates engagement and deeper understanding of the organization

Board Refreshment and Diversity

– Mandatory retirement age of 75 for directors triggers board refreshment

– Gender and racial diversity represented on the Board

– Diversity of tenure provides balance of historical knowledge and new perspectives

– Diversity of age provides balance of extensive experience and fresh outlooks

– Director recruitment and selection process prioritizes leadership, experience, skills, independence and diversity

Board Practices

– Service on other public company boards limited

– Stock ownership guidelines for directors and executive officers support mandatory stock retention requirements and align directors’ and executives’ interests with those of stockholders

– Annual review of Corporate Governance Guidelines ensures alignment with best practices

– Succession planning discussions for CEO and senior management conducted throughout the year

Board Oversight of Risk

– Board oversight of risk led by the Risk and Audit Committees

– Risk Committee responsible for reviewing and approving the Enterprise Risk Management Governance Framework and ensuring risks are properly managed to the risk appetites set for each material risk category

Stockholder Rights and Engagement

– Annual election of directors with majority vote standard for uncontested elections

– Annual advisory vote on executive compensation

– Capital structure with one vote per common share

– Stockholders have proxy access

– Stockholders have the right to call a special meeting

– No poison pill

– Annual Board review of Charter and Bylaw provisions

– Annual stockholder outreach program with feedback from engagements shared with, and discussed by the Board

Commitment to ESG

– Board oversight of our commitment to ESG matters

– Formal ESG governance structure with cross-functional executive steering committee established in 2020

– Annual corporate responsibility reporting which will be aligned to GRI and SASB in 2021

– Corporate responsibility efforts aligned to Credo and Diversity, Equity and Inclusion program

– Commitment to pay equity

Culture and Ethics

– Code of Business Conduct and Ethics establishes the core standards of ethical conduct for the Company

– Conduct Office overseen by the Audit Committee and provides the Board and Executive Management with an independent and objective view of the Citizen’s conduct risk profile

– Participation in annual McKinsey Organizational Health Index survey

– Strong Diversity, Equity and Inclusion program overseen by the Compensation and Human Resources Committee

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

Corporate Governance Journey

Our commitment to good corporate governance stems from our belief that a strong governance framework strengthens Board and management accountability and creates long-term value for our stockholders. The Board has adopted robust governance practices that support this belief and are foundational to its role in providing effective oversight. Since we became a public company in 2014, the Board has continued to demonstrate its commitment to further good governance practices:

2015 Became fully independent from former parent RBS Group plc Held first Annual Meeting of Stockholders 2017 Established a Conduct Office under the oversight of the Audit Committee 2019 Refreshed Board with two director retirements and appointment of two new directors Implemented proxy access Made public commitment to pay equity 2016 Implemented majority voting for election of directors Established a Board mentoring and engagement program Established an annual institutional shareholder-governance outreach program 2018 Published first Corporate Responsibility Report CDP report made public 2020 Provided stockholders with right to call a special meeting Established Board oversight of ESG Conducted ESG materiality assessment Amended Corporate Governance Guidelines to enhance diversity requirements in selection of directors

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

COMPENSATION HIGHLIGHTS

How Do We Determine Compensation?

•   The Compensation and Human Resources Committee (the “Compensation and HR Committee”) continues to exercise structured discretion in making executive compensation determinations, with decisions informed by the review of a number of qualitative and quantitative performance metrics across various dimensions (including financial and business delivery, customer outcomes, strategic initiatives, human capital, and risk and control) through use of a scorecard.

•   Compensation decisions are also informed by peer data, compensation history, and input from the Compensation and HR Committee’s independent consultant.

•   We believe that reviewing multiple dimensions of performance in determining pay facilitates management’s focus on Company performance overall and mitigates the risk of disproportionate focus on certain elements of performance.

How Do We Pay Our Executives?

•   Executive pay mix is aligned with stockholder interests by delivering 60%-70% of variable compensation in the form of long-term awards.

•   For our CEO, CFO, and the heads of our Consumer and Commercial businesses, 45% of variable compensation overall and nearly two-thirds of long-term awards are granted in the form of performance awards with a three-year performance period.

How Do We Address Risk?

•   The risk performance of our executives is assessed annually by our Chief Risk Officer and the results of that assessment are considered in determining pay.

•   Incentive plan governance requires approval by all control partners for plan changes (including risk, legal, human resources, and finance) and an independent third-party risk review of our plans is conducted every three years (in addition to annual internal review).

•   We maintain a clawback process, through which events having a material adverse impact on the Company are reviewed for potential impact on compensation.

Why Should You Approve our Say-on-Pay Vote?

•   We continue to evaluate our compensation program and related disclosure in light of stockholder feedback and peer and market practice. We introduced relative Total Shareholder Return as a metric for performance stock unit awards granted in March 2020 and have also enhanced our proxy disclosure to provide additional information regarding human capital matters, including pay equity and performance stock unit awards.

•   We believe our compensation program provides an appropriate balance of short-term and long-term compensation designed to align our executives’ interests with those of stockholders.

•   Executive compensation is aligned to performance. 2020 performance year variable compensation for all named executive officers (including Mr. Van Saun) is down -11.1% as compared to 2019, in recognition of COVID-19 and decreased earnings despite our strong relative performance. In addition, Mr. Van Saun’s 2020 performance year total compensation is down -9.5% as compared to 2019 and is also -9.0% below his target total compensation of $9.94 million. In comparison, variable compensation for all colleagues participating in our discretionary bonus program is down -6.3% on average. 2020 performance year compensation is illustrated in “Compensation Matters—Compensation Discussion & Analysis—Section 3. NEO Compensation for the 2020 Performance Year.”

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

COVID-19 Related Compensation Decisions

Our compensation programs have been impacted by the pandemic beyond what was contemplated and addressed through the initial design. Throughout 2020, the Compensation and HR Committee regularly discussed how best to balance and fairly recognize management’s achievements in navigating the pandemic.

One impact of the economic downturn, which was exacerbated by the implementation of the Current Expected Credit Losses (“CECL”) accounting standards amidst the pandemic, was that the 2020-22 targets associated with our executive team’s 2020 performance stock units (“PSUs”) no longer represented the expected performance of our Company over the next three years and were also not in line with market expectations. As a result and because the largest component of our executives’ compensation is awarded in the form of PSUs, our 2020 compensation program no longer provided the appropriate incentive and target compensation levels for senior management.

Following discussion at four regularly scheduled meetings and two additional meetings on this topic over the course of eight months, in December 2020 the Compensation and HR Committee modified the Average Return on Tangible Common Equity and Cumulative Diluted Earnings Per Share targets for 2020 PSUs to be consistent with analyst consensus as of December 15, 2020 and instituted a payout cap of 100% of target (lowered from 150% of target). The revised targets are intended to provide a meaningful incentive for the Company’s leadership team that aligns rewards with stockholder interests. These modifications have been made for all 2020 PSU holders and the awards will not vest until March of 2023 as originally designed.

Our management team has executed well to deliver for stockholders, with Total Shareholder Return of 85% since our September 24, 2014 initial public offering through December 31, 2020, as compared to weighted peer average Total Shareholder Return of 62%.* The Compensation and HR Committee feels confident that the 2020 PSU modifications will help to effectively retain senior management and fairly reward them for their accomplishments in enabling the Company to emerge from this crisis and continue to deliver long-term value to stockholders. Further detail about this modification is discussed in “Compensation Matters—Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Variable Compensation Mix—2020 PSU Modification.”

*	Peer average is market cap weighted and includes CMA, FITB, HBAN, KEY, MTB, PNC, RF, TFC and USB.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

CORPORATE GOVERNANCE MATTERS

PROPOSAL 1

Elect each of the director nominees nominated by the Board to serve until the 2022 annual meeting or until their respective successor is duly elected and qualified.

The Board recommends a vote FOR each of the nominees

Our Certificate of Incorporation or Charter, and Bylaws provide that the Board shall consist of between five and twenty-five directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable only in the case of defaults under the terms of our preferred stock. The Board will fix the exact number of directors from time to time and has fixed the number at 14 until the conclusion of Annual Meeting when Mr. Hanna will retire following which it will decrease to 13. At each annual meeting, directors are elected to hold office for a term of one year expiring at the next annual meeting.

The Board has nominated 13 of the 14 directors currently serving on the Board for election at the Annual Meeting to serve until the 2022 annual meeting or until their respective successors are duly elected and qualified. If any nominee is unable to serve as a director, the Board by resolution may reduce the number of directors or choose a substitute nominee. We are not aware of any nominee who will be unable to or will not serve as a director.

Our Bylaws provide for the election of directors by a majority of the votes cast in an uncontested election. This means that the 13 individuals nominated for election to the Board must receive more “FOR” than “AGAINST” votes (among votes properly cast at the meeting, electronically or by proxy) to be elected. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. There is no cumulative voting. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. If the election of directors is a contested election, directors are elected by a plurality of the votes cast.

Our Bylaws also provide that directors may be removed, with or without cause, by an affirmative vote of shares representing a majority of the outstanding shares then entitled to vote at an election of directors. Any vacancy occurring on our Board and any newly created directorship may be filled only by a vote of a majority of the remaining directors in office.

Biographical information about the nominees for director, including information about their qualifications to serve as a director, is set forth below.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Nominees

Bruce Van Saun Chairman and Chief Executive Officer, Citizens Financial Group, Inc. Age: 63 Director Since: 2013 Committees: Executive (Chair); Equity

Experience, Skills and Qualifications

•  Executive in the financial services industry with over 30 years experience

•  Extensive financial background and service on the boards of other public companies

•  Additional role as our Chief Executive Officer brings management’s perspective to Board deliberations and provides valuable information about the status of day-to-day operations

Background

Mr. Van Saun joined the Company as Chairman and CEO in October 2013 and also serves on the board of our primary subsidiary Citizens Bank, N.A. (“CBNA”). He previously served as The Royal Bank of Scotland Group plc Finance Director and was a member of its board of directors (from 2009 to 2013).

From 1997 to 2008, Mr. Van Saun held a number of senior positions with The Bank of New York Mellon, including Vice Chairman and Chief Financial Officer. Earlier in his career, he held senior positions with Deutsche Bank, Wasserstein Perella Group and Kidder Peabody & Co. Mr. Van Saun currently serves on the board of directors of Moody’s Corporation (since 2016). He also serves on the boards of the Federal Reserve Bank of Boston (since January 2019) and the Bank Policy Institute (since October 2018). He is a member of The Clearing House supervisory board (since 2013), and serves on the boards of Jobs for Massachusetts and the Partnership for Rhode Island. Previous directorships held by Mr. Van Saun in both the United Kingdom and United States include Lloyds of London (from 2012 to 2016), the Federal Advisory Council (from 2016 to 2018) and the National Constitution Center (from 2015 to January 2019).

Mr. Van Saun received a B.S. in Business Administration from Bucknell University in 1979 and an M.B.A. in Finance and General Management from the University of North Carolina in 1983.

Lee Alexander Executive Vice President And Chief Information Officer, The Clearing House Age: 53 Director Since: 2021 Committees: Audit

Experience, Skills and Qualifications

•  Extensive technology expertise with over 25 years of international management experience in the technology and financial services sectors

•  Experience in cyber security and incident response as Chief Information Officer, and Head of the Technology Group at the Federal Reserve Bank of New York (“FRBNY”)

Background

Mr. Alexander joined the Board on February 1, 2021. He currently serves as the Executive Vice President and Chief Information Officer for The Clearing House (since April 2018) and is responsible for directing and coordinating all technology and operations across the company. Prior to joining The Clearing House, Mr. Alexander was Executive Vice President, Chief Information Officer, and Head of the Technology Group at the FRBNY (from 2012 to 2018), where he also served on the Bank’s Management Committee. Before being named Head of the Technology Group and CIO, Mr. Alexander led the Bank’s application development efforts, and was instrumental in the development of a Bank and System-wide architecture and for the development and completion of the Fedwire modernization project. Mr. Alexander also serves on the board of our primary subsidiary CBNA.

Mr. Alexander holds a B.Sc. in Computing Science and an M.B.A. from the University of Glasgow in Scotland.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Christine M. Cumming Retired First Vice President and Chief Operating Officer, Federal Reserve Bank of New York Age: 68 Director Since: 2015 Committees: Risk

Experience, Skills and Qualifications

•  Seasoned bank regulatory executive with over 35 years at the Federal Reserve Bank of New York (“FRBNY”), including serving as First Vice President and Chief Operating Officer

•  Extensive background in risk management, technology, monetary policy and bank supervision

•  Experience in crisis management as chair of the Cross-Border Crisis Management Group for the Resolution Steering Group of the G-20’s Financial Stability Board

Background

Until her retirement in 2015, Ms. Cumming was First Vice President of the FRBNY, its second highest ranking officer, and served as its Chief Operating Officer, as well as an alternate voting member of the Federal Open Market Committee.

Previously, Ms. Cumming was Executive Vice President and Director for the Research and Market Analysis Group and senior vice president for the Bank Supervision Group responsible for the Bank Analysis and Advisory and Technical Services Functions. She also chaired the Cross-Border Crisis Management Group, which coordinated recovery and resolution planning for large, global financial institutions for the Resolution Steering Group of the G-20’s Financial Stability Board.

Ms. Cumming currently serves on the board of American Family Insurance Mutual Holding Company (since 2016), and MIO Partners, Inc. (since February 2018). She previously served on the board of the Financial Accounting Foundation, completing her single five-year term in December 2020. Ms. Cumming teaches part time at Columbia University. She also serves on the board of our primary subsidiary CBNA.

Ms. Cumming holds both a B.S. and Ph.D in economics from the University of Minnesota.

William P. Hankowsky Former Chairman, President and Chief Executive Officer, Liberty Property Trust Age: 69 Director Since: 2006 Committees: Audit; Compensation and HR; Executive

Experience, Skills and Qualifications

•  Extensive business and management expertise, particularly in the real estate sector from service as Chief Executive Officer of Liberty Property Trust and President of the Philadelphia Industrial Development Corporation

•  Experience serving on the boards of other public companies and numerous non-profit entities

Background

Mr. Hankowsky was the Chairman, President & CEO of Liberty Property Trust until February 2020. He joined Liberty in January 2001 as Chief Investment Officer and was responsible for refining the company’s corporate strategy and investment process. In 2002, he was named President, and in 2003, was appointed Chief Executive Officer and elected Chairman of Liberty’s board of trustees.

Prior to joining Liberty, Mr. Hankowsky served for 11 years as President of the Philadelphia Industrial Development Corporation. Mr. Hankowsky currently serves on the boards of the Delaware River Waterfront Corporation, Greater Philadelphia Chamber of Commerce, Philadelphia Convention and Visitors Bureau, Pennsylvania Academy of the Fine Arts, Philadelphia Shipyard Development Corporation and the Philadelphia Foundation. He is also a Senior Advisor to the Alterra Property Group. He previously served on the board of Aqua America (NYSE:WTR) (from 2004 to 2019). Mr. Hankowksy also serves on the board of our primary subsidiary CBNA.

Mr. Hankowsky received a B.A. in economics from Brown University.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Leo I. (“Lee”) Higdon Past President, Connecticut College Age: 74 Director Since: 2014 Committees: Compensation and HR (Chair); Audit

Experience, Skills and Qualifications

•  Experienced executive in the financial services industry, including serving as Managing Director and Vice Chairman of Salomon Brothers Inc.

•  Service on the boards of other public companies, including as non-executive Chairman of Encompass Health Corporation and as lead director of Eaton Vance Corporation

•  Experience in academic institutions, including as Past President of Connecticut College, Dean of the Darden Graduate School of Business Administration at the University of Virginia

Background

Mr. Higdon was the President of Connecticut College from 2006 to 2013. He was the President of the College of Charleston from 2001 to 2006. Prior to that, he was the President of Babson College and the Dean of the Darden Graduate School of Business Administration at the University of Virginia. He spent over 20 years at Salomon Brothers Inc., holding various positions, including Managing Director and Vice Chairman.

Mr. Higdon serves on the board of Encompass Health Corporation (since 2004) where he is currently the non-executive Chairman. He previously served on the board of Eaton Vance Corporation (from 2000 to March 1, 2021) where he was also lead director. He serves on the board of Charleston Symphony Orchestra (since August 2016). Mr. Higdon also serves on the board of our primary subsidiary CBNA.

Mr. Higdon received a B.A. in history from Georgetown University and an M.B.A. in Finance from the University of Chicago.

Edward J. (“Ned”) Kelly III Former Chairman, Institutional Clients Group, Citigroup, Inc. Age: 67 Director Since: 2019 Committees: Compensation and HR; Nominating & Corporate Governance

Experience, Skills and Qualifications

•  Extensive experience in the financial services industry in various roles including Vice Chairman, Chief Financial Officer at Citigroup, Inc. and General Counsel at J.P. Morgan

•  Service on the boards of other public companies including MetLife and CSX Corporation

Background

Mr. Kelly joined our Board on February 1, 2019. Until his retirement in 2014, he was Chairman of Citigroup Inc.’s Institutional Clients Group. He previously served as Chairman of Global Banking from April 2010 to January 2011, and as Vice Chairman of Citigroup from July 2009 to April 2010. He also served as Citigroup’s Chief Financial Officer during 2009, and was previously head of Global Banking and President and Chief Executive Officer of Citi Alternative Investments.

Mr. Kelly currently serves on the board of MetLife (since 2015) and was chairman of the board of directors at CSX Corporation until January 2019. He previously served on the board of XL Catlin (from 2014 to 2018). He also serves on the board of our primary subsidiary CBNA.

Mr. Kelly joined Citigroup in 2008 from The Carlyle Group, a private investment firm, where he was a managing director. Prior to joining Carlyle in 2007, he was a Vice Chairman at PNC Financial Services Group following PNC’s acquisition of Mercantile Bankshares Corporation in 2007. He was Chairman, Chief Executive and President of Mercantile from 2003 to 2007. Before Mercantile, he was at J.P. Morgan where he held various positions including General Counsel and Secretary and managing director within J.P. Morgan’s investment banking business. Prior to joining J.P. Morgan, Mr. Kelly was a partner at the law firm of Davis Polk & Wardwell, where he specialized in matters related to financial institutions.

Mr. Kelly received his J.D. from the University of Virginia School of Law in 1981 and A.B. from Princeton University in 1975.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Charles J. (“Bud”) Koch Retired Chairman, President and Chief Executive Officer, Charter One Financial Age: 74 Director Since: 2004 Committees: Risk (Chair); Audit

Experience, Skills and Qualifications

•  Veteran executive in the financial services industry, particularly in the retail banking sector, including position as Chief Executive Officer of Charter One Financial

•  Regulatory experience from service on the board of the Federal Home Loan Bank (“FHLB”) of Cincinnati

•  Experience serving on the boards of other public companies and academic institutions

Background

Mr. Koch is the retired Chairman and Chief Executive Officer of Charter One Financial and its subsidiary Charter One Bank (“Charter One”). He served as Charter One’s Chief Executive Officer from 1987 to 2004 and as its Chairman from 1995 to 2004, when the bank was acquired by The Royal Bank of Scotland Group plc. Mr. Koch serves on the board of our primary subsidiary CBNA. He also served on the board of directors of our former affiliate, The Royal Bank of Scotland Group plc (from 2004 to 2009).

Mr. Koch previously served on the Board of Assurant Inc. (from August 2005 to May 2020). He was a director of the FHLB of Cincinnati (from 1990 through 2018) and was Chairman of the board from 2005 to 2006. His long tenure on the FHLB of Cincinnati board was interrupted twice, for a total of three years, due to term limitations. Mr. Koch serves as a trustee of Case Western Reserve University, and served as its Chairman of the board from 2008 to 2012. He is also a past Chairman of the board of John Carroll University.

Mr. Koch is a graduate of Lehigh University with a B.S. in Industrial Engineering and earned an M.B.A. from Loyola College in Baltimore, Maryland.

Robert G. Leary Former Chief Executive Officer, The Olayan Group Age: 59 Director Since: 2020 Committees: Risk

Experience, Skills and Qualifications

•  Extensive investment and leadership experience with over 30 years in the financial services industry

•  Expertise in business transformation and mergers and acquisitions

Background

Mr. Leary was Chief Executive Officer of The Olayan Group, a global investment firm, from May 2017 until July 2019. Prior to joining The Olayan Group, he served as CEO of Nuveen, a U.S.-based investment management firm that was acquired in 2014 by Teachers Insurance & Annuity Association – College Retirement Equities Fund (“TIAA-CREF”). Mr. Leary joined TIAA-CREF in 2013 and was instrumental in the acquisition and invigoration of Nuveen as well as its integration with TIAA-CREF’s pre-existing asset management business.

Mr. Leary began his career as an associate at the law firm of White & Case in New York and in 1989 opened that firm’s office in Saudi Arabia. He then moved into the financial services arena with leadership roles at J.P. Morgan & Co. and AIG Financial Products, and as CEO of ING Investment Management Americas and ING Insurance U.S. Mr. Leary currently serves on the board of Intact Financial Corporation, a major insurer publicly listed in Canada, and the board of the non-profit National Forest Foundation, an organization that helps conserve and protect U.S. national forests. He also serves on the board of our primary subsidiary CBNA.

Mr. Leary holds a bachelor’s degree in political science from Union College and a law degree from Fordham University, both located in New York State.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Terrance J. Lillis Retired Chief Financial Officer, Principal Financial Group, Inc. Age: 68 Director Since: 2019 Committees: Audit

Experience, Skills and Qualifications

•  Seasoned executive with 35 years experience in the financial services industry

•  Prior service as Executive Vice President and Chief Financial Officer of Principal Financial Group, Inc.

•  Experience in capital allocation, portfolio management and strategic transactions

Background

Mr. Lillis joined our board on February 1, 2019. Until his retirement in 2017, he was the Chief Financial Officer of Principal Financial Group, Inc. He joined Principal in 1982 as an actuarial student and held various senior actuarial, risk management and product-pricing roles through 2008 when he was appointed Chief Financial Officer.

Mr. Lillis currently serves on the Board of American Enterprise Mutual holding Company (since May 2020). He also serves on the Mercy Medical Center Board of Directors and the Command and General Staff College Foundation Board of Trustees. He is Chair of the Simpson College Board of Trustees and serves as Trustee for the Diocese of Southwest Iowa. Mr. Lillis also serves on the board of our primary subsidiary CBNA. He is a member of the American Academy of Actuaries and a Fellow of the Society of Actuaries.

Mr. Lillis received a bachelor’s degree from Simpson College after serving in the U.S. Army in the Republic of Korea and an M.S. degree in actuarial science from the University of Iowa in 1982.

Shivan Subramaniam Retired Chairman and Chief Executive Officer, FM Global Age: 72 Director Since: 2005 Lead Director Committees: Nominating & Corporate Governance (Chair); Risk; Executive

Experience, Skills and Qualifications

•  Extensive business and management expertise, including serving as Chairman and Chief Executive Officer of FM Global

•  Expertise in the Insurance sector with over 40 years industry experience

•  Service on the boards of directors of FM Global, Lifespan Corporation and LSC Communications

Background

Mr. Subramaniam was Chairman of Factory Mutual Insurance Company, a commercial and industrial property insurer from 2002 until December 2017 and retired from the board in April 2018. He also served as President and Chief Executive Officer from 1999 until his retirement at the end of 2014. Previously, he served as Chairman and Chief Executive Officer at Allendale Insurance, a predecessor company of FM Global. Elected president of Allendale in 1992, he held a number of senior-level positions in finance and management after joining the company in 1974.

Mr. Subramaniam serves on the board of directors of LSC Communications (since October 2016) and Lifespan Corporation (since December 2006). He is also a director of the Rhode Island Public Expenditure Council. Mr. Subramaniam also serves on the board of our primary subsidiary CBNA.

Mr. Subramaniam received a bachelor’s degree in mechanical engineering from the Birla Institute of Technology, Pilani, India, and two master’s degrees—one in operations research from the Polytechnic at New York University, and another in management from the Sloan School of Management at the Massachusetts Institute of Technology.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Christopher J. Swift Chairman and Chief Executive Officer, The Hartford Financial Services Group, Inc. Age: 60 Director Since: 2021 Committees: Risk

Experience, Skills and Qualifications

•  Seasoned executive with 35 years experience in the insurance industry

•  Extensive background and experience in global restructuring and mergers and acquisitions

•  Service as Chairman and CEO of The Hartford and on numerous industry associations and academic institutions

Background

Mr. Swift joined the Board on February 1, 2021. He currently serves as chairman and chief executive officer of The Hartford Financial Services Group, Inc., a national leader in property & casualty insurance, group benefits and mutual funds. Mr. Swift joined The Hartford in March 2010 as Executive Vice President and Chief Financial Officer before being appointed as Chief Executive Officer in 2014 and Chairman in 2015. Prior to joining The Hartford, he held senior leadership and finance roles at American International Group (from 2003 to 2010). He began his career as a certified public accountant at KPMG LLP focused on financial services and was eventually appointed head of the Global Insurance Industry Practice.

Mr. Swift is on the executive committee and the board of directors of the American Property Casualty Insurance Association. He is also a member of The Business Council, Chief Executives for Corporate Purpose, Council on Foreign Relations, and The Geneva Association. He also serves on the board of our primary subsidiary CBNA.

Mr. Swift holds a bachelor’s degree in accounting from Marquette University, where he is also a trustee.

Wendy A. Watson Retired Executive Vice President, Global Services, State Street Bank & Trust Company Age: 72 Director Since: 2010 Committees: Audit (Chair); Compensation and HR; Risk

Experience, Skills and Qualifications

•  Experienced executive in the financial services industry and extensive financial background, including serving as Executive Vice President, Global Services for State Street Bank & Trust Company

•  Fellowship with the National Association of Corporate Directors and credentials as a CPA and Certified Fraud Examiner

•  Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization

Background

Until her retirement in 2009, Ms. Watson was the Executive Vice President, Global Services for State Street Bank & Trust Company which she joined in 2000. Prior to that, she was with the Canadian Imperial Bank of Commerce where she served as Head of the Global Private Banking and Trust business and President & Chief Executive Officer, CIBC Finance. She also served as Chief Information Officer and as Head of Internal Audit for Confederation Life Insurance Company in Toronto.

Ms. Watson serves as a director of the Independent Order of the Foresters Life Insurance Company (since 2013) and MD Private Trust, a subsidiary of MD Financial Holdings (since 2015). She previously served on the boards of MD Financial Holdings (CMA Holdings) Canada and DAS Canada Insurance Company, a subsidiary of Munich Re (from 2010 to 2018). She serves on the Community Service Committee of Boston Children’s Hospital and the Advisory Board of Empathways. Ms. Watson also serves on the board of our primary subsidiary CBNA.

Ms. Watson is a magna cum laude graduate of McGill University in Montreal with a Bachelor of Commerce degree with majors in Accounting and Law.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Marita Zuraitis Director, President and Chief Executive Officer, Horace Mann Educators Corporation Age: 60 Director Since: 2011 Committees: Nominating & Corporate Governance; Risk

Experience, Skills and Qualifications

•  Seasoned executive in the financial services industry including experience as Chief Executive Officer of Horace Mann Educators Corporation

•  Expertise in the Insurance sector with over 30 years industry experience

•  Service on the boards of other companies and academic institutions

Background

Ms. Zuraitis is Director, President and Chief Executive Officer of Horace Mann Educators Corporation. Prior to joining Horace Mann in May 2013, she served as Executive Vice President and a member of the Executive Leadership Team for The Hanover Insurance Group, Inc. While at The Hanover Insurance Group, Ms. Zuraitis served as President, Property and Casualty Companies, a position she held since 2004. Previously, she was President and Chief Executive Officer, Commercial Lines for The St. Paul Travelers Companies.

Ms. Zuraitis serves as a member of the board of trustees for the American Institute for Chartered Property and Casualty Underwriters, and has been a member of the executive and the compensation committees since 2009, currently serving as vice chair. She also serves on the board of directors of our primary subsidiary CBNA. Ms. Zuraitis is a past chair of the board of trustees for NCCI Holdings, Inc., a provider of workers’ compensation data analytics and a past member of the board of Worcester Academy in Worcester, Massachusetts.

Ms. Zuraitis is a graduate of Fairfield University.

BOARD GOVERNANCE AND OVERSIGHT

The following sections provide an overview of our board governance structure and processes including how we select directors and consider their independence and key aspects of our Board operations and oversight, all of which provide a strong governance framework that supports the Board in discharging its duties.

Corporate Governance Guidelines, Committee Charters and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines which outline the Board’s expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance Guidelines are reviewed annually and address:

✓	The Board’s role and responsibilities including the corporate strategy, risk management, succession planning, annual evaluation and director compensation

✓	Board structure and composition including size, independence, leadership and committee structure and responsibilities

✓	Nomination and selection of directors

✓	Board membership requirements including stock ownership, participation on other boards, conflicts of interest, orientation and education, term limits, tenure and mandatory retirement age for directors

✓	Board operations including executive sessions of independent directors and access to management and independent advisors

Our Corporate Governance Guidelines are available on the corporate governance section of our website at www.citizensbank.com/investor-relations.

The charters for each of the Audit, Compensation and HR, Nominating and Corporate Governance, Risk and Executive Committees are also available on the corporate governance section of our website at www.citizensbank.com/investor-relations.

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Our Board has also adopted a Code of Business Conduct and Ethics (the “Code”), which sets forth key guiding principles concerning ethical conduct and is applicable to all of our directors, officers and employees. The Code addresses, among other things, conflicts of interest, protection of confidential information and compliance with laws, rules and regulations, and describes the process by which any concerns about violations should be reported.

The Code is available on the corporate governance section of our website at www.citizensbank.com/investor-relations. You may also obtain a copy, free of charge, by writing to our Corporate Secretary at 600 Washington Boulevard, Stamford, Connecticut 06901. Any amendments to the Code, or any waivers of its requirements, will be disclosed on our website.

Board Selection, Nomination and Refreshment

Our Board has delegated responsibility for the review and recommendation of director nominees to the Nominating and Corporate Governance Committee. Upon the Nominating and Corporate Governance Committee’s recommendation, a slate of directors is nominated by the Board and submitted to a stockholder vote annually. The Nominating and Corporate Governance Committee will also review and recommend candidates for the Board as vacancies or newly created positions occur.

EvaluateCandidates meet with the Nominating and Corporate Governance Committee. In their evaluation, the Committee looks for candidates to join the Board who:Have demonstrated leadership Have relevant background, experience and key skills Are financially literate Have risk management experience and other business experience and acumen Exhibit independent thought and judgement Have time availability and commitment RecommendThe Nominating and Corporate Governance Committee recommends candidates for Board and committee membership. Recommendations are based on:The candidates qualifications (including their independence taking into account any enhanced independence and expertise standards that may be required under law, regulation, or New York Stock Exchange guideline) The candidates performance and professional responsibilities The Board's collective skills and expertise, background and experience, and diversity, considering characteristics such as age, gender, race and ethnicityReviewThe Nominating and Corporate Governance Committee re-nominates directors annually. As part of the re-nomination process, the Committee considers each directors performance and reassesses their independence and expertise. The Committee also periodically reviews the composition of the Board and its committees in light of the current challenges and needs of the Board and the Company. In doing so, it considers each director's skills, expertise and experience and diverse characteristics as well as that of the Board as a whole. The most qualified candidates are sought for all open board positions based on the required criteria above. In addition, the Board values diverse perspectives and qualities and the Committee will consider self-identified diverse characteristics of directors and nominees in addition to each persons background and experience when recommending candidates for election to the Board, re-nominating current directors and reviewing Board and committee composition. Any firms engaged in the director search process are requested to include diverse individuals in its list of potential candidates.

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When reviewing the Board and committee composition during succession planning and in the recruitment and evaluation of directors, the Nominating and Corporate Governance Committee considers the skills and experience represented by the Board as a whole. The key skills and number of directors represented on our Board with each are outlined below.

Executive Leadership Experience operating in an executive leadership position demonstrates the abilities required to understand and direct business operations, analyze risk, manage human capital, oversee implementation of organizational change and deliver strategic plans. Financial Services IndustryUnderstanding the products and services we offer, our competitive environment and the regulatory framework in which we operate gives directors the ability to challenge and guide management, effectively overseeing the operation of our business and implementation of our strategic plan. Financial Reporting/Audit/Capital PlanningAn understanding of financial reporting structures and internal controls to ensure accuracy and transparency in reporting, coupled with the ability to understand capital market transactions and strategic capital plans allows for robust challenge and oversight. Risk ManagementRisk is inherent in the operation of our business. Having directors with experience and expertise in risk management allows the Board to provide challenge and guidance in its independent oversight of the design and implementation of the Companys risk management framework.Compliance/RegulatoryOperating in a heavily regulated industry, we value directors with legal and/or regulatory expertise as it assists the Boards understanding of the applicable requirements and how they pertain to the Company.Technology/Information Security/CybersecurityTechnology is critical to all aspects of our business operations from delivery of our products and services to our customers, to making investments, to maximizing our human capital, and to delivering key strategic initiatives. As a financial services company with reliance on technology, we are exposed to information and cybersecurity risk on an ongoing basis. We value directors with technology, information security and/or cybersecurity expertise.Mergers and Acquisitions Experience of mergers and acquisitions is valuable in making strategic decisions and executing them effectively. Having directors with this experience assists in the strong execution of mergers and acquisitions.Human Capital Management Directors with an understanding of the impact of a companys employees and culture on productivity as well as experience in talent management and mobilizing strategic organizational change provide valuable insight to the Board and management.Environmental, Social & Governance We demonstrate our commitment to the communities in which we do business by serving our customers well, managing our operations responsibly, building a diverse culture and providing a great place for colleagues to work. Experience in ESG matters will help us deliver on the different dimensions of our corporate responsibility strategy.13/13 13/13 12/13 10/13 12/13 8/13 11/13 11/13 10/13

New candidates may be identified to serve on the board of directors through recommendations from independent directors or members of management, search firms or other sources, and stockholders. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, interviews with the Committee as a whole, one or more members of the Committee, or one or more other Board members, and discussions within the Committee and the full Board.

The Board anticipates that three directors, starting with Mr. Hanna, will leave the Board over the next three years given mandatory retirement age considerations under our Corporate Governance Guidelines. In conjunction with the Board’s succession plans, two new directors, Mr. Alexander and Mr. Swift, were recently appointed to the Board. To assist the Board in identifying and evaluating potential new Board members, the Board engaged a highly regarded leadership consulting firm, Spencer Stuart which provided a slate of candidates based on the

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criteria outlined. After a review of a range of highly qualified candidates, the Nominating and Corporate Governance Committee submitted its recommendation to nominate Mr. Alexander and Mr. Swift, both of whom joined the Board effective February 1, 2021.

Any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Corporate Secretary, 600 Washington Boulevard, Stamford, Connecticut 06901. Stockholders must propose nominees for consideration by the Nominating and Corporate Governance Committee in accordance with the procedures and other requirements set forth in our Bylaws. See “Information for Stockholders—2022 Annual Meeting and Stockholder Proposals.”

Director Independence

Our Board utilizes the Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) criteria to determine our director independence. Under the NYSE rules, the Board also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with the Company, including the potential for conflicts of interest. In addition, the Board considers whether the Company or one of its subsidiaries has a lending relationship, deposit relationship, or other banking or commercial relationship with a director, an immediate family member, or an entity with which the director or a family member is affiliated by reason of being a director, an officer or a significant stockholder thereof. Any such relationship must meet the following criteria: (i) it must be in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and (ii) with respect to extensions of credit by the Company or its subsidiaries to such entity: (a) such extensions of credit have been made in compliance with applicable law, including Federal Reserve Regulation O and Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (b) no event of default has occurred and is continuing beyond any period of cure.

To assist the Board in its determination of director independence, the Nominating and Corporate Governance Committee annually evaluates each prospective and incumbent director using the foregoing standards and other factors as the Nominating and Corporate Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence or non-independence of each person. As a part of this evaluation process, the Nominating and Corporate Governance Committee considers all relevant facts and circumstances and, in particular, the independence requirements of the SEC and NYSE. Banking with the Company or any of its subsidiaries (including deposit, investment, lending, fiduciary) that are conducted in the ordinary course of business on substantially the same terms and conditions as are otherwise available to non-affiliated customers for comparable transactions are not considered material in determining independence.

We have determined that each of Mr. Alexander, Ms. Cumming, Mr. Hankowsky, Mr. Hanna, Mr. Higdon, Mr. Kelly, Mr. Koch, Mr. Leary, Mr. Lillis, Mr. Subramaniam, Mr. Swift, Ms. Watson and Ms. Zuraitis is an independent director within the meaning of the applicable rules of the SEC and NYSE. In addition, we have determined each committee member meets the independence requirements within the meaning of the applicable rules of the SEC and NYSE for the committees on which they serve. Our Board has also determined that each of Ms. Watson, Mr. Hankowsky, Mr. Hanna, Mr. Higdon, Mr. Koch and Mr. Lillis is an audit committee financial expert within the meaning of the applicable rules of the SEC and NYSE. For further information see “Corporate Governance Matters—Board Governance and Oversight—Committees of the Board.”

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KEY RESPONSIBILITIES OF THE LEAD DIRECTOR FACILITATOR Presides at Board and stockholder meetings where the Chairman is not present, including executive sessions of the independent directors Serves as a liaison, facilitating communication between independent directors and the Chairman Provides advice and guidance to the Chairman on board leadership, executive management and corporate strategy matters COLLABORATOR Reviews and approves agendas/agenda planners and materials for Board meetings in coordination with the Chairman, adding items to the agenda as appropriate Calls meetings of the independent directors as required Communicates with major stockholders and regulators upon request INDEPENDENT ADVOCATE Independent advocate and ensures accountability to investors when potential conflicts of interest arise between management and investors COMMUNICATOR Discusses with the CEO, together with the Chair of the Compensation and HR Committee, the results of the Boards annual evaluation of the CEOs performance

Board Leadership

Our Chief Executive Officer shall serve as Chairman of the Board, while an independent director serves as Lead Director. The Board’s view is that having a combined Chairman and Chief Executive Officer enables it to:

➢   provide efficient and effective governance and leadership to the Company;

➢   be apprised of current risks and issues that may impact the Company in a timely manner; and

➢   present a single point of leadership to all Company stakeholders.

Accordingly, the Board has determined that a combined Chairman and Chief Executive Officer position, with an independent Lead Director, is the most appropriate Board leadership structure for the Company.

The Board periodically reviews its leadership structure in light of the composition of the Board, the needs of the Company and its stockholders, peer company practices, and other factors and retains the flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any manner that serves the best interests of the Company.

The Lead Director is an independent director designated by the Board, based on the recommendation of the Nominating and Corporate Governance Committee. Currently, Mr. Van Saun serves as our Chairman of the Board and Chief Executive Officer and Mr. Subramaniam serves as our Lead Director.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our Board held 14 meetings during fiscal 2020. Every member attended at least 75 percent of the Board and committee meetings on which the member sits. All directors are expected to attend our annual meetings and the 13 directors who served during 2020, including Mark Casady who left the Board at the conclusion of the meeting, attended the annual meeting held on April 23, 2020.

Executive Sessions of our Non-Employee Directors

The Company’s non-employee directors, who are all independent, participate in regularly scheduled executive sessions in which management does not participate. In addition, each of the Board committees, which are comprised solely of independent directors, hold regularly scheduled executive sessions. Our Lead Director, Mr. Subramaniam, presides at each executive session of the Board. Interested persons may make their concerns known directly to Mr. Subramaniam, his successor or the non-employee directors as a group by submitting their written correspondence to the Company’s Corporate Secretary located at 600 Washington Boulevard, Stamford, Connecticut 06901. The Corporate Secretary may facilitate such direct communication to the Lead Director or the non-employee directors as a group by reviewing, sorting and summarizing such communications.

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The Nominating and Corporate Governance Committee reviews the self-assessment process annually and approves the form of evaluation. SELF-ASSESSMENT QUESTIONNAIRE An external facilitator is engaged and the questionnaire is distributed to the Board, each of the committees and individual directors. QUESTIONNAIRE COMPLETED Each director completes the questionnaire providing their feedback. INDIVIDUAL DISCUSSIONS External facilitator holds interview with each director to expand on the questionnaires. RESULTS COMPILED Results are anonymously compiled by the external facilitator. REVIEW OF RESULTS Results are discussed with the Chairman, the Lead Director and the Nominating and Corporate Governance Committee Chair. RESULTS PRESENTED Results are presented to the Board and each of its committees and action plans are developed. ACTIONS Action plans inform agenda planning and are used to enhance current practices and Board operations MONITORING The Nominating and Corporate Governance Committee monitors the completion of action plans throughout the year. Strategy Culture Roles & Relationship with Membership & Responsibilities Management Structure Subjects Considered as Part of the Evaluation Process Include:

Board, Committee and Director Evaluations

The Board, led by the Nominating and Corporate Governance Committee, conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Under each committee’s charter, the committee evaluates and assesses its performance, skills and resources required to meet its obligations under its charter at least annually. In addition, all directors complete a self-evaluation. At least every three years, an independent third party is used to conduct the Board and committee evaluations.

Results of the evaluations are then presented to the Board and its committees and used to determine actions designed to enhance the operations of the Board and its committees going forward. Periodically, the Board will also complete peer evaluations. The results of all peer evaluations are reviewed by the Chairman, Lead Director and Chair of the Nominating and Corporate Governance Committee and each director receives a copy of their individual report.

Board Education

Each of our Board members participates in an annual training and continuing education program which includes both full board training and board committee training. Management incorporates director input to develop an annual schedule that covers a broad range of topics to enhance and strengthen the skills, knowledge and competencies of directors, both individually and collectively. Topics covered during 2020 included cybersecurity, regulatory developments, industry trends, consumer compliance and anti-money laundering. The program encompasses presentations from internal and external speakers as well as site visits to key locations and regular meetings with management. In addition, directors are encouraged to avail themselves of educational programs offered through recognized independent providers.

Board’s Role in Strategy

The Board is responsible for guiding and ultimately approving the strategic direction of the Company and overseeing execution of the Company’s strategic plan. Every year the Board holds an offsite meeting dedicated to reviewing the Company’s long-term strategy which includes detailed discussions with management, investors, securities analysts and industry experts. In addition, the Board assesses the Company’s strategic, competitive and financial performance at each of its meetings to ensure continued alignment with the long-term strategy. The Company’s strategy of investing in the end-to-end digitization of the bank, strengthening fee-based businesses and expanding its solutions and capabilities over the past six years has positioned it for the future and placed it on the front foot when facing the challenges arising from the COVID-19 pandemic. During its 2020 strategy session, the Board evaluated the Company’s strategy in the context of the current economic environment and longer-term challenges and will continue to guide the Company through disciplined execution of its strategic plan.

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Board’s Role in Risk Oversight

The Board is responsible for oversight of the Company’s internal controls and risk management framework. This oversight includes evaluation of management’s systems of internal control, financial reporting and public disclosure, confirming the accuracy and completeness of financial results, reviewing and approving the Company’s enterprise-wide risk management governance framework and ensuring that risks to the Company are properly managed. A key element of Citizens enterprise-wide risk management governance framework is building and maintaining a strong risk management culture throughout the Company, a culture that is foundational to delivering the best possible banking experience for our customers and providing a great workplace for our colleagues.

The Board has delegated certain risk oversight duties to the Risk Committee, and with respect to financial controls, the Audit Committee, but each of the Board’s committees have risk oversight responsibilities and the Board receives independent reports from each of its key committees at its meetings.

BOARD OF DIRECTORS Nominating & Corporate Governance Committee Compensation & HR Committee Audit Committee Risk Committee Oversees design, implementation and operation of the enterprise-wide risk management governance framework which sets standards for the identification, assessment, monitoring and control of material risks and related governance. Reviews and, as it deems appropriate, recommends to the Board the design and implementation of the Companys risk strategy and policy, risk appetite framework and specific risk appetites and limits. Serves as primary point of contact between the Board and management committees that have responsibility for risk management. Both the Risk and Audit Committees have oversight of the management of our cybersecurity risk. Regular reporting on cybersecurity and cyber threats as they continue to evolve is provided to both committees and the Board. Oversees evaluation of systems of internal control, financial reporting and public disclosure. Reviews the accuracy and completeness of financial results. Oversees our Conduct Office, which monitors colleague behavior in relation to our Code of Business Conduct and Ethics, Sales Practices and other key policy considerations. Evaluates executive performance and reviews and approves executive compensation. Oversees and reviews compensation policies and practices, including an annual review of director compensation with assistance from its independent consultant and with any changes also approved by the Nominating and Corporate Governance Committee and the Board. Oversees talent management and succession planning at the executive level and for the organization overall, as well as the Companys Diversity, Equity and inclusion program. Oversees governance practices, independence and effectiveness of the Board. Oversees the Companys commitment to environmental, social and governance matters. Oversees the development and implementation of the board annual training and continuing education program.

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Cybersecurity Risk Oversight

Both the Risk and Audit Committees have oversight of the management of our cybersecurity risk. The Audit Committee is responsible for overseeing our cybersecurity program under its risk oversight responsibilities as it relates to financial controls. The Risk Committee is responsible for oversight of management of cybersecurity risk consistent with the Company’s enterprise-wide risk management governance framework. Regular reporting on cybersecurity is provided to both committees as well as the Board.

COVID-19 Risk Oversight

During 2020, the Board took additional actions to ensure effective oversight of the Company’s management of the COVID-19 crisis and its resulting risks encompassing all aspects of the Company’s operations and stakeholders. In responding to the crisis, the Board’s oversight included management of risk associated with the health and safety of our customers and colleagues, provision of financial support to our customers and communities, the administration of the U.S. government’s Paycheck Protection and Small Business Administration programs, management of human capital, supply chain, fraud, cyber and technology, and capital allocation and management.

Actions taken at the peak of the crisis included holding weekly Board meetings with key members of management and two additional meetings of the Risk Committee. The additional meetings provided the Board with updates on issues and actions related to the pandemic and the Company’s response. Monitoring the risks associated with the ongoing COVID-19 pandemic continues to be a key focus of the Board’s risk oversight activity which includes discussion of macro-economic assumptions affecting models and credit risk management in addition to understanding, evaluating and monitoring new risks arising as the way of life and working adjusts to a new normal and presents different challenges and opportunities.

Committees of the Board

Our Board has six standing committees. Four of these committees (Audit, Compensation and HR, Nominating and Corporate Governance and Risk) meet on a regular basis. The Executive Committee meets as needed and is composed of our Chairman and Chief Executive Officer, Mr. Van Saun, our Lead Director and Chair of our Nominating and Corporate Governance Committee, Mr. Subramaniam, and Audit and Compensation and HR Committee member, Mr. Hankowsky. The Executive Committee may act on behalf of the Board and reports its actions to the full Board. The Equity Committee is composed of our Chairman and Chief Executive Officer and acts as needed to make equity grants (subject to certain limitations determined by the Compensation and HR Committee) between annual grant cycles and reports its actions to the Compensation and HR Committee. See “Compensation Matters—Compensation Discussion and Analysis—Section 5. Governance Policies and Practices— Process for Approval of Equity Grants.” In carrying out their duties, each committee of the Board is authorized to select, retain, terminate and approve fees and other retention terms of independent legal or other advisors as it deems appropriate without seeking approval of management or the full Board. The following table shows the current members of each of the four primary standing committees and the number of meetings held during fiscal 2020.

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DIRECTOR	AUDIT	COMPENSATION & HR	NOMINATING & CORPORATE GOVERNANCE	RISK

Lee Alexander(1)

Christine M. Cumming

William P. Hankowsky

Howard W. Hanna III

Leo I. Higdon

Edward J. Kelly III

Charles J. Koch

Robert G. Leary

Terrance J. Lillis

Shivan Subramaniam

Christopher J. Swift(1)

Wendy A. Watson

Marita Zuraitis

Number of meetings	12	9	4	8

Committee member
Committee chair
(1)	Appointment effective February 1, 2021

Audit Committee

   Members:

   Wendy A. Watson (Chair)

   Lee Alexander(1)

   William P. Hankowsky

   Howard W. Hanna III

   Leo I. Higdon

   Charles J. Koch

   Terrance J. Lillis

   Meetings held in 2020: 12

   (1) joined February 1, 2021

The Audit Committee reviews, and, as it deems appropriate, recommends to the Board our internal accounting and financial controls, and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The Audit Committee is also directly responsible for the appointment, compensation, retention and evaluation of the qualifications, independence and performance of our independent public auditors.

Each member of the Audit Committee meets the independence requirements of the NYSE, is financially literate and each member of the Audit Committee is an independent director under Rule 10A-3 under the Exchange Act. In addition, each of Ms. Watson, Mr. Hankowsky, Mr. Hanna, Mr. Higdon, Mr. Koch and Mr. Lillis is an audit committee financial expert.

The Audit Committee charter is available on the corporate governance section of our website at www.citizensbank.com/investor-relations.

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Compensation & HR Committee Members: Leo I. Higdon (Chair) William P. Hankowsky Edward J. Kelly III Wendy A. Watson Meetings held in 2020: 9

The Compensation and HR Committee establishes, implements and monitors our executive compensation plans and programs and determines compensation for our CEO and other executives. The Compensation and HR Committee also oversees our material compensation and benefit plans, makes recommendations to the Board on non-employee director compensation, and reviews talent management and succession plans, as well as diversity, equity and inclusion programs.

Each member of the Compensation and HR Committee meets the independence requirements of the NYSE and Rule 10C-1 of the Exchange Act and is a “non-employee director” under Exchange Act Rule 16b-3. If, at any time, any director serving on the Compensation and HR Committee does not meet the “non-employee director” requirements of Exchange Act Rule 16b-3, the Compensation and HR Committee will delegate to a special Section 16b-3 subcommittee consisting of those Compensation and HR Committee members who meet such requirements the authority to approve grants of equity-based compensation subject to Section 16(b) of the Exchange Act. Compensation Advisory Partners, LLC provides guidance and advice to the Compensation and HR Committee on compensation-related matters. See “Compensation Matters—Compensation Discussion and Analysis—Section 5. Governance Policies and Practices—Compensation Consultants”

The Compensation and HR Committee charter is available on the corporate governance section of our website at www.citizensbank.com/investor-relations.

Nominating & Corporate Governance Committee Members: Shivan Subramaniam (Chair) Howard W. Hanna III Edward J. Kelly III Marita Zuraitis Meetings held in 2020: 4

The Nominating and Corporate Governance Committee reviews and, as it deems appropriate, recommends to the Board policies and procedures relating to director and board committee nominations and corporate governance. It also oversees the development and implementation of the board annual training and continuing education program, the annual Board and committee self-evaluation process and the Company’s commitment to environmental, social and governance matters and reporting.

Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

The Nominating and Corporate Governance Committee charter is available on the corporate governance section of our website at www.citizensbank.com/investor- relations.

Risk Committee

   Members:

   Charles J. Koch (Chair)

   Christine M. Cumming

   Robert G. Leary

   Shivan Subramaniam

   Christopher J. Swift(1)

   Wendy A. Watson

   Marita Zuraitis

   Meetings held in 2020: 8

   (1) joined February 1, 2021

The Risk Committee reviews and, as it deems appropriate, recommends to the Board the design and implementation of our risk strategy and policy, risk appetite framework and specific risk appetites and limits. The Risk Committee also oversees our enterprise risk management governance framework and reviews the due diligence of any proposed strategic transaction. In addition, the Risk Committee oversees the Chief Risk Officer and the internal risk management function of the Company.

Each member of the Risk Committee meets the independence requirements of the NYSE. Mr. Koch qualifies as an expert, as required by federal banking regulations, having the experience in identifying, assessing and managing large, complex financial firms’ risk exposures relevant to the Company’s particular risks and commensurate with the Company’s structure, risk profile, complexity, activities and size. As required by the Risk Committee charter, the chair of the committee, Mr. Koch, is also a non-executive director who meets the criteria for independence specified by the Federal Reserve Board’s Enhanced Prudential Standards (12 CFR 252.33(a)(4)(ii)).

The Risk Committee charter is available on the corporate governance section of our website at www.citizensbank.com/investor-relations.

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RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

We have adopted a written related person transaction policy. Under this policy our executive officers, directors and significant stockholders, including their immediate family members, are not permitted to enter into a related person transaction with us without the consent of our Nominating and Corporate Governance Committee. Subject to certain transactions pre-approved by the Nominating and Corporate Governance Committee in accordance with the policy, any request for us to enter into a transaction with an executive officer, director, significant stockholder or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, is required to be presented to our Nominating and Corporate Governance Committee for review, consideration and approval. All of our directors, director nominees, executive officers and significant stockholders are required to report to our Nominating and Corporate Governance Committee any such related person transaction. In approving or rejecting the proposed transaction, our Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or perceived conflict of interest of the related person.

Transactions with Executive Officers and Directors

We provide credit facilities from time to time to certain directors and executive officers and their immediate family members, as well as their affiliated companies. These credit facilities (i) complied with our Regulation O policies and procedures, (ii) were made in the ordinary course of business, (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and (iv) did not involve more than a normal risk of collectability or did not present other features unfavorable to the Company.

Under supplemental retirement arrangements relating to their prior service to Charter One, which we acquired in 2004, Mr. Charles Koch, a director, as well as his brother, Mr. John Koch, are entitled to receive monthly payments. Mr. Charles Koch and Mr. John Koch received approximately $877,500 and $744,900, respectively, under this arrangement during 2020.

Transactions with Other Related Persons

Based solely on Schedule 13G filings made with the SEC, BlackRock, Inc. (“BlackRock”), The Vanguard Group (“Vanguard”), State Street Corporation (“State Street”) and their affiliates are each considered a “Related Person” under our related person transaction policy because they each beneficially owned more than 5% of our outstanding common stock as of December 31, 2020.

Our company pension plan uses BlackRock and its affiliates to provide investment management services. In connection with these services, we paid BlackRock approximately $280,000 in fees during 2020. In addition, we have certain other ordinary course commercial relationships with BlackRock, Vanguard and State Street. All such relationships have been reviewed and determined not to be material in accordance with our related person transaction policy.

Indemnification of Directors and Officers

We indemnify our directors and officers to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors and executive officers for which indemnification is sought or which is adverse to the Company.

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STOCKHOLDER ENGAGEMENT

STOCKHOLDER OUTREACH WHAT WE DISCUSSED & WHAT WE DID Provision of stockholder rights to call a special meeting Diversity disclosures Board Composition Oversight of environmental, social and governance matters Executive compensation design Pay equity Human capital Provided stockholders the right to call a special meeting Increased colleague demographic disclosures and enhanced board disclosures to identify more diversity characteristics of individual directors Refreshed the Board with two new directors one of whom is racially diverse Completed a ESG materiality assessment and established an ESG governance framework with GRI and SASB aligned reporting to follow Introduced a relative metric for our PSU awards Made a formal commitment to pay equity and subsequently disclosed the results of our third party analysis Provided additional disclosure highlighting key elements of how we manage human capital

Stockholder Outreach

Throughout the year we interact and communicate with our stockholders in a number of forums, including quarterly earnings presentations, investor conferences, press releases and SEC filings, stockholder dialogue, our proxy statement and the annual meeting of stockholders.

On an annual basis, we proactively reach out to our largest stockholders to solicit feedback on corporate governance and executive compensation which we use to enhance our current practices. We also hold discussions with additional stockholders at their request. Feedback received is shared with the Board which discusses follow-up actions as appropriate.

As we continued to navigate through these exceptional times it was more important than ever to hear from our investors. Accordingly, we expanded our annual outreach program in 2020 to encompass our top 50 stockholders, who hold over 75 percent of our outstanding stock, and during the course of 2020 held meetings with multiple stockholders representing over 25 percent of our outstanding stock.

These discussions focused on the impact of the COVID-19 pandemic including how we have supported customers, colleagues and communities, human capital management, board and workforce diversity, our progress on ESG matters, and executive compensation.

As a result of stockholder feedback in recent years as well as ongoing reviews of market and peer practice, we have made several enhancements to our governance and compensation practices and related disclosure.

Communications with the Board

Stockholders who wish to contact our Board may send written correspondence, in care of the Corporate Secretary, to Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901. Communications may be addressed to the Lead Director or any alternate director, marked as confidential or otherwise. Communications which are addressed to the Board, an individual director or group of directors will be processed by the Office of the Corporate Secretary. Communications received that discuss business or other matters relevant to the activities of our Board, as determined by the Corporate Secretary, will be distributed to the addressees either in summary form or by delivering a copy of the communication. With respect to other correspondence received by the Company on behalf of one or more directors, the Board has requested that certain items, including the following, not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, resumes and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

EXECUTIVE OFFICERS

Our executive officers are designated by, and serve at the discretion of, our Board. There are no family relationships among any of our directors or executive officers. Our executive officers are as follows:

EXECUTIVE OFFICER	AGE	POSITION

Bruce Van Saun	63	Chairman and Chief Executive Officer

Mary Ellen Baker	62	Executive Vice President and Head of Business Services

Brendan Coughlin	41	Executive Vice President and Head of Consumer Banking

Stephen T. Gannon	68	Executive Vice President, General Counsel and Chief Legal Officer

Malcolm Griggs	60	Executive Vice President and Chief Risk Officer

Beth Johnson	49	Executive Vice President and Chief Experience Officer

Susan LaMonica	59	Executive Vice President and Chief Human Resources Officer

Donald H. McCree III	59	Vice Chairman, Head of Commercial Banking

C. Jack Read	52	Executive Vice President and Controller

John F. Woods	56	Vice Chairman and Chief Financial Officer

Bruce Van Saun Chairman and Chief Executive Officer	Bruce Van Saun’s biography and related information may be found above under “Corporate Governance Matters—Proposal 1—Election of Directors-Nominees”

Mary Ellen Baker Executive Vice President and Head of Business Services

Mary Ellen Baker has responsibility for Technology, Information and Corporate Security, Property Services, Vendor Management and Enterprise Information. Ms. Baker joined the Company in August 2016 from PNC Financial Services Group, Inc. where she most recently held the title of Executive Vice President of Enterprise Services. She previously worked for Bank of America Corporation as Head of Enterprise Resiliency and Corporate Services and Head of Technology and Operations for the Consumer and Small Business Bank. Throughout her career, Ms. Baker has led numerous strategic projects in the areas of technology and operations, including supply chain, risk management, new technology implementation, and crisis response initiatives.

Brendan Coughlin Executive Vice President and Head of Consumer Banking

Brendan Coughlin was appointed to the role of Head of Consumer Banking at Citizens Bank with responsibility for both national and regional banking on January 27, 2020. This includes the branch and call center distribution, business banking, mortgage banking, wealth management, product lines including checking, savings, debit and credit cards, auto finance, home equity, student and personal unsecured lending. Mr. Coughlin has been with Citizens for more than 15 years and has held numerous positions in Consumer Banking product management and consumer finance. He was named president of Consumer Lending in June 2015. Previously, he was the head of marketing for Consumer Finance. Prior to joining Citizens, Mr. Coughlin worked at Bank of America and FleetBoston Financial in a variety of business areas, including corporate strategy, mortgage product management and retail distribution /M&A. Mr. Coughlin serves on the board of directors of uAspire, a national nonprofit aimed at increasing access to higher education among inner-city youth and actively represents the bank on the CBA Education Funding Committee, the nation’s most influential financial services trade organization for student lending. Mr. Coughlin received his bachelor’s degree from Boston College in finance and marketing and an M.B.A. from Babson College.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Stephen T. Gannon Executive Vice President, General Counsel and Chief Legal Officer

Stephen T. Gannon is responsible for overseeing our legal department, providing strategic leadership to the management of legal risk and overseeing an integrated legal function which includes regulatory relations and government relations. Prior to joining the Company in August 2014, Mr. Gannon was the Executive Vice President and Deputy General Counsel of Capital One Financial Corporation. In his seven years at Capital One Financial Corporation, Mr. Gannon was responsible for advising on litigation and regulatory matters, transactional and product line matters as well as policy affairs and governance and, in January 2014, was appointed to serve as Market President for Central Virginia. Mr. Gannon was previously the General Counsel—Retail Brokerage Group at Wachovia Securities LLC, a partner and head of the securities litigation practice at LeClair Ryan, P.C., as well as a Staff Attorney and Branch Chief at the Securities and Exchange Commission. Mr. Gannon earned an A.B. in History and a J.D. from Georgetown University.

Malcolm Griggs Executive Vice President and Chief Risk Officer

Malcolm Griggs has been Executive Vice President and Chief Risk Officer since April 2016. Mr. Griggs joined the Company in December 2014 as Executive Vice President and Chief Credit Officer. He is responsible for all credit, market, regulatory, compliance and operational risk management for the Company. Prior to joining Citizens, Mr. Griggs was head of business risk and controls for the U.S. Consumer and Commercial Banking business at Citigroup. Mr. Griggs has had a wide range of risk management responsibility over his banking career, including senior risk positions at Morgan Stanley Private Bank, Bank of America, Wachovia, and as the first Chief Risk Officer at Fifth Third Bank. He also served on the national Board of Directors of the Risk Management Association, including serving as Chairman. He currently serves as President of the Board of the Rhode Island Philharmonic Orchestra and Music School. Mr. Griggs received his undergraduate and law degrees from the University of North Carolina at Chapel Hill.

Beth Johnson Executive Vice President and Chief Experience Officer

Beth Johnson was appointed to the role of Chief Experience Officer on January 27, 2020. In this role, Ms. Johnson leads an organization focused on improving the customer experience by advancing the bank’s overall capabilities in customer analytics, digital, marketing and payments. She previously served as chief marketing officer and head of virtual channels, and was responsible for corporate-wide marketing activities and for advancing Consumer Banking growth and profitability by leading and aligning the business’ strategy, brand, customer experience and data analytics efforts. Prior to joining Citizens in 2013 as head of Corporate Strategy, Ms. Johnson was a senior leader at Bain and Company. She served as a partner and leader of its customer strategy and marketing practice, specializing in financial services and regularly co-authored Bain’s annual Customer Loyalty in Banking study. Prior to that, Ms. Johnson also held roles at J.P. Morgan and Goldman Sachs, where she focused on fixed income and derivatives products for commercial banking clients as well as risk management. She earned a bachelor’s degree in economics from Northwestern University and a M.B.A. from Stanford.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Susan LaMonica Executive Vice President and Chief Human Resources Officer

Susan LaMonica has been Chief Human Resources Officer since 2011 and is responsible for developing and driving people strategies to support Citizens’ business plans. She has responsibility for culture, leadership and talent development, learning, diversity, compensation and benefits, employee relations and the human resource service center. Ms. LaMonica is also responsible for corporate affairs including the Company’s corporate social responsibility activities and ESG reporting. Prior to joining Citizens in 2011, Ms. LaMonica held senior leadership roles at J.P. Morgan Chase. She served as the head of human resources for the investment banking and markets division globally, and before that served as the head of human resources for the consumer and commercial banking division. She also served as global head of development for the bank, leading the firm’s efforts around talent, leadership, learning, diversity, culture and organizational change. During her tenure she played a key role for human resources in a number of bank mergers. Before moving into human resources, Ms. LaMonica began her career with Chase Manhattan Bank, holding a number of roles in operations, risk and retail banking. Ms. LaMonica earned a B.S. in finance from Boston College and an M.B.A. in finance from New York University.

Donald H. McCree III Vice Chairman, Head of Commercial Banking

Donald H. McCree III has been Vice Chairman of our Commercial Banking Division since August 2015. Prior to joining the Company, Mr. McCree served in a number of senior leadership positions over the course of 31 years at J.P. Morgan Chase & Co. and its predecessor companies. Most recently, Mr. McCree was Head of Corporate Banking and Chief Executive Officer of Global Treasury Services at J.P. Morgan, where he was responsible for providing relationship banking services to commercial clients as well as treasury and trade finance solutions to small businesses, multinational corporations, financial services firms and government entities worldwide. Prior to becoming Head of Corporate Banking, Mr. McCree’s roles at J.P. Morgan included Head of Global Credit Markets, North American Co-Head of Fixed Income and Head of Wholesale Risk Management. He also served as Head of Treasury and Corporate Development and was based in London for several years, where he served as European Co-Head of Investment Banking and Head of European and Asian Syndicated Finance. Mr. McCree received his B.A. from the University of Vermont.

C. Jack Read Executive Vice President and Controller

C. Jack Read joined the Company in July 2018 as Executive Vice President and Controller, and assumed the position of Chief Accounting Officer in August 2018. Mr. Read’s responsibilities include oversight of SEC and Regulatory reporting, Corporate Tax, Finance Risk and Sarbanes Oxley. Mr. Read joined the Company from Mitsubishi UFJ Financial Group, Inc. (MUFG), where he served as Managing Director, Head of Operational Risk for the Americas from 2016 to 2018, Head of Financial Operations for the Americas from 2013 to 2015 and Corporate Tax Director from 2010 to 2012. Prior to joining MUFG, Mr. Read was a Managing Director in the Corporate Tax Department at J.P. Morgan Chase and at Washington Mutual, a predecessor entity. Mr. Read began his career in 1993 with KPMG becoming partner in the Tax Advisory division. Mr. Read holds a J.D. from Temple University Law School and a B.B.A. from the University of Massachusetts at Amherst.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

John F. Woods Vice Chairman and Chief Financial Officer

John F. Woods joined the Company in February 2017. He assumed the position of Chief Financial Officer in March 2017 and was appointed Vice Chairman in February 2019. Mr. Woods has responsibility for our Financial Planning and Analysis, Controller, Investor Relations, Strategy and Corporate Development, Treasury and Tax functions as well as for the business line finance groups. Mr. Woods joined the Company from Mitsubishi UFJ Financial Group, Inc. (“MUFG”), where he served as Chief Financial Officer of the MUFG Americas Holdings Corporation, which operates MUFG Union Bank, since 2013. He previously served as Vice Chairman and Chief Financial Officer for the predecessor company of MUFG Union Bank since December 2009. Prior to that, Mr. Woods was Chief Financial Officer of the Home Lending business at J.P. Morgan Chase and at Washington Mutual, a predecessor entity. Before that he held senior financial positions at the Federal Home Loan Mortgage Corporation (“Freddie Mac”), including Chief Financial Officer of the Funding & Investment Division and Corporate Controller. Mr. Woods began his financial career in 1986 with Arthur Andersen in Washington, D.C., where he rose to partner in the financial and risk consulting group during his 16 years with the firm. Mr. Woods holds a Bachelor of Science degree in Commerce from the University of Virginia at Charlottesville.

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CORPORATE RESPONSIBILITY

We view our corporate responsibility efforts as a journey and continued to make strong progress during 2020 – fulfilling our responsibility as a bank to serve our customers well, provide a great place to work and build a career, strengthen our communities, and operate responsibly and sustainably, backed by strong governance. Our corporate responsibility framework aligns to our Credo and operates across six dimensions:

1.	serving our customers well

2.	providing our colleagues with a great place to work and build a career

3.	building an inclusive culture in which every colleague feels valued, respected and heard

4.	investing our resources to strengthen our communities

5.	managing our operations responsibly

6.	ensuring strong governance of our business

OUR CREDO We perform our best everyday so we can do more for our:

∎ CUSTOMERS	∎ COMMUNITIES

∎ COLLEAGUES	∎ SHAREHOLDERS

We strive to always: ∎ EXCEED CUSTOMER EXPECTATIONS ∎ DO THE RIGHT THING ∎ THINK LONG-TERM ∎ WORK TOGETHER

OUR ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”) PROGRESS

Strengthening ESG Governance

The Board is committed to overseeing our corporate responsibility efforts. While environmental, social and governance matters fall under the purview of each of the Board committees as it relates to their individual oversight responsibilities, in 2020 the Nominating and Corporate Governance Committee undertook formal responsibility for providing oversight of the Company’s commitment to ESG matters, including providing overall strategic direction on corporate responsibility and reporting. We also established an internal governance structure with an executive steering committee to guide our strategies, help integrate our efforts across lines of business, and monitor our progress.

Refining Our ESG Priorities Through a Materiality Assessment

During 2020, we further enhanced our corporate responsibility efforts by completing our first ESG materiality assessment to identify the issues that represent the most significant opportunities and risks for the Company. The outcome of that assessment will be published in our 2020 Corporate Responsibility Report and will guide our strategies and reporting as we move forward on our journey.

Engaging Our Stakeholders

In addition to engaging various stakeholder groups in the materiality assessment we conducted in 2020, we regularly engage with our stakeholders throughout the year to inform our corporate responsibility efforts and priorities. This engagement includes regular dialogue with our colleagues, customers, community groups, stockholders, and policymakers.

Aligning Our Reporting To Standard Frameworks

In 2021, we will publish our 2020 Corporate Responsibility Report which will highlight our progress on a variety of ESG topics and will be aligned with GRI and SASB frameworks. In addition to our annual Corporate Responsibility Report, we disclose our environmental performance each year through a response to the CDP.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE RESPONSIBILITY

SUPPORTING SOCIAL EQUITY IN OUR COMMUNITIES

Greater awareness and concern over racial equity and social justice, driven in part by the disparate impacts of the pandemic, have come to the forefront of 2020. Our commitment to help drive social equity and economic opportunity extends internally as well as to our communities and in 2020 we announced a $10 million investment to help drive social equity and economic advancement in underserved communities across our footprint, which includes grants and charitable support for immediate and longer-term initiatives aimed at supporting minority-owned small businesses, increasing awareness of racial disparities and supporting underserved communities through technology, education and digital literacy initiatives. Our commitment also includes more than $500 million in incremental financing and capital for small businesses, housing and other developments in predominately minority communities.

HUMAN CAPITAL MANAGEMENT

Citizens’ colleagues are at the heart of our Credo and our ultimate goal is to create an environment where colleagues feel valued and would like to build their careers, thereby contributing to the creation of long-term stockholder value. Citizens’ journey over the past few years has been one of accelerated progress and change, in step with rapidly evolving market and talent expectations. We have been on the path to digitization, transforming how we work, and establishing a different mix of necessary capabilities for the future, while at the same time facilitating continued evolution of our culture.

Health, Safety, and Wellness

Colleague wellness has always been central to our consciousness and strategy and it was a priority when we were designing our Johnston, RI campus, which opened in 2018 and includes onsite fitness and wellness centers, as well as walking paths and various sports and recreation facilities. Our commitment to colleagues’ wellness – including physical, financial, and mental wellness – has continued to be a central focus during the COVID-19 crisis. In addition to ensuring that our colleagues had the necessary tools and resources to continue to serve our customers safely, we shifted approximately 10,000 of our colleagues to a work-from-home environment and implemented several programs to support their wellness and their ability to maintain work-life balance, including the below.

Physical & mental wellness financial support Family support provision of necessary personal protective equipment and a safe work environment free covid-19 testing additional paid time off at no employee cost for required quarantine (up to 14 days) and recovery from covid-19 (up to 14 days) Virtual doctor visits Health Adocate - free counseling sessions available 24/7 meQuilibrium - online resiliency tool to help manage anxiety and stress No increases in medical premiums for 2021 Premium pay and increased overtime rates for colleagues who continued to serve customers in the branch or office Production-based incentive plan changes made for the second quarter to address lower production Increased overtime rates and provided recognition awards for colleagues supporting the Paycheck Protection Program Enhanced recognition programs to reward extraordinary colleague efforts through the crisis Five additional days of paid time off to address personal circumstances such as lack of childcare or the need to care for a family member Parental resources through LifeCare, including homework/ tutoring support for children Flexible work arrangements

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE RESPONSIBILITY

In addition, our comprehensive total rewards package includes competitive pay opportunities and benefits designed to support colleague wellness from various perspectives. This offering is regularly evaluated to ensure it continues to meet the needs of our colleagues. Through our comprehensive myWELLNESS hub, we provide resources to help our colleagues get and stay healthy and also provide incentives for completing wellness activities.

Talent Management and Succession Planning

The Board reviews the Company’s talent management and succession plans regularly. Talent management and succession plans for the CEO, including evaluations of successors and related development plans, are provided to the Compensation and HR Committee and to the Board at least annually. A similarly detailed review of talent management and succession plans for the CEO’s management team also occurs annually by the Compensation and HR Committee. The Board’s and Committee’s focus on this topic also extends below the senior executive level. To that end, the Compensation and HR Committee reviews talent management and succession plans for our primary businesses and functions on a regular basis. In addition to focusing on potential successors and team strength, these deep dives also focus on the identification of emerging talent deeper in the organization. Board members also serve as formal mentors to certain members of our executive team, and meet in small group sessions with high-potential leaders across the Company throughout the year.

Diversity, Equity and Inclusion

Citizens is committed to building deep partnerships among our customers, colleagues, and communities and fostering a culture where all stakeholders feel respected, valued, and heard and have a sense of belonging. A core tenet of our business strategy is growth and innovation and a hallmark of that strategy is to focus on the diversity of our colleagues, customers, and communities and the inclusivity of our culture. To that end, we have been on a multi-year journey to enhance awareness and improve capabilities and opportunities within the bank and in our communities, which has accelerated since we became an independent public company in 2015. Our Compensation and HR Committee directly oversees our diversity, equity and inclusion (“DE&I”) program.

As part of that journey we have conducted a third-party audit to de-bias our people practices, have put into place several recruiting and development initiatives, and provide unconscious bias training. Information regarding colleague demographics can be found on our website. We acknowledge that there is an opportunity to further increase the representation of women and people of color at all levels of our organization, in particular in senior roles. To enable further progress, we have implemented partnerships with community organizations to help identify qualified diverse candidates and have expanded our diverse hire commitment, through which we interview a slate of at least 50% diverse candidates for senior openings. In addition, our development programs are designed to build a strong pipeline of diverse emerging talent internally. A key catalyst for change within our organization is our six business resource groups (“BRGs”), each of which is sponsored by senior leaders and which include the following: Citizens WIN (Women); Citizens Elev8 (Rising Professionals); Prism (Multi-Cultural); Citizens Pride (LGBTQ); Citizens Veterans; and Citizens Awake (Disability Awareness). 17% of our population was a member of at least one BRG as of 2020 year-end. BRG members serve as cultural ambassadors within the business to help formulate and influence our DE&I strategy and to identify and solve related issues. Our commitment to diversity, equity and inclusion also extends to our communities. Additional information regarding related initiatives can be found above in “—Supporting Social Equity in our Communities.”

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Commitment to Pay Equity

Part of our commitment to building a diverse, inclusive, and high-performing culture includes ensuring our compensation and benefits are fair and competitive for all colleagues. We continuously evaluate our practices and are committed to identifying opportunities to help ensure that all colleagues have equal opportunity to maximize their potential. Compensation decisions are based on a “pay-for-performance” philosophy, with decisions based on a blend of individual performance, business unit performance and Citizens’ overall performance across various dimensions, including customer, risk and control, financial, and people. Managers also receive annual training that includes tools and resources to help them make appropriate compensation decisions during our annual review process. Rating and compensation recommendations submitted by managers are reviewed to ensure they are fair and equitable.

We engage an independent third-party to regularly review colleague pay to ensure that equal pay is received for equal work throughout our organization, accounting for factors that appropriately explain differences in pay such as performance, time in role, and experience. In the case that job-related factors do not explain a disparity, a pay adjustment is made. The results of our most recent analysis indicate that women are paid 99% of what men are paid and there is no pay disparity for people of color. Although these are strong results, we understand that the opportunity gap for women and people of color continues to exist and the programs described above in “—Diversity, Equity and Inclusion” have been designed to help facilitate, among other things, increasing the representation of women and people of color in senior and leadership roles over time.

Growth and Development

The world in which our business operates is changing rapidly in nearly every dimension, and the skills required of our colleagues to meet the evolving needs of customers are changing at an accelerated pace. The Company is in the midst of executing on a large-scale transformation agenda and as part of the path to end-to-end digitization and transforming how we work, we are working to ensure colleagues are reframing their mindsets, behaviors, and capabilities for the future. We invest significant resources in colleague development and offer various programs aimed at equipping colleagues with the skills necessary to not only excel in their current roles, but to build competencies that will enable them to be highly valuable contributors now and in the future and ensure they are in step with changes in the market. Our programs build relevant critical skills such as leadership, agile, digital, innovation, data and analytics, and coaching and advising in order to effectively strengthen the necessary workforce capabilities for our organization. To enable development of these skills we have implemented resources, experiences, and technologies to facilitate quick consumption of new bodies of knowledge and skills. One example of this is learning academies which are enabled by our new learning experience platform to offer a collection of specifically curated learning experiences and content for a particular area of expertise, such as engineering. We have also reframed our performance management process in order to further enable colleague success with ongoing check-ins and feedback as another step toward colleagues being able to contribute at their highest potential.

Engagement and Communication

We use McKinsey & Company’s Organizational Health Index (“OHI”) survey to understand colleagues’ viewpoints about the Company on a wide range of factors to inform decisions regarding initiatives that will drive sustained top-tier performance and growth. In 2020, our OHI overall score reached the top quartile, reflecting a 15-point improvement since 2014. Our success depends on employees understanding how their work contributes to the Company’s overall strategy and we use a variety of platforms and forums to facilitate open and direct communication. These include communications from our CEO and management team through live stream forums, Let’s Connect sessions hosted by members of the management team, and engagement through our BRGs.

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ENVIRONMENTAL SUSTAINABILITY

We are mindful of our impact on the environment and natural resources and we measure sustainability with a goal of continual improvement. We are working to reduce our energy consumption and the amount of waste that enters landfill. We report our performance each year through the CDP.

Through Citizens Asset Finance we have provided equity investments in renewable energy. We have participated in the funding of eight U.S.-based wind farm projects since mid-2015, with our investments totaling approximately $403 million as of December 31, 2020.

STRENGTHENING COMMUNITIES

Through our Citizens Helping Citizens program, we invest our time, resources and energy to support the communities where we live and work. Across our communities, we establish partnerships, volunteer our time and expertise and support initiatives to strengthen resources.

We focus on three specific areas that we believe fortify the overall well-being of our communities: Fighting Hunger, Financial Empowerment and Strengthening Communities. Across our footprint we support food banks, pantries, and meal sites and invest in partnerships with hunger relief organizations like Feeding America to combat hunger issues throughout our communities. Our Citizens Helping Citizens Manage Money initiative is our financial empowerment program dedicated to providing our communities with the resources and tools to make informed financial decisions. And lastly, we support programs and organizations that strengthen communities through economic development, job training and small business development.

We also work to strengthen our communities by providing financial resources that enable development. Our Community Development loans and investments allow organizations to advance their plans to expand affordable housing and community services, revitalize communities and fuel economic development.

While the pandemic put some limitations on our colleagues’ ability to do in person volunteerism, we found innovative ways to volunteer virtually during 2020. To support our national partnership with Feeding America, we engaged colleagues in a wellness challenge that allowed our colleagues to translate steps into meals donated to those facing hunger. Through our “Step Up to Fight Hunger” challenge our colleagues logged more than 540 million steps which generated a donation equivalent to 837,000 meals.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

COMPENSATION MATTERS

PROPOSAL 2

Advisory, non-binding vote for the 2020 compensation of our CEO and other named executive officers listed in the Summary Compensation Table

The Board recommends FOR approval of the Company’s executive compensation

The Company provides this vote under Section 14A of the Exchange Act and in recognition of our stockholders’ vote in 2015 recommending that we hold a non-binding, advisory vote on executive compensation each year. Following that vote, the Board affirmed that recommendation and elected to hold future “say-on-pay” advisory votes on an annual basis.

With this item, stockholders may submit an advisory vote on the compensation of our CEO and other named executive officers listed in the 2020 Summary Compensation Table. We encourage stockholders to review the complete description of our executive compensation program provided in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and accompanying narrative, which describe the ways we seek to align the interests of our executives with those of our stockholders.

We ask our stockholders to vote on the following resolution at the Annual Meeting.

RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers in the 2020 Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and accompanying narrative).

Although the vote on this proposal is advisory and therefore non-binding, the Compensation and HR Committee will carefully consider the results of this vote when making future compensation decisions.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program and how we paid our named executive officers (“NEOs”) for 2020. The Company’s NEOs for the 2020 year are as follows:

Name of Executive	Position
Bruce Van Saun	Chairman and Chief Executive Officer
John F. Woods	Vice Chairman and Chief Financial Officer
Donald H. McCree III	Vice Chairman, Head of Commercial Banking
Malcolm Griggs	Executive Vice President and Chief Risk Officer
Susan LaMonica	Executive Vice President and Chief Human Resources Officer

The CD&A is divided into five sections:

•	Section 1: Executive Compensation Overview
•	Section 2: Determining Executive Compensation
•	Section 3: NEO Compensation for the 2020 Performance Year
•	Section 4: Other Compensation and Benefits
•	Section 5: Governance Policies and Practices

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SECTION 1. EXECUTIVE COMPENSATION OVERVIEW

Executive Compensation Philosophy

The fundamental principles that guide the design and implementation of compensation programs for our NEOs include:

Attract, retain, motivate and reward high-caliber executives to deliver long-term business performance.

Provide alignment between annual and long-term compensation for executives and the Company’s strategic plan.

Support a culture where colleagues recognize the importance of serving customers well and are rewarded for superior performance.

Encourage the creation of value over the long-term and align the rewards received by executives with returns to stockholders.

Design compensation in a manner that promotes a culture of risk management and accountability.

Alignment of Pay and Performance & Material Changes during 2020

Our executive compensation program is designed to ensure that executive pay is aligned with Company performance and delivery to stockholders. Over the past six years, we have consistently demonstrated the ability to set a course, develop a plan, and execute well. This execution, led by our CEO, Bruce Van Saun, has resulted in consistently improving financial results and strong returns for our stockholders with Total Shareholder Return of 85% since our September 24, 2014 initial public offering through December 31, 2020, as compared to weighted peer average Total Shareholder Return of 62%.* We feel that the compensation for Mr. Van Saun and his team has been commensurate with this performance.

2020 has been a challenging year for the Company as it has been for most companies due to the economic impact of the COVID-19 pandemic, which was exacerbated by the implementation of the CECL accounting standards amidst the pandemic. Our management team has responded nimbly to the challenges presented, pivoting our strategy to best serve customers during this time and to ensure the safety and continued support of our colleagues and communities. Despite the challenges, our financial performance has continued to be solid, with strong performance relative to our peers on key metrics. Please see the earlier section titled “Proxy Statement Summary—Our Financial Performance.” Despite our strong 2020 relative performance, 2020 performance year variable compensation for all NEOs (including Mr. Van Saun) is down -11.1% as compared to 2019, in recognition of COVID-19 and decreased earnings. In addition, Mr. Van Saun’s 2020 performance year total compensation is down -9.5% as compared to 2019 and is also -9.0% below his target total compensation of $9.94 million. In comparison, variable compensation for all colleagues participating in our discretionary bonus program is down -6.3% on average. 2020 performance year compensation is illustrated in “—Section 3. NEO Compensation for the 2020 Performance Year.”

Within weeks following the March 2020 grant of our 2020 performance stock units (“PSUs”), the Average Return on Average Tangible Common Equity (“ROTCE”) and Cumulative Diluted Earnings Per Share (“Diluted EPS”) targets established for these awards no longer represented the expected performance of our Company over the next three years and were also not in line with market expectations. As a result and because the largest component of our executives’ compensation is awarded in the form of PSUs, our 2020 compensation program no longer provided the appropriate incentive and target compensation levels for our senior management team.

Following extensive discussions by the Compensation and HR Committee over the course of an eight-month period, on December 16, 2020, the Compensation and HR Committee modified the targets for the 2020 PSU awards consistent with analyst expectations as of December 15, 2020 and imposed a maximum payout of 100% of target (reduced from 150%).

* Peer average is market cap weighted and includes CMA, FITB, HBAN, KEY, MTB, PNC, RF, TFC and USB.

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The revised targets are intended to provide a meaningful incentive for the Company’s leadership team that aligns rewards with stockholder interests. The Compensation and HR Committee feels confident that the 2020 PSU modifications will help to effectively incent senior management and reward their efforts to enable the Company to emerge from this crisis and continue to deliver long-term value to stockholders. It should also be noted that in assessing final payouts under the 2018 PSUs no adjustments were made despite the impact of the pandemic on 2020 performance. For additional detail, see “—Variable Compensation Mix—2020 PSU Modification.”

Additional Changes in Light of Stockholder Feedback and Continuous Review of our Program

The Compensation and HR Committee considers the results of the Company’s advisory say-on-pay vote as one of various inputs in determining our stockholder outreach strategy for the upcoming year. Following the results of our advisory say-on-pay vote dropping slightly below 90% in April 2020, we expanded our stockholder outreach efforts to encompass our top 50 stockholders, who hold over 75 percent of our outstanding stock, including select stockholders that voted against say-on-pay. During the course of 2020 we held meetings with multiple stockholders, representing over 25 percent of our outstanding stock. As discussed in further detail in “Corporate Governance Matters—Stockholder Engagement—Stockholder Outreach” these conversations touched on various topics, including executive compensation.

In addition, throughout each year the Compensation and HR Committee’s independent consultant provides updates regarding executive compensation trends, best practices, and regulatory developments in order to assist the Compensation and HR Committee in determining whether any changes to our executive compensation program should be considered.

As a result of stockholder feedback and ongoing reviews of market and peer practice, we have made several changes to our compensation practices and related disclosure over the past few years, including the following actions:

•

Introduction of a relative metric for PSU Awards. Starting with 2020 grants, we have incorporated relative Total Shareholder Return (“TSR”) as a metric in our PSU awards. Cumulative Diluted Earnings Per Share and Average Return on Average Tangible Common Equity remain our core metrics, with the payout percentage multiplied by 110% if our TSR during the performance period is in the top quartile of our peer group or by 90% if our TSR is in the bottom quartile of our peer group. See “—Variable Compensation Mix—Performance Stock Units Design & Target Setting.”

•

Modified executive pay mix. Our review of market practice over the course of the past few years has revealed that our executive team has a higher portion of their variable compensation awarded in the form of performance awards than peers. As a result, for 2020 the Compensation and HR Committee determined that the portion of variable compensation for NEOs and other senior management members awarded in PSUs should be reduced by 5%, with that 5% shifted into additional time-based restricted stock units. Even with this change, our Chief Executive Officer, Chief Financial Officer, and Heads of Consumer and Commercial Banking continue to have nearly two-thirds (64%) of their long-term awards granted in the form of PSUs.

•

Increase in stock ownership requirements. We increased our CEO’s stock ownership requirement to 6x base salary (from 5x) and directors’ stock ownership requirement to 5x annual cash retainer (from 4x) in 2019.

•

Disclosure of pay equity analysis results. For the last several years we have engaged an independent third-party to regularly review colleague pay to ensure that equal pay is received for equal work throughout our organization, accounting for factors that appropriately explain differences in pay such as performance, time in role, and experience. In prior years we have published our commitment to pay equity in our Corporate Responsibility Report. This year we have also included pay equity disclosure in the proxy and have expanded it to include the results of our most recent analysis. See “Corporate Responsibility—Human Capital Management—Commitment to Pay Equity.”

•	Expanded disclosure of colleague demographics. We recently increased our level of disclosure with regard to colleague demographics on our company website.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Highlights of our Pay Practices

We believe our pay practices demonstrate our commitment to alignment with stockholders’ interests and our dedication to maintaining a compensation program supported by strong corporate governance, as exemplified by the following practices:

What We Do	What We Don’t Do
Pay for performance. A significant portion of our executives’ compensation is awarded in the form of awards that are earned based on Company performance.

No single trigger vesting of equity awards or cash payments. We do not provide for any single trigger vesting of equity awards or severance payments upon a change of control. Vesting and payments require a subsequent termination without cause or resignation with good reason.

Variable compensation funding and executive compensation awards dependent on risk performance indicators. Our overall variable compensation funding as well as individual executive compensation awards are determined based on a number of factors, including but not limited to, risk performance and related indicators.

No tax gross-ups. We do not offer tax gross-ups on executive benefits other than in connection with our relocation program, which provides a gross-up to all colleagues receiving this benefit. In addition, we do not provide for excise tax gross-ups upon a change of control.

Pay subject to clawback. In addition to clawback required by law, we have a broad-based process through which events having a material adverse impact on the Company are reviewed for potential impact on compensation, including risk-based events.

Prohibition against hedging and pledging. We prohibit executive officers, colleagues, and directors from hedging or pledging Company securities.
Robust compensation plan governance. Our compensation plans are subject to a robust governance process that involves review by control partners, including risk, legal, human resources, and finance. The plans are subject to a risk review by the Compensation and HR Committee on an annual basis and a risk review by an independent third-party every three years.	Dividend equivalents not paid on unearned or unvested units. Dividend equivalents are accrued but not paid until restricted stock units and performance stock units are earned and become vested.

Stock ownership and retention guidelines. Our executives and directors are subject to stock ownership and retention guidelines (CEO - 6x base salary, increased from 5x in 2019; Executive Committee members (including NEOs) - 3x base salary; directors - 5x annual cash retainer, increased from 4x in 2019).

Our equity plan prohibits option repricing and liberal share recycling. Our Omnibus Incentive Plan does not allow for repricing or buy-out of underwater options or liberal share recycling, and also generally imposes a minimum vesting period of 12 months for awards.

Annual say-on-pay vote. We submit our executive compensation to an annual say-on-pay vote in order to elicit regular feedback from stockholders and are recommending that stockholders approve the continuation of this practice.

Stockholder engagement. We proactively engage with key stockholders in order to elicit their feedback on our corporate governance and compensation practices.
Independent compensation consultant. The Compensation and HR Committee engages an independent compensation consultant, who is not otherwise engaged by management.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Elements of our Executive Compensation Program

Our executive compensation program is composed of base salary, variable compensation (including short-term and long-term awards) and other benefits. The below chart reflects the proportion of NEOs’ 2020 direct total compensation that is at-risk and not guaranteed (84% for the CEO and 77% on average for other NEOs). In addition, the below table summarizes the key characteristics of each element of compensation.

Chief Executive Officer PSUs, 38% Salary, 16% Cash, 25% RSUs, 21% 84% At-Risk Other NEO Average PSUs, 27% Salary, 23% Cash, 27% RSUs, 23% 77% At-Risk

Element of Pay	Objective	Key Characteristics

Base Salary	To attract and retain talented executives who can effectively lead the organization to achieve our strategic objectives.	Base salaries are intended to fairly compensate executives for the positions held. Salaries are reviewed annually and are subject to change at the Compensation and HR Committee’s discretion if, among other reasons, the executives’ responsibilities change materially or there are changes in the competitive market environment. No base salary increases were approved for our NEOs for 2021.

Variable Compensation	To support a culture where colleagues recognize the importance of serving customers well and are rewarded for their individual contributions and our collective success and to align compensation with stockholders’ interests.	Variable compensation is designed to reward achievement of long-term objectives and annual progress toward those objectives. The determination of overall funding for variable compensation is informed by a process that includes a comprehensive review of Company performance through multiple dimensions including the following: key financial performance measures, risk performance, delivery to stakeholders (customers, colleagues, stockholders, regulators, and community), progress on strategic initiatives, performance relative to peer companies (including relative performance improvement), and the amount of the pool as a percentage of our pre-tax, pre-incentive operating profit.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Element of Pay	Objective	Key Characteristics

Variable compensation awards for NEOs are determined based on Company and individual performance, as discussed below in “—Section 2. Determining Executive Compensation.” After the amount of variable compensation for an NEO is determined by the Compensation and HR Committee, it is granted in a mix of long-term awards and cash that depends on an executive’s role and which is approved annually by the Compensation and HR Committee. Our variable compensation program is designed to discourage inappropriate risk taking by delivering a balanced portfolio of short-term and long-term awards.

	Long-Term Awards	Granted in the form of performance stock units (“PSUs”) and restricted stock units (“RSUs”), long-term awards are intended to tie executive pay to the interests of stockholders and to provide a retention incentive for executives. The value actually realized by executives varies based on stock price movement and, in the case of PSUs, other financial performance factors.

	Short-Term Awards	The remaining portion of variable pay is delivered in cash.

Other Benefits	To give executives an opportunity to provide for their retirement and address other specific needs.	Our NEOs are eligible to participate in our Company-sponsored benefit programs, including our broad-based 401(k) plan and employee stock purchase plan, on the same terms and conditions that apply to all of our colleagues. In addition, we provide certain limited perquisites to our NEOs, which are described in further detail in “—Section 4: Other Compensation and Benefits–Perquisites and Other Benefits.”

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Variable Compensation Mix

The Compensation and HR Committee believes that our variable compensation mix delivers a meaningful portion of NEOs’ variable compensation in the form of long-term equity awards (60-70%), in line with regulatory expectations. Further, our CEO, CFO and Heads of Consumer and Commercial Banking have nearly two-thirds (64%) of their long-term awards granted in the form of PSUs. The Compensation and HR Committee reviews the variable compensation mix applicable to our executives on an annual basis prior to year-end.

The below chart reflects the elements of our variable compensation program (PSUs, RSUs, and annual cash bonuses), with the key design features of each described further below.

CEO, CFO, Heads of Businesses PSUs 45% Cash 30% RSUs 25% 70% Long-Term Incentive Other NEOs PSUs 25% Cash 40% RSUs 35% 60% Long-Term Incentive

Element	Key Design Features

Performance Stock Units

Performance Period: 3 years

Core Performance Metrics:

•  Average Return on Average Tangible Common Equity (50%)

•  Cumulative Diluted Earnings Per Share (50%)

Modifier Metric:

•  2020 PSUs: +/-10% relative TSR modifier

Payout Range:

•  2018-2019 PSUs: 0-150% of target

•  2020 PSUs: 0-100% of target, as modified

•  Ultimately payouts determined depending on achievement against pre-established targets.

Vesting Date: 3rd anniversary of grant

Restricted Stock Units	Vesting: 3-year annual pro-rata

Cash Bonus	Paid annually, with executives having the option to defer up to 80% under the Company’s nonqualified deferred compensation plan

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Performance Stock Units Design & Target Setting

The Compensation and HR Committee reviews and determines PSU design annually in consultation with its compensation consultant. For the 2020 grants, the Compensation and HR Committee determined that Cumulative Diluted Earnings Per Share (“Diluted EPS”) and Average Return on Average Tangible Common Equity (“ROTCE”) continued to be appropriate core metrics for the Company’s PSU awards because these metrics remain an integral element of the Company’s strategic plan.

•

Diluted EPS: Diluted earnings per share is a common metric used by investors to evaluate the profitability of a company and shows the earnings (net income) we make on each outstanding share of common stock.

We define “Diluted EPS” as net income divided by weighted average diluted common shares outstanding, as reported on an Underlying basis consistent with our external earnings reporting. See Appendix A for information on Non-GAAP Financial Measures and their calculation or reconciliation to GAAP financial measures.

•	ROTCE: Return on average tangible common equity measures profitability by showing how much profit we generate (net income) with the money our stockholders have invested.

We define “ROTCE” as net income available to common stockholders divided by average common equity excluding average goodwill (net of related deferred tax liabilities) and average other intangible assets, as reported on an Underlying basis consistent with our external earnings reporting. See Appendix A for information on Non-GAAP Financial Measures and their calculation or reconciliation to GAAP financial measures.

As a complement to our absolute metrics and following conversations with stockholders, the Compensation and HR Committee modified our PSU design commencing in 2020 to include relative TSR as a metric. Diluted EPS and ROTCE remain our core metrics for the reasons described above, with the payout percentage multiplied by 110% if our TSR during the performance period is in the top quartile of our peer group or by 90% if our TSR is in the bottom quartile of our peer group as illustrated below, subject to a maximum payout of 150% of target. Information regarding our peer group is discussed below in “—Section 5. Governance Policies and Practices—Compensation Peer Group.”

step 1: calculate core metric payouts step 2: apply relative modifier (if applicable) step 3: compensation & hr committee approves final award payout %50% 3-year cumulative diluted EPS + 50% 3-year average ROTCE x top quartile 3-year tsr: 110% of payout Or bottom quartile 3-year tsr: 90% of payout = 2020 PSU award payout %

Targets for Diluted EPS and ROTCE for 2020 PSU awards were set by the Compensation and HR Committee, together with management in February 2020, following the consideration of historic performance, market conditions, analyst expectations, the competitive landscape, and internal goals at the time.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

2020 PSU Modification

One impact of the economic downturn resulting from the pandemic and related market conditions, which was exacerbated by the implementation of the CECL accounting standards amidst the pandemic, was that the 2020-22 targets associated with our executive team’s 2020 PSUs no longer represented the expected performance of our Company over the next three years and were also not in line with market expectations. As a result and because the largest component of our executives’ compensation is awarded in the form of PSUs, our 2020 compensation program no longer provided the appropriate incentive and target compensation levels for senior management.

The Compensation and HR Committee began discussing this issue in April 2020, and discussions continued over an eight-month period during the course of four regularly scheduled meetings and two additional special meetings. One key point discussed was that because the Company’s PSUs primarily utilize absolute metrics, they are less forgiving in an economic downturn than many of our peers’ awards that feature exclusively relative metrics or a combination of absolute and relative metrics. In addition, the level of performance required to meet threshold payout level for our awards has historically been quite high as compared to threshold level at our peers and other financial services companies utilizing absolute return metrics. Prior to modification of the 2020 PSUs those awards had the ROTCE threshold set at 92% of target. By way of comparison, the average threshold as a percent of target was 68% for select financial services companies that utilize absolute return measures, as identified by the Compensation and HR Committee’s independent consultant. Originally, our intention behind setting such a high threshold level to achieve any payout was to work toward aggressively closing the gap between the Company and our peers in terms of absolute financial metrics. However, these targets did not take into consideration the economic impact of a pandemic or loss provisions under CECL during the height of a pandemic, therefore rendering achievement of the performance goals impractical in the current environment.

Following these discussions, on December 16, 2020, the Compensation and HR Committee modified the targets for these awards consistent with analyst expectations as of December 15, 2020 and imposed a maximum payout of 100% of target (reduced from 150%). The revised targets are intended to provide a meaningful incentive for the Company’s leadership team that aligns rewards with stockholder interests, encouraging the management team to focus on executing our strategic plan through the crisis and long-term value creation. The Compensation and HR Committee feels confident that the 2020 PSU modifications will help to effectively incent senior management and reward their efforts to enable the Company to emerge from this crisis and continue to deliver value to stockholders.

These awards (prior to and following modification) will become vested in March 2023, will be settled in shares of Company common stock, and these modifications are being made to all holders of 2020 PSU grants. Additionally, the +/-10% relative TSR modifier continues to apply to the modified awards; however, in no case will the earned award be greater than 100% of the target number of shares.

SECTION 2: DETERMINING EXECUTIVE COMPENSATION

The Compensation and HR Committee continues to believe that it is important to retain its discretion to determine executive compensation in order to ensure that we continue to build stockholder value while promoting the stability and growth of the Company. More specifically, the Compensation and HR Committee exercises structured discretion in making these decisions, which is informed by a number of qualitative and quantitative performance metrics across various dimensions.

The Compensation and HR Committee believes that reviewing multiple dimensions of performance in determining pay facilitates management’s focus on Company performance overall and mitigates the risk of disproportionate focus on certain elements of performance. Further, because long-term equity awards represent 60-70% of annual variable compensation for our NEOs, we believe this helps to ensure long-term alignment with stockholders’ interests.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

The below diagram reflects the inputs considered by the Compensation and HR Committee in determining compensation for our NEOs. These inputs represent both objective and subjective considerations, and the Compensation and HR Committee does not favor one measure over another or apply a particular formula or weighting.

Determining NEO Compensation Step 1: performance considerations Step 2: market practice & other considerations Step 3: final decision The Compensation and HR Committee considers various aspects of Company and individual performance that collectively indicate our Company's success, including: The Compensation and HR Committee also considers the following information in making executive compensation decisions: Once all inputs are reviewed, the Compensation and HR Committee exercises its structured discretion based on members' judgment to determine variable compensation and salary for each NEO that is consistent with Company performance. financial & business delivery customer outcomes strategic initiative human capital risk & control e.g., financial performance compared to our budget/ strategic plan and peers, including growth rate and quality of earnings e.g., satisfaction and relationship deepening e.g., execution of cost savings initiatives and M&A activities e.g., diversity and inclusion, talent development, colleague attraction and retention, and colleague culture survey results e.g., delivery against regulatory expectations and control environment peer data & compensation history ceo & chro recommendations risk rating by chief risk officer independent compensation consultant input target compensation (for ceo) Compensation paid to executives in similar roles by our peer group as well as additional organizations with which we compete for talent, although we do not benchmark compensation at a specified level. Each NEO's compensation history and year-over-year position are also considerations for variable pay decisions. The CEO's perspective on executive performance and pay as well as additional context from the Chief Human Resources Officer, regarding executives other than themselves. Risk ratings assigned to executives by the Chief Risk Officer as part of the annual risk review process, based on feedback from second line of defense Risk partners. The perspective of Compensation Advisory Partners, the independent compensation consultant to the Compensation and HR Committee, with regard to Company performance and market pay practices. For the CFO his target compensation amount which was increased from $9.0MM to $9.94MM in June 2019 in line with peer group median. The CEO's target compensation did not change in 2020. However, this target is intended to serve only as a reference point.

In addition, the Risk Committee and Audit Committee review performance and approve compensation for the Chief Risk Officer and Chief Audit Executive, respectively.

After executive compensation decisions are made, the total variable compensation amount for each executive is awarded in accordance with the predetermined pay mix applicable to each executive, as further described earlier in “—Section 1. Executive Compensation Overview—Variable Compensation Mix.”

Assessment of 2018 PSUs

On February 10, 2021, the Compensation and HR Committee assessed the performance level of PSUs granted in 2018 relating to the 2017 performance year (“2018 PSU Award”). Half of each 2018 PSU Award has been earned based on achievement of pre-established Diluted EPS goals and half has been earned based on achievement of pre-established ROTCE goals, with an overall maximum payout of 150% of target.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

The Compensation and HR Committee approved a final payout percentage of 118.9% of target based on the results reflected in the below table. Average ROTCE results represent a 30% improvement over the period as compared to our ROTCE as of December 31, 2017 and cumulative Diluted EPS results represent a CAGR of 16% over the period. In assessing final payouts under the 2018 PSUs no adjustments were made despite the impact of the pandemic on 2020 performance.

The below table also reflects the ROTCE and Diluted EPS thresholds, targets and maximums for the 2018 PSU Award. In addition, performance results for the period of 2015-2017 reflected below are intended to illustrate the rigor of the targets in light of the Company’s ongoing execution of its turnaround plan at the time the targets were established.

Metric	2015-2017 Normalized* Results	2018 PSU Award Targets			2018-2020 Normalized* Results	2018 PSU Award Final Payout (% of Target)
		Threshold	Target	Maximum
3-Year Average ROTCE	8.02%	10.64%	12.27%	13.23%	12.69%	115.7%	118.9%
3-Year Cumulative Diluted EPS	$6.12	$8.41	$10.87	$11.84	$11.42	122.2%

*2020 normalized results calculated using the incurred loss methodology for credit provisioning for consistency with earlier years. See Appendix A for more information on Non-GAAP Financial Measures and their calculation or reconciliation to GAAP financial measures.

SECTION 3. NEO COMPENSATION FOR THE 2020 PERFORMANCE YEAR

The below table reflects how the Compensation and HR Committee views the direct compensation earned by each of our NEOs for performance during 2020. The amounts reported in this table differ from those reported in the 2020 Summary Compensation Table, primarily due to SEC reporting rules for equity awards. First, the table below includes equity awards granted in March 2021 relating to 2020 performance, whereas the 2020 Summary Compensation Table includes equity grants made in 2020 for 2019 performance. Second, SEC rules require the value of an equity award modification to be included in the Summary Compensation Table for the year in which the modification occurs. As a result, the 2020 Summary Compensation Table includes the modification value for the 2020 PSUs as well as the original grant date value for 2020 PSUs, essentially reflecting these awards twice.

On the basis reflected below, 2020 variable compensation for all NEOs (including Mr. Van Saun) is down -11.1% as compared to 2019. In addition, Mr. Van Saun’s 2020 total compensation is down -9.5% as compared to 2019 and is also -9.0% below his target total compensation of $9.94 million. In comparison, variable compensation for all colleagues participating in our discretionary bonus program is down -6.3% on average.

		Variable Compensation					Total Compensation
Name	Base Salary	Cash(1)	Restricted Stock Units(2)	Performance Stock Units(2)	Total Variable Compensation	% Chg vs. 2019	Total Direct Compensation	% Chg vs. 2019
Bruce Van Saun	$1,487,000	$2,268,900	$1,890,750	$3,403,350	$7,563,000	-11.2%	$9,050,000	-9.5%
John F. Woods	$700,000	$852,000	$710,000	$1,278,000	$2,840,000	-9.1%	$3,540,000	-7.5%
Donald H. McCree III	$700,000	$864,000	$720,000	$1,296,000	$2,880,000	-12.7%	$3,580,000	-10.5%
Malcolm Griggs	$535,000	$596,000	$521,500	$372,500	$1,490,000	-11.0%	$2,025,000	-8.0%
Susan LaMonica	$535,000	$586,000	$512,750	$366,250	$1,465,000	-11.2%	$2,000,000	-8.0%

(1)	The cash portion of 2020 variable compensation awards is reflected in the “Bonus” column of the 2020 Summary Compensation Table.

(2)

The number of Company shares subject to these awards was determined based on the Company’s closing share price on the grant date. Because these awards were granted in March 2021, under SEC rules they will instead be reflected in the Summary Compensation Table in our proxy statement filed next year.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

As discussed in “—Section 2. Determining Executive Compensation”, the Compensation and HR Committee’s determination of executive compensation is based on various inputs, including Company and individual performance across various dimensions. The Compensation and HR Committee determined that the compensation amounts reflected in the preceding table were appropriate due to 2020 Company performance described earlier in the “Proxy Statement Summary—Our Financial Performance” section and the following key achievements.

Bruce Van Saun, Chairman and Chief Executive Officer:

•

Attained solid financial performance despite unprecedented circumstances, with reported Pre-Provision Net Revenue (“PPNR”) up 10% and Underlying* PPNR up 12% year-over-year (a 1507 basis point improvement relative to adjusted peer average), reflecting successful execution of the long-term strategy to increase fee income. Although profits were down, this was largely due to the combination of the pandemic’s impact on credit, the adoption of CECL and increased provision, with our results consistently meeting or exceeding investor expectations.

•

Led the effort to update the Company’s strategy in the wake of the pandemic and impact on customer needs and behaviors, including significant shifts to digital channels. Intense focus on expanding and accelerating our digital capabilities, investing in growth initiatives, fostering innovation and developing strong leaders.

•

Continued focus on additional efficiency actions to self-fund investments in our business despite an ongoing challenging economic backdrop, including incremental organizational simplification efforts, end-to-end digitization, and continued focus on our “Tapping our Potential” (“TOP”) Program.

•

Launched a number of programs to help customers navigate the crisis. In Consumer launched loan forbearance programs and kept our branches open for business, and in Commercial used our strong balance sheet to provide additional funding and/or loan modifications. Executed well on the Paycheck Protection Program (“PPP”), ultimately delivering approximately $5 billion in new loans, which helped 54,000 businesses and positively impacted over 500,000 jobs in the US. Our success in addressing customer needs can be seen by improvement in customer loyalty and satisfaction scores, including a 10-point increase in the Net Promoter Score for Business Banking as a result our of strong execution of the PPP.

•

Continued progress on the regulatory front, including a Technology control environment upgrade that was the culmination of several years of focus, risk programs that are successfully embedded into the business, an effective control environment and maturing conduct risk culture, and satisfactory regulatory ratings.

•

Prioritized the health and overall wellness of our colleagues throughout the crisis as well as establishing the right organizational culture, with the Company achieving first quartile results in McKinsey’s Organizational Health Index (“OHI”) survey. These results represent our continuous focus on human capital management initiatives since our initial public offering as well as our “colleague first” approach and leadership’s flexibility and empathy throughout the crisis.

•

Executed a smooth transition of leadership in the Consumer Banking business following the retirement of Brad Conner and continued progress in attracting and retaining top talent across the organization, including hiring a new Head of Wealth Management and Head of Investor Relations as well as continued talent investments in Technology and Digital.

* See Appendix A for information on Non-GAAP Financial Measures and their calculation or reconciliation to GAAP financial measures.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

John F. Woods, Vice Chairman and Chief Financial Officer:

•	Consistently led an enterprise change agenda throughout the year including the Company’s multi-faceted transformation initiatives.

•

Supported solid financial performance despite an unprecedented year of challenges, with record levels of fees, revenues, PPNR and liquidity, and continued the success of our TOP efficiency initiatives in order to self-fund investments in our business, with our TOP 6 program achieving approximately $225 million of pre-tax run-rate benefit in 2020.

•

Delivered on capital and liquidity needs through timely and efficient debt capital market transactions, including a sub-debt exchange offer and other transactions that materially increased qualifying capital and helped achieve a significant drop in deposit funding costs while simultaneously increasing deposit levels significantly.

•

Supported framework and evaluation of COVID-19 impacts and implications for strategy, allocating resources to fund organic development of customer capabilities, and identifying ways to address strategic gaps through inorganic opportunities.

•

Built out the innovation platform, including establishing a related internal technology framework and streamlining the process and related tools available to crowd source ideas more quickly and with increased ease.

Donald H. McCree III, Vice Chairman, Head of Commercial Banking:

•

Continued to deliver on our trusted advisor agenda. Delivered record years in high yield, M&A, and capital markets with the scale and complexity of transactions increasing. In addition, began to see solid sales momentum in our core treasury services, benefiting from our multi-year investment program, and our liquidity/deposit capabilities have been transformed.

•

Reorganized and launched six fully integrated investment banking led industry verticals resulting in increased expertise for our clients, increased pitch differentiation, and improved win rates. Successfully closed and integrated Trinity Capital, which brought new M&A advisory capabilities in the restaurant franchise space and continued to expand our client base in expansion markets.

•

Provided a high level of support to help our clients navigate through the disruption by implementing continuous client communication plans, redeploying resources to deliver PPP, accelerating decision making, and implementing enhanced cash burn analyses.

•

Responded aggressively to credit challenges, which not only helped our clients but also provided accurate and comprehensive analytics allowing us to triage the portfolio, drive corporate finance advisory and capital raising, and offer forbearance where appropriate.

Malcolm Griggs, Executive Vice President and Chief Risk Officer:

•

Continued effective delivery of the Company’s risk agenda. Strong risk management culture continues to be embedded in all divisions, governance programs continue to operate in an efficient and effective manner, the control environment and regulatory compliance areas remain strong, and we have enhanced our oversight capabilities for fraud and cyber security.

•

Successful implementation of CECL reserving methodologies, modeling of multiple economic scenarios in light of the economic impact of COVID-19, and implementation of detailed customer-impact analyses (including an industry leading cash-burn analysis for Commercial customers and forbearance analyses for Consumer customers, each performed quarterly) in order to improve the loan loss reserving process and provide early identification of customers needing extra attention and support. The Risk team was also key to the successful execution of the PPP.

•

Largely completed our Risk Transformation effort ahead of schedule and ahead of budget, which included strengthened alignment between the 1st and 2nd lines of defense, consolidated risk administration and operations activities, and creation of three new centers of excellence (control testing, risk reporting, and model development).

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

•

Formed a new Non-Financial Risk department to deepen the integration of compliance and operational risk in order to more effectively anticipate and prevent operational process weaknesses that could lead to compliance errors.

Susan LaMonica, Executive Vice President and Chief Human Resources Officer:

•

Supported an unprecedented and ongoing level of change at an accelerated pace driven by the crisis and the Company’s transformation, including moving approximately 10,000 colleagues to remote work while ensuring the safety of critical staff that needed to continue to come into the office, supporting the execution of the PPP by securing approximately 1,000 external resources and training approximately 1,400 people within a few weeks, implementing hazard pay programs and special benefit programs, pivoting to provide effective colleague and community support remotely, and frequently communicating with colleagues regarding ongoing developments.

•

Sharpened our focus on diversity, equity, and inclusion (“DE&I”), expanding our diverse slate commitment, completing a successful independent third-party audit of our policies and procedures to identify any unconscious bias, increasing reporting capabilities and frequency around DE&I metrics for each division, continuing to grow our business resource groups to approximately 3,000 colleagues, and announcing a $10 million investment aimed at enhancing awareness, creating access to capital and improving capabilities and opportunities for underserved communities.

•	Accelerated focus on the ESG agenda, including completing our first ESG materiality study, establishing an ESG governance structure and educating leaders on the topic.

•

Successfully led initiatives to strengthen the Company’s organizational health and culture as evidenced by a top quartile OHI score in 2020 that reflects a 15-point improvement since 2014. Continued to support Modern Operating Model, Next Generation Technology, and Digital initiatives through facilitating an ongoing infusion of talent and the build-out of related structural changes and leadership and development programs.

SECTION 4: OTHER COMPENSATION AND BENEFITS

Severance

Each of our active NEOs is party to an employment agreement that sets forth his or her compensation and benefits, including severance benefits available in certain circumstances. For details, see “Termination of Employment and Change of Control” below.

Nonqualified Deferred Compensation Plan

The CFG Voluntary Executive Nonqualified Deferred Compensation Plan was adopted effective as of January 1, 2009 and does not offer any matching contributions or provide for above-market earnings. During 2020, Mr. Van Saun was the only NEO who participated in the CFG Voluntary Executive Nonqualified Deferred Compensation Plan. For a description of the material terms of this deferred compensation plan, see the narrative following the 2020 Nonqualified Deferred Compensation table below.

401(k) Plan

We maintain a qualified defined contribution 401(k) plan for all of our colleagues. Colleagues may defer up to 50% of their eligible pay to the plan up to Internal Revenue Code limits. After colleagues have completed one full year of service, colleague contributions are matched at 100% up to an overall limit of 4% and colleagues receive an additional non-elective Company contribution equal to 2% of eligible earnings, subject to limits set by the Internal Revenue Service. For 2021, colleagues with 401(k) eligible pay of at least $500,000 will not receive the matching or non-elective Company contributions. Our NEOs are entitled to participate in our 401(k) plan on the same basis as colleagues generally and, as a result, will not be eligible to receive Company 401(k) contributions in 2021. For colleagues with eligible pay below $500,000, their Company matching contributions will continue with no changes in 2021 and the additional non-elective Company contribution will be reduced to 1% of eligible earnings, subject to limits set by the Internal Revenue Service.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Health and Welfare Benefit Plans

NEOs are eligible to participate in Company-sponsored benefit programs, offered on the same terms and conditions as those made generally available to our colleagues, including medical, dental, vision, and short-term and long-term disability plans.

Perquisites and Other Benefits

We provide our executives, including our NEOs, with financial planning services if desired by the executives. Our executives, including our NEOs, are also covered by relocation and matching charitable contribution programs that generally cover our colleagues. In addition, Mr. Van Saun uses the Company car for limited personal use for travel between his home and his primary office location so that he can most efficiently use that time for business purposes.

At the onset of the COVID-19 crisis in the Northeast, the Board in conjunction with the Chief Risk Officer and Chief Human Resources Officer, directed Mr. Van Saun that he should not take commercial airline transportation, including for personal purposes. This decision was made for the protection of Mr. Van Saun’s health and safety to support the effective management of Citizens throughout the crisis. Accordingly, the full incremental cost to the Company of two trips on the Company aircraft during which Mr. Van Saun travelled with family members has been reflected in the “All Other Compensation” column of the 2020 Summary Compensation Table.

SECTION 5. GOVERNANCE POLICIES AND PRACTICES

Compensation and HR Committee Interlocks and Insider Participation

None of the members of the Compensation and HR Committee who served during 2020 are current or former officers or employees of the Company or any of our subsidiaries. No Company executive officer served on the compensation committee of another entity that employed an executive officer who also served on our Board. No Company executive officer served as a director of an entity that employed an executive officer who also served on our Compensation and HR Committee.

Compensation Consultants

The Compensation and HR Committee retained Compensation Advisory Partners, LLC (“CAP”) to provide guidance and advice on compensation-related matters during 2020. CAP has been directly selected and retained by the Compensation and HR Committee to provide a broad set of services pertaining to the compensation of our executives and our directors. The Compensation and HR Committee does not engage CAP for any additional services outside of executive and director compensation consulting, and they are not separately engaged by management for any services. In connection with CAP’s retention and on an annual basis, the Compensation and HR Committee conducts an assessment of potential conflicts of interest, considering various factors including the six factors mandated by the New York Stock Exchange rules, and no conflicts of interest relating to its services have been identified.

In addition, management retains McLagan to provide market compensation data, which is referenced by the Compensation and HR Committee when making executive compensation decisions as discussed earlier in “—Section 2. Determining Executive Compensation.”

Compensation Peer Group

As mentioned earlier in “—Section 2. Determining Executive Compensation”, the Compensation and HR Committee refers to peer data as a reference point in making compensation decisions and to better understand whether our pay practices remain competitive, although we do not benchmark a specific percentile for executive compensation. In determining the appropriate positioning of our compensation relative to that of peers, the Compensation and HR Committee focuses on how well the Company has performed relative to internal targets and peers, including the rate of growth in various metrics relative to peers.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

The Compensation and HR Committee reviews the compensation peer group annually in consultation with its compensation consultant, with the Compensation and HR Committee making any adjustments to the peer group based on the advice of management and its compensation consultant. The peer group consists of companies with which the Company competes for talent and stockholder investments, and which are generally similar in size and business mix.

During the 2019 review of our peer group, the Compensation and HR Committee determined that Huntington Bancshares and Truist Financial should be included in the compensation peer group starting in 2020. This peer group change corresponds with identical changes that have been made to our financial peer group also for 2020. This decision was confirmed during the 2020 review of our peer group, as a result of which no additional changes were made.

Comerica Corporation	KeyCorp	Regions Financial Corporation
Fifth Third Bancorp	M&T Bank Corporation	Truist Financial
Huntington Bancshares	PNC Financial Services Group	U.S. Bancorp

Clawback and Forfeiture Process

The Company maintains a firm-wide process through which events (referred to as “Trigger Events”) are reviewed to determine whether they should have an impact on a colleague’s compensation from previous years or for the current year. This process applies to all our colleagues, including our NEOs. The Accountability Review Panel (“ARP”) consists of the direct reports to our CEO with our Chief Risk Officer serving as chair and meets on a regular basis to consider whether specific Trigger Events should result in compensation adjustments for involved colleagues. Trigger Events include not only any financial restatements, but also events having a material impact on the Company that have arisen as a result of certain colleague behavior, including failure to adequately consider risk. Potential actions by the ARP include current-year compensation adjustments, forfeiture of unvested awards, or clawback. This process is in addition to any clawback or recovery rights under applicable law.

The Compensation and HR Committee monitors regulatory developments relating to clawback and forfeiture and will continue to evaluate our practices in order to ensure they drive appropriate behavior and discourage inappropriate risk taking, as well as comply with applicable law.

Stock Ownership and Retention Guidelines

The Company maintains stock ownership and retention guidelines in order to further align the long-term interests of our executives with those of our stockholders. Our stock ownership guidelines require that our executives hold shares having an aggregate value equal to a multiple of executives’ annual base salary, as reflected below.

Position	Multiple of Salary
Chief Executive Officer	6x salary
Executive Committee members (including NEOs)	3x salary
Other Executive Officers	1x salary

Shares that count for purposes of ownership under the guidelines include (i) shares or units for which receipt has been deferred (including shares held through our 401(k) plan, shares purchased under our tax-qualified employee stock purchase program, unvested RSUs, and shares or units held through a deferred compensation plan

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

maintained by the Company), (ii) shares held in a trust for an immediate family member, provided the executive or director retains investment control, and (iii) restricted stock and unvested RSUs (that may only be settled in shares) that are subject to time-based vesting conditions only. Unexercised options (whether vested or unvested), performance awards (including performance-based restricted stock and performance-based units), and unvested RSUs that may only be settled in cash would not count towards the satisfaction of these guidelines.

Each executive has five years from the date he or she becomes subject to these guidelines to achieve compliance. In addition, executives are required to hold 50% of the net shares acquired as a result of settlement of compensatory awards until he or she is in compliance with his or her applicable ownership requirement. As of December 31, 2020, each of our NEOs was in compliance with his or her applicable ownership requirement.

Prohibition on Hedging and Pledging

We prohibit our colleagues and directors, including our NEOs and other officers, from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or offset a decrease in the market value of the Company’s equity securities or pledging their ownership in our securities (including equity- based awards), which would undermine the risk alignment embedded in our executive compensation program.

Process for Approval of Equity Grants

We do not grant equity awards in anticipation of the release of material, non-public information, nor do we time the release of material, non-public information based on equity grant dates. The Compensation and HR Committee has delegated the authority to make off-cycle equity grants under the Citizens Financial Group, Inc. 2014 Omnibus Plan (“Omnibus Plan”) to participants other than our executives to the Equity Committee of the Board, which is comprised of our Chairman and CEO, subject to limits designated by the Compensation and HR Committee, as described above in “Corporate Governance Matters—Board Governance and Oversight—Committees of the Board.”

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1 million paid to its CEO and other covered officers. In setting executive compensation, the Compensation and HR Committee considers the factors identified in more detail in “—Section 2. Determining Executive Compensation.”

COMPENSATION AND HR COMMITTEE REPORT

The Compensation and HR Committee has reviewed and discussed the CD&A included in this proxy statement with members of management, and based on such review and discussions, the Compensation and HR Committee recommended to the Board that the CD&A be included in this proxy statement.

The Compensation and Human Resources Committee
Leo I. Higdon (Chair)
William P. Hankowsky Edward J. Kelly III
Wendy A. Watson

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EXECUTIVE COMPENSATION

2020 Summary Compensation Table

This 2020 Summary Compensation Table reflects the compensation of our NEOs in accordance with SEC reporting rules, which require that cash awards be disclosed in the year in which they are earned and that equity grants be disclosed in the year of grant (regardless of whether they were earned for performance during that year or the prior year).

In addition, the SEC rules require the value of an equity award modification to be included in the Summary Compensation Table for the year in which the modification occurs. As a result, the 2020 Summary Compensation Table below includes the modification value for the 2020 PSUs as well as the original grant date value for 2020 PSUs, essentially presenting these awards twice (see “Compensation Discussion and Analysis—Section 3. NEO Compensation for the 2020 Performance Year”).

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)	Total ($)

Bruce Van Saun,	2020	1,487,000	2,268,900	10,422,527	156,896	14,335,323
Chairman &	2019	1,487,000	2,553,900	5,749,060	108,482	9,898,442
Chief Executive Officer	2018	1,487,000	2,463,900	5,259,033	196,000	9,405,933

John F. Woods,	2020	700,000	852,000	3,825,899	35,001	5,412,900
Vice Chairman &	2019	700,000	937,500	2,099,972	33,621	3,771,093
Chief Financial Officer	2018	700,000	900,000	1,889,986	64,859	3,554,845

Donald H. McCree III,	2020	700,000	864,000	4,040,136	30,700	5,634,836
Vice Chairman,	2019	700,000	990,000	2,327,448	5,600	4,023,048
Head of Commercial Banking	2018	700,000	997,500	2,222,468	12,602	3,932,570

Malcolm Griggs,	2020	532,692	596,000	1,531,928	44,100	2,704,720
Executive Vice President &	2019	525,000	670,000	983,978	41,800	2,220,778
Chief Risk Officer (1)	2018	519,231	710,368	878,958	71,194	2,179,751

Susan LaMonica,	2020	532,692	586,000	1,508,971	44,100	2,671,763
Executive Vice President &
Chief Human Resources Officer (1)

(1)	Represents the actual salary earned by Mr. Griggs and Ms. LaMonica during 2020, which for each reflects an increase in their salary from $525,000 to $535,000 effective as of March 23, 2020.

(2)

Mr. Van Saun elected to defer 10% of his 2020 base salary, or $148,700, pursuant to the CFG Voluntary Executive Nonqualified Deferred Compensation Plan, which is discussed in the narrative following the 2020 Nonqualified Deferred Compensation table.

(3)

Amounts in this column reflect the cash portion of annual variable compensation awards for the 2020, 2019, and 2018 performance years. Mr. Van Saun elected to defer 80% of the cash portion of his 2020 variable compensation ($1,815,120 out of $2,268,900) pursuant to the CFG Voluntary Executive Nonqualified Deferred Compensation Plan, which is discussed in the narrative following the 2020 Nonqualified Deferred Compensation table.

(4)

Amounts in this column for 2020 reflect the aggregate grant date fair value of RSUs and PSUs granted in March 2020 as part of 2019 performance year compensation as well as the modification date fair value for the PSUs that were originally granted in March 2020 and subsequently modified in December 2020 (see “Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Variable Compensation Mix—2020 PSU Modification”). The fair value of awards has been calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), using the valuation methodology and assumptions set forth in Note 17 to the Company’s 2020 Annual Report on Form 10-K for the year ended December 31, 2020, which are hereby incorporated by reference.

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For PSUs granted and modified in 2020, the amounts above were calculated based on the probable outcome of the performance conditions as of the service inception date and date of modification, respectively, and represent the value of the target number of units granted, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the service inception date under FASB ASC 718. Maximum payout level for our 2020 PSUs is 100% of target, which is the number of units represented in the table. For a breakdown of all awards granted during 2020, see the 2020 Grants of Plan-Based Awards table.

(5)

The below table reflects 2020 amounts included as “All Other Compensation” for each NEO. For Mr. Van Saun, the following should be noted: (i) the amount attributable to personal use of the Company car has been calculated based on variable vehicle costs (maintenance, fuel, tolls), variable driver costs (overtime and bonus), and the percentage of miles driven for personal versus business use; and (ii) the amount attributable to personal aircraft use reflects the incremental cost to the Company to operate its aircraft on two occasions during 2020 that were for Mr. Van Saun’s personal purposes, following instruction from the Board that he should not fly commercial due to the risks posed by COVID-19 to the Company should he become ill.

Name	401(k) Company Contribution ($)	Charitable Matching Contribution ($)	Personal Use of Car and Driver ($)	Personal Use of Aircraft ($)	Financial Planning ($)	Total ($)
Bruce Van Saun	17,100	52,000	25,447	38,349	24,000	156,896
John F. Woods	17,100	1,000	-	-	16,901	35,001
Donald H. McCree III	5,700	25,000	-	-	-	30,700
Malcolm Griggs	17,100	27,000	-	-	-	44,100
Susan LaMonica	17,100	27,000	-	-	-	44,100

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2020 Grants of Plan-Based Awards

			Estimated Future Payouts Under Equity Incentive			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
			Plan Awards
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)

Bruce Van Saun	3/2/2020	(2)	63,872	127,746	191,618	-	4,285,878
	12/16/2020	(2)	63,872	127,746	127,746	-	4,434,064
	3/2/2020	(3)	-	-	-	51,098	1,702,585

John F. Woods	3/2/2020	(2)	23,446	46,893	70,338	-	1,573,260
	12/16/2020	(2)	23,446	46,893	46,893	-	1,627,656
	3/2/2020	(3)	-	-	-	18,757	624,983

Donald H. McCree III	3/2/2020	(2)	24,758	49,519	74,278	-	1,661,362
	12/16/2020	(2)	24,758	49,519	49,519	-	1,718,804
	3/2/2020	(3)	-	-	-	19,807	659,969

Malcolm Griggs	3/2/2020	(2)	7,540	15,081	22,620	-	505,968
	12/16/2020	(2)	7,540	15,081	15,081	-	523,462
	3/2/2020	(3)	-	-	-	15,081	502,499

Susan LaMonica	3/2/2020	(2)	7,426	14,855	22,282	-	498,385
	12/16/2020	(2)	7,426	14,855	14,855	-	515,617
	3/2/2020	(3)	-	-	-	14,855	494,969

(1)

Amounts in this column reflect the grant date fair value of awards calculated in accordance with FASB ASC 718, using the valuation methodology and assumptions set forth in Note 17 to the Company’s 2020 Annual Report on Form 10-K for the year ended December 31, 2020, which are hereby incorporated by reference. For PSUs, the amounts above were calculated based on the probable outcome of the performance conditions as of the service inception date and date of modification, respectively, and represent the target number of units, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the service inception date under FASB ASC 718.

(2)

Represents PSUs granted under the Omnibus Plan for performance year 2019, with ultimate payouts to be based half on ROTCE and half on Diluted EPS in addition to a +/-10% relative TSR modifier, in each case during the performance period of 2020-2022. For more detail, see “Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Variable Compensation Mix.” Also reflected in this table is the modification value of these same awards as discussed in “Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Variable Compensation Mix—2020 PSU Modification”. In connection with the modification, maximum payout for these awards was capped at target. Cash dividends on unvested PSUs are accrued during the vesting period, but accrued dividends are only paid if and when the awards vest to the extent earned based on performance.

(3)

Represents RSUs granted under the Omnibus Plan for performance year 2019 that vest ratably over three years. Cash dividends on unvested RSUs are accrued during the vesting period, but accrued dividends are only paid if and when the awards vest.

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Outstanding Equity Awards at 2020 Fiscal Year-End

The following table shows, for each NEO, the outstanding equity awards held as of December 31, 2020. These awards include RSUs and PSUs granted in years 2018, 2019, and 2020.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Bruce Van Saun
2018 RSUs (2)	11,505	411,419	-	-
2018 PSUs (3)	102,648	3,670,692	-	-
2019 RSUs (4)	29,595	1,058,317	-	-
2019 PSUs (5)	-	-	83,239	2,976,627
2020 RSUs (6)	51,098	1,827,264	-	-
2020 PSUs (7)	-	-	95,809	3,426,130

John F. Woods
2018 RSUs (2)	4,134	147,832	-	-
2018 PSUs (3)	36,889	1,319,151	-	-
2019 RSUs (4)	10,810	386,566	-	-
2019 PSUs (5)	-	-	30,405	1,087,283
2020 RSUs (6)	18,757	670,750	-	-
2020 PSUs (7)	-	-	35,169	1,257,643

Donald H. McCree III
2018 RSUs (2)	4,862	173,865	-	-
2018 PSUs (3)	43,379	1,551,233	-	-
2019 RSUs (4)	11,981	428,441	-	-
2019 PSUs (5)	-	-	33,699	1,205,076
2020 RSUs (6)	19,807	708,298	-	-
2020 PSUs (7)	-	-	37,138	1,328,055

Malcolm Griggs
2018 RSUs (2)	3,365	120,332	-	-
2018 PSUs (3)	12,008	429,406	-	-
2019 RSUs (4)	8,864	316,977	-	-
2019 PSUs (5)	-	-	9,972	356,599
2020 RSUs (6)	15,081	539,297	-	-
2020 PSUs (7)	-	-	11,310	404,446

Susan LaMonica
2018 RSUs (2)	3,560	127,306	-	-
2018 PSUs (3)	12,705	454,331	-	-
2019 RSUs (4)	8,837	316,011	-	-
2019 PSUs (5)	-	-	9,942	355,526
2020 RSUs (6)	14,855	531,215	-	-
2020 PSUs (7)	-	-	11,140	398,366

(1)

The values in these columns have been calculated by multiplying the number of shares outstanding as of December 31, 2020 by $35.76, the closing price of a Company share on the NYSE on December 31, 2020.

(2)	These amounts reflect RSUs granted in March 2018 for the 2017 performance year under the Omnibus Plan, which had one remaining installment scheduled to vest on March 1, 2021.

(3)

These amounts reflect PSUs granted in March 2018 for the 2017 performance year under the Omnibus Plan, which were earned during the three year performance period of January 1, 2018 through December 31, 2020 based half on ROTCE

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

and half on Diluted EPS, and which were scheduled to vest on March 1, 2021. The Compensation and HR Committee assessed the performance of these awards at its February 10, 2021 meeting, as described earlier in “Compensation Discussion and Analysis—Section 2. Determining Executive Compensation—Assessment of 2018 PSUs.”

(4)	These amounts reflect RSUs granted in March 2019 for the 2018 performance year under the Omnibus Plan, which had two remaining equal installments scheduled to vest on March 1, 2021 and 2022.

(5)

These amounts reflect PSUs granted in March 2019 for the 2018 performance year under the Omnibus Plan, which were scheduled to vest on March 1, 2022 following the end of the three-year performance period of January 1, 2019 through December 31, 2021, based half on ROTCE and half on Diluted EPS as described earlier in “Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Variable Compensation Mix.” Based on performance through December 31, 2020, amounts in this column reflect overall 75% of target level of performance, with target performance level reflected for ROTCE and threshold performance level reflected for Diluted EPS.

(6)	These amounts reflect RSUs granted in March 2020 for the 2019 performance year under the Omnibus Plan, which had three equal installments scheduled to vest on March 2, 2021, 2022, and 2023.

(7)

These amounts reflect PSUs granted in March 2020 for the 2019 performance year under the Omnibus Plan, which were scheduled to vest on March 2, 2023 following the end of the three-year performance period of January 1, 2020 through December 31, 2022, based half on ROTCE and half on Diluted EPS in addition to a +/-10% TSR relative modifier. For more detail, see “Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Variable Compensation Mix.” These awards were modified in December 2020 as discussed in “Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Variable Compensation Mix—2020 PSU Modification.” Based on performance through December 31, 2020, amounts in this column reflect overall 75% of target level of performance, with target performance level reflected for ROTCE and threshold performance level reflected for Diluted EPS and no impact due to the TSR modifier.

Stock Vested in 2020

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(2)
Bruce Van Saun	164,778	5,221,815
John F. Woods	42,497	1,346,730
Donald H. McCree III	69,125	2,190,571
Malcolm Griggs	25,855	819,345
Susan LaMonica	27,775	880,190

(1)	Amounts reflect Company shares issued under the Omnibus Plan in connection with the vesting of equity-based awards in 2020.

(2)

The values reflected in this column were calculated by multiplying the number of shares that vested by the closing price of a Company share on the NYSE on each applicable vesting date during 2020 or, as applicable, on the last trading day prior to the vesting date in the case of a vesting date occurring on a weekend.

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2020 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FY ($)
Bruce Van Saun(1)	1,963,820	1,828,830	13,232,005
John F. Woods	-	-	-
Donald H. McCree III	-	-	-
Malcolm Griggs	-	-	-
Susan LaMonica	-	-	-

(1)

The material terms of the CFG Voluntary Executive Nonqualified Deferred Compensation Plan are described in the narrative below. Executive contributions for Mr. Van Saun in the last fiscal year include the deferred portion of his 2020 base salary ($148,700, which is included in the “Salary” column of the 2020 Summary Compensation Table) and the deferred portion of his 2020 variable compensation paid in cash during 2021 ($1,815,120, which is included in the “Bonus” column of the 2020 Summary Compensation Table). The aggregate balance at last fiscal year includes $9,588,756 that has been reported as compensation in summary compensation tables for previous years.

(2)	For Mr. Van Saun, the amount in this column reflects the earnings on his deferred compensation plan account during 2020.

We sponsor the CFG Voluntary Executive Nonqualified Deferred Compensation Plan, which does not offer any matching contributions or provide for above-market earnings. During 2020, Mr. Van Saun participated in the CFG Voluntary Executive Nonqualified Deferred Compensation Plan and elected to defer 10% of his base salary and 80% of the cash portion of his variable compensation award for the 2020 performance year.

Under the CFG Voluntary Executive Nonqualified Deferred Compensation Plan, eligibility is limited to colleagues who have total compensation in the immediately preceding year equal to or exceeding the Internal Revenue Code Section 401(a)(17) limit for the relevant plan year. Participants are permitted to defer between 1% and 80% of their base salary and annual cash bonus. Participants select the allocation of their accounts among investment indices available under the plan. Our Board has the power to amend the plan at any time, as long as the amount accrued to the date of amendment in any account under the plan is not decreased or otherwise restricted. In addition, following a termination of employment, participants in the CFG Voluntary Executive Nonqualified Deferred Compensation Plan are entitled to receive amounts that have been deferred under that plan.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

We have entered into an employment agreement with each of our NEOs, the material terms of which are summarized below, including severance provisions. In addition, the treatment of equity-based awards held by our NEOs upon a termination of employment and change of control are summarized below. Please see the Potential Payments Table below for quantification of estimated payments and benefits to which our NEOs would be entitled under various termination scenarios and upon a change of control, in each case, assuming such event occurred on December 31, 2020.

Equity Awards

Equity awards under the Omnibus Plan granted to our NEOs have the following treatment upon termination of employment. Provisions relating to the treatment of Bruce Van Saun’s equity-based awards upon termination of employment (including following a change of control of the Company) are included below in the description of his employment agreement.

•	Termination

RSU Awards - If a participant’s employment with the Company is terminated by the Company without “cause” (as defined in award agreements), or by reason of “disability” or “retirement” (as defined in

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

award agreements), vesting and settlement of awards will continue as originally scheduled subject to the participant not engaging in “detrimental activity” (as defined in award agreements), or “competitive activity” (as defined in award agreements) in the case of disability or retirement, during the remaining vesting period. If a participant voluntarily resigns or is terminated by the Company for cause, unvested awards will be forfeited. All unvested awards will become vested on the date of a participant’s death.

PSU Awards - In the event of a termination by reason of disability or retirement, awards will continue to vest in accordance with the original schedule subject to actual performance and will not be pro-rated based on service, provided the participant does not engage in detrimental activity or competitive activity. In the event of an involuntary termination by the Company of the grantee without cause, awards will continue to vest in accordance with the original schedule subject to actual performance and will not be pro-rated based on service, provided that the termination does not occur prior to the first anniversary of the performance period start date and the participant does not engage in detrimental activity; if the termination occurs prior to the first anniversary of the performance period start date, awards will be forfeited. If a participant voluntarily resigns or is terminated for cause, unvested awards will be forfeited. Awards will become vested at target on the date of a participant’s death and will not be subject to pro-ration based on service.

•	Change of Control Omnibus Plan Provisions

In the event of a “change of control” (as defined in the Omnibus Plan and summarized below), except as otherwise provided in the applicable award agreement, the Compensation and HR Committee may provide for:

•	continuation or assumption of outstanding awards under the Omnibus Plan by the Company (if we are the surviving corporation) or by the surviving corporation or its parent;

•	substitution by the surviving corporation or its parent of awards with substantially the same terms and value as such outstanding awards under the Omnibus Plan;

•

acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or conditions deemed met at target) or the right to exercise outstanding awards immediately prior to the date of the change of control and the expiration of awards not timely exercised by the date determined by the Compensation and HR Committee; or

•

in the case of outstanding stock options and SARs, cancelation in consideration of a payment in cash or other consideration equal to the intrinsic value of the award. The Compensation and HR Committee may, in its sole discretion, terminate without the payment of any consideration, any stock options or SARs for which the exercise or hurdle price is equal to or exceeds the per share value of the consideration to be paid in the change of control transaction.

Under the Omnibus Plan, except as otherwise provided in a participant’s award agreement, change of control generally means the occurrence of one or more of the following events:

•	the acquisition of more than 50% of the combined voting power of our outstanding securities (other than by an employee benefit plan or trust maintained by the Company);

•	the replacement of the majority of our directors during any 12-month period;

•

the consummation of our merger or consolidation with another entity (unless our voting securities outstanding immediately before such transaction continue to represent at least 50% of the combined voting power and total fair market value of the securities of the surviving entity, or if applicable, the ultimate parent thereof, outstanding immediately after such transaction); or

•

the transfer of our assets having an aggregate fair market value of more than 50% of the fair market value of the Company and our subsidiaries immediately before such transfer, but only to the extent that in connection with such transfer or within a reasonable period thereafter, our stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the fair market value of the Company and our subsidiaries immediately before such transfer.

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RSU and PSU Award Agreements

Upon a change of control, PSUs will be assessed to determine the actual number earned as of the date of the change of control and the earned portion will remain subject to time-based vesting conditions until the end of the original vesting period. If within 12 months following a change of control, the participant’s employment is terminated by the Company without cause or the participant resigns for “good reason” (as defined in award agreements), RSUs and PSUs will fully vest and be settled immediately following the termination, with the level of performance for PSUs measured as of the change of control.

Severance

The severance to which our NEOs are entitled in various circumstances is governed by their employment agreements, which are described below in “—Employment Agreements with Our NEOs.” None of our NEOs’ employment agreements provide for excise tax gross-ups in connection with a change of control.

In addition to severance pay, under our severance practice our NEOs would also be entitled to receive benefits under our then-existing health and welfare plans for one month at active colleague rates, prior to the start of the COBRA continuation period. Outplacement services would also be offered for 12 months. We may amend or terminate this practice at any time.

Employment Agreements with Our NEOs

The material terms of the agreements entered into with our NEOs are summarized below.

Employment Agreement with Mr. Van Saun

In light of UK and European remuneration regulations ceasing to apply to the Company in late 2015, we entered into an amended employment agreement with Mr. Van Saun on May 5, 2016. The Compensation and HR Committee’s objective was to put into place an arrangement that balanced its former obligations under Mr. Van Saun’s prior agreement and achieved the following positive results for the Company: (i) motivates and rewards Mr. Van Saun for the achievement of our strategic objectives; (ii) provides additional retentive value; and (iii) aligns terms and conditions more closely with US market practice.

The agreement had an initial five-year term that was extended automatically for a subsequent two-year term, which will expire on May 5, 2023. There is no further opportunity for automatic renewal. In the event of Mr. Van Saun’s voluntary resignation, he would be required to provide the Company at least six months notice in order to effectuate an orderly handover of duties.

Pursuant to the agreement, Mr. Van Saun is entitled to receive an annual base salary of $1,487,000 and has a target total compensation opportunity of $9.94 million, which was most recently increased from $9.0 million in June 2019 in light of the subsequent increases to median CEO compensation in our peer group. No changes were made to Mr. Van Saun’s target total compensation opportunity in 2020. The form and terms of Mr. Van Saun’s variable compensation are to be determined annually by the Compensation and HR Committee. In addition, Mr. Van Saun is eligible to participate in employee benefits available to the Company’s senior executives generally.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Under the terms of his agreement, Mr. Van Saun is also entitled to the following payments and benefits upon termination of employment in various scenarios, in each case, subject to execution and non-revocation of a release in our favor:

Termination without cause or resignation for good reason absent a change of control

Mr. Van Saun would receive a lump sum cash severance payment equal to two times his base salary and would also receive a pro-rata portion of his target cash bonus for the year of termination to be paid when cash bonuses are paid to other executives, in each case, subject to an orderly handover of duties. In addition, his outstanding unvested equity awards would continue to vest on their original schedule, with PSUs subject to actual performance and, in each case, subject to Mr. Van Saun not engaging in detrimental activity for 12 months post-termination.

Termination without cause or resignation for good reason following a change of control

In the event of a qualifying termination of employment occurring within 24 months following a change of control, Mr. Van Saun would receive a lump sum cash severance payment equal to three times the sum of his base salary and his target cash bonus for the year of termination, plus a pro-rata portion of his target cash bonus for the year of termination. Upon the change of control, Mr. Van Saun’s PSUs would be frozen at target performance level, but not accelerated. Following the subsequent qualifying termination, all of Mr. Van Saun’s outstanding equity awards would immediately vest and be paid. The agreement also provides that if any payments or benefits to Mr. Van Saun (whether or not under the employment agreement) would be considered parachute payments pursuant to Internal Revenue Code Section 280G, these payments and benefits would be reduced to the extent necessary to avoid triggering the excise tax under Internal Revenue Code Section 4999 unless he would be better off (on an after-tax basis) if he received all payments and benefits due and paid all excise and income taxes. The employment agreement does not provide any gross-up for excise taxes.

Resignation without Good Reason (Retirement)

Mr. Van Saun currently meets the Company’s retirement rule as his age plus years of service equals or exceeds 65, with a minimum of at least five years of service. In connection with Mr. Van Saun’s retirement, he would be required to provide at least six months notice and effectuate an orderly handover of duties. At the time of termination, if the Company requires Mr. Van Saun to work during the notice period, the Company and Mr. Van Saun would mutually agree on how a pro-rata portion of his variable compensation (excluding performance-based awards) for the year in termination would be payable. Outstanding unvested equity and awards would continue to vest on their original schedule, with PSUs subject to actual performance and, in each case, subject to Mr. Van Saun not engaging in competitive activity during the remaining vesting period or specified detrimental activity for 12 months post-termination.

Death

Mr. Van Saun’s estate would receive his base salary through the end of the month in which his death occurs as well as a pro-rata portion of his target cash bonus. In addition, his outstanding equity awards would immediately vest and be paid, with PSUs vesting at target level.

Disability

Mr. Van Saun would continue to receive his base salary up to the date he becomes eligible for long-term disability benefits under the Company’s plan (currently, six months from the date of disability) and, in addition, his outstanding unvested equity awards would continue to vest on their original schedule, with PSUs subject to actual performance and, in each case, subject to Mr. Van Saun not engaging in competitive activity during the remaining vesting period or specified detrimental activity for 12 months post-termination.

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Mr. Van Saun is subject to a perpetual confidentiality covenant. In addition, Mr. Van Saun is subject to non-competition and non-solicitation covenants. The non-competition covenant applies for six months post- termination, concurrent with any notice period, in the event of a termination without cause or resignation for good reason. For this purpose, competitors are defined to include the following companies: J.P. Morgan Chase, Bank of America Corporation, Citigroup Inc., Wells Fargo & Company, U.S. Bancorp, Regions Financial Corporation, M&T Bank Corporation, PNC Financial Services Group, Fifth Third Bancorp, SunTrust Banks, Inc., Comerica Corporation, KeyCorp, BB&T Corporation, Capital One Financial Corp. and TD Bank Financial Group. The non-solicitation covenant prohibits solicitation of colleagues as well as customers and prospective clients for 12 months post-termination, concurrent with any notice period, in the event of a termination without cause or resignation for good reason.

The agreement includes the following definitions of cause and good reason:

“Cause” includes: (i) any indictment for, conviction of, plea of guilty or nolo contendere to by Mr. Van Saun for the commission of: (a) any felony, (b) any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S. C. § 1829; or (c) a misdemeanor involving dishonesty; (ii) if Mr. Van Saun willfully commits a material breach of his obligations under his employment agreement or repeats or continues after written warning any material breach of his obligations under his employment agreement, or is, in the opinion of the Board, guilty of gross misconduct which brings him or the Company or any of its affiliates into disrepute; (iii) if Mr. Van Saun is guilty of dishonesty in the conduct of his duties under his employment agreement, gross incompetence, willful neglect of duty, or of mismanagement of his financial affairs through failure to observe the Company’s rules and procedures for the operation of bank accounts and/or borrowing; (iv) if Mr. Van Saun commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief to insolvent debtors; or (v) if, as a result of any default on the part of Mr. Van Saun, he is prohibited by law from acting as an officer of the Company or any of its affiliates.

“Good Reason” includes a material breach of the employment agreement by the Company, or a substantial diminution or other substantial adverse change, not consented to by Mr. Van Saun, in the nature or scope of his responsibilities, authorities, powers, functions or duties or in his base salary, except that removal of the role of Chairman of the Company from his duties shall not amount to good reason.

Employment Agreements with Other NEOs

Each of Messrs. Woods, McCree and Griggs, and Ms. LaMonica has entered into an employment agreement with the Company. These agreements generally provide for the terms of each executive’s compensation arrangement, including salary and variable compensation, vacation and eligibility for other health and welfare benefits. Under each executive’s agreement, the executive is subject to a notice period with regard to his or her intent to resign (120 days for Messrs. Woods and McCree and 90 days for Mr. Griggs and Ms. LaMonica). In addition, each of the agreements contains covenants regarding the non-solicitation of customers and colleagues that apply for 12 months following a termination of employment for any reason.

The agreements provide that the executive is entitled to a minimum payment of 26 weeks of base salary in the event he or she is made redundant or is terminated by the Company without “cause” (as defined in the agreements), subject to the execution and non-revocation of a release in favor of the Company. This level of severance is consistent with severance available to all executives. In addition, the agreements each provide for double trigger severance in the event of a qualifying termination following a change of control. The decision to provide this severance was made in 2017 following a review of peer practice and to achieve parity among members of senior management. In the event of a termination by the Company without “cause” (as defined in the agreements) or resignation by the executive with “good reason” (as defined in the agreements) within 24 months following a change of control, each of Messrs. Woods, McCree and Griggs and Ms. LaMonica will receive severance consisting of: (i) two times the sum of his or her current base salary and average cash bonus received during the prior three years, plus (ii) a pro-rata cash bonus for the year in which termination occurs, also based on the average cash bonus during the prior three years.

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The agreements in place for Messrs. Woods and McCree also provide that, for purposes of calculating retirement eligibility under the Company’s various plans, each executive will be credited with an additional five years of service. Pursuant to Mr. Woods’ agreement, his target variable compensation is $2.7 million and when he joined the Company he was granted a $7 million buy-out award in order to compensate him for the bonus which would have otherwise been paid to him by his former employer for the 2016 year and the value of awards he forfeited in connection with his resignation. Of that amount, $3 million was paid in cash on March 31, 2017 and $4.66 million was granted in the form of RSUs with a three year vesting schedule (all of which was vested as of December 31, 2020), with the increase in award value from $4 million to $4.66 million due to the difference between the initial valuation and the grant date values.

The agreements include the following definitions of cause and good reason:

“Cause” includes (i) any conviction (including a plea of guilty or of nolo contendere or entry into a pre-trial diversion program) for the commission of a felony or any conviction of any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829; (ii) an act of gross misconduct, fraud, embezzlement, theft or material dishonesty with the executive’s duties or in the course of employment with the Company or an affiliate; (iii) failure on the part of executive to perform his or her employment duties in any material respect, which is not cured to the reasonable satisfaction of the Company within 30 days after the executive receives written notice of such failure; (iv) the executive’s violation of the provisions of his or her employment agreement relating to non-solicitation, confidentiality, ownership of materials, duty to return Company property or intellectual property rights; and/or (v) the executive makes any material false or disparaging comments about the Company or any Company affiliate, or any Company or Company affiliate employee, officer, or director, or engages in any such activity which in the opinion of the Company is not consistent with providing an orderly handover of the executive’s responsibilities.

“Good Reason” includes a material diminution in the executive’s authority, duties, or responsibilities, a material diminution in the executive’s base salary other than a general reduction in base salary that affects all similarly situated colleagues, or a relocation of the executive’s principal place of employment by more than 50 miles from his or her current principal place of employment, unless the new principal place of employment is closer to the executive’s home address.

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Potential Payments Table

The following table summarizes estimated payments and benefits that would be provided to our NEOs pursuant to their employment agreements, our severance practice and the terms of outstanding awards, in connection with a termination of employment under various scenarios or a change of control, assuming such event occurred on December 31, 2020.

For a summary of the material terms of the outstanding equity awards, the severance to which NEOs would be entitled, and the terms and conditions of our NEOs’ employment agreements, see “—Equity Awards”, “—Severance” and “—Employment Agreements with our NEOs” above.

Name	Voluntary Termination ($)		Voluntary Termination with Good Reason ($)		Not for Cause Termination ($)		For Cause Termination ($)	Change in Control Not for Cause Termination ($)		Change in Control Good Reason Resignation ($)		Change in Control Only (No Related Termination) ($)	Death ($)		Disability ($)		Retirement ($)
Bruce Van Saun
Cash Payment	4,159,650	(6)	5,509,900	(7)	5,509,900	(7)	-	14,604,600	(8)	14,604,600	(8)	-	2,535,900	(9)	743,500	(10)	4,159,650	(6)
Equity Awards(1)(2)	15,504,749		15,504,749		15,504,749		-	15,504,749		15,504,749		-	15,504,749		15,504,749		15,504,749
Health Benefits(3)	-		1,345		1,345		-	1,345		1,345		-	-		-		-
Outplacement Services(4)	-		7,284		7,284		-	7,284		7,284		-	-		-		-
Total	19,664,399		21,023,278		21,023,278		-	30,117,978		30,117,978		-	18,040,649		16,248,249		19,664,399
John F. Woods
Cash Payment	-		-		350,000	(11)	-	4,089,500	(12)	4,089,500	(12)	-	-		-		-
Equity Awards(1)(5)	-		-		3,974,009		-	5,650,902		5,650,902		-	5,650,902		5,650,902		5,650,902
Health Benefits(3)	-		-		1,198		-	1,198		1,198		-	-		-		-
Outplacement Services(4)	-		-		7,284		-	7,284		7,284		-	-		-		-
Total	-		-		4,332,491		-	9,748,884		9,748,884		-	5,650,902		5,650,902		5,650,902
Donald H.
McCree III
Cash Payment	-		-		350,000	(11)	-	4,251,500	(12)	4,251,500	(12)	-	-		-		-
Equity Awards(1)(5)	-		-		4,468,605		-	6,239,405		6,239,405		-	6,239,405		6,239,405		6,239,405
Health Benefits(3)	-		-		1,265		-	1,265		1,265		-	-		-		-
Outplacement Services(4)	-		-		7,284		-	7,284		7,284		-	-		-		-
Total	-		-		4,827,154		-	10,499,454		10,499,454		-	6,239,405		6,239,405		6,239,405
Malcolm Griggs
Cash Payment	-		-		267,500	(11)	-	2,992,000	(12)	2,992,000	(12)	-	-		-		-
Equity Awards(1)(5)	-		-		1,881,512		-	2,420,809		2,420,809		-	2,420,809		2,420,809		2,420,809
Health Benefits(3)	-		-		859		-	859		859		-	-		-		-
Outplacement Services(4)	-		-		7,284		-	7,284		7,284		-	-		-		-
Total	-		-		2,157,155		-	5,420,952		5,420,952		-	2,420,809		2,420,809		2,420,809
Susan LaMonica
Cash Payment	-		-		267,500	(11)	-	2,970,000	(12)	2,970,000	(12)	-	-		-		-
Equity Awards(1)(5)	-		-		1,902,897		-	2,434,112		2,434,112		-	2,434,112		2,434,112		2,434,112
Health Benefits(3)	-		-		822		-	822		822		-	-		-		-
Outplacement Services(4)	-		-		7,284		-	7,284		7,284		-	-		-		-
Total	-		-		2,178,503		-	5,412,218		5,412,218		-	2,434,112		2,434,112		2,434,112

(1)

These amounts reflect the value of equity-based awards expected to vest, with values determined by multiplying the number of shares subject to outstanding awards by $35.76, which is the closing price of a Company share on the NYSE on December 31, 2020. In circumstances where PSUs are expected to vest: (i) 2018 awards are reflected based on the actual level of performance assessed by the Compensation and HR Committee on February 10, 2021 and (ii) 2019 and 2020 awards are reflected at target.

(2)

For a description of the treatment of Mr. Van Saun’s outstanding equity awards, please see “—Termination of Employment and Change of Control—Employment Agreements with our NEOs—Employment Agreement with Mr. Van Saun.”

(3)

These amounts reflect the cost of COBRA benefit continuation coverage for one month under the plan in which the particular executive is enrolled, less the monthly active colleague rate for those benefits. This represents the benefit received by the NEOs as a result of receiving coverage at active colleague rates for one month, when they would have otherwise been required to elect COBRA to receive continued coverage.

(4)	These amounts reflect the cost for us to provide outplacement services for executive level colleagues for 12 months under our outplacement policy.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

(5)	For a description of the treatment of outstanding equity awards held by NEOs other than Mr. Van Saun, please see “—Termination of Employment and Change of Control—Equity Awards.”

(6)

This amount includes a pro-rata portion of Mr. Van Saun’s 2020 variable compensation, excluding performance-based awards. Because the assumed termination date is December 31, 2020, the full award is reflected, based on the amount of his variable compensation and related mix for the 2020 performance year.

(7)

This amount reflects the sum of (i) two times Mr. Van Saun’s base salary and (ii) a pro-rata portion of his target cash bonus for 2020. Because the assumed termination date is December 31, 2020, the full award is reflected, based on the amount of his target variable compensation and related mix for the 2020 performance year.

(8)

This amount reflects (i) three times the sum of Mr. Van Saun’s (a) base salary and (b) 2020 target cash bonus, plus (ii) a pro-rata portion of his target cash bonus for 2020. Because the assumed termination date is December 31, 2020, the full award is reflected, based on the amount of his target variable compensation and related mix for the 2020 performance year.

(9)

This amount reflects a pro-rata portion of Mr. Van Saun’s target cash bonus for 2020. Because the assumed termination date is December 31, 2020, the full award is reflected, based on the amount of his target variable compensation and related mix for the 2020 performance year. Although Mr. Van Saun’s estate would also receive continuation of base salary for the month in which his death occurs, no salary has been included in this table because a termination date of December 31, 2020 is assumed.

(10)	This amount reflects six months of base salary, which would be paid to Mr. Van Saun prior to his receipt of long-term disability benefits.

(11)	This amount reflects 26 weeks of base salary.

(12)

This amount reflects (i) two times the sum of (a) base salary and (b) the average cash bonus paid for 2020, 2019, and 2018, plus (ii) a pro-rata portion of the average cash bonus paid for 2020, 2019, and 2018. Because the assumed termination date is December 31, 2020, the full award is reflected, based on the amount of each NEO’s variable compensation and related mix for the 2020 performance year.

ROLE OF RISK MANAGEMENT IN COMPENSATION

The Company acknowledges that there are inherent risks associated with executive compensation and has taken a multi-faceted approach to manage those risks, including the following:

Risk-Mitigating Compensation Governance

• Executives are prohibited from hedging and pledging Company securities.

•   The Compensation and HR Committee performs an annual risk assessment of our compensation policies and practices for all of our colleagues and, as part of that review, engages an independent third-party to conduct a risk assessment of our incentive compensation plans every three years.

• Equity compensation awards are subject to potential forfeiture or clawback in connection with our Accountability Review Panel process, including as a result of risk-related events.

Compensation Design That Drives a Culture of Risk Management

• Executives are awarded a meaningful portion of their variable compensation (60-70%) in the form of long-term equity awards.

•   Nearly two-thirds (64%) of long-term awards for our CEO, CFO and Heads of Consumer and Commercial Banking are awarded in the form of PSUs that vest following a three-year performance period depending on achievement against pre-established performance criteria and performance relative to peers.

• Equity compensation awards do not accelerate in the event of retirement or change of control.

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Executives are Subject to an Independent Review of Risk Performance Conducted by our Chief Risk Officer

• The Chief Risk Officer conducts an annual review of executives’ risk performance.

•   Inputs to this review include a risk performance questionnaire designed by the Chief Risk Officer and completed by second line of defense Risk partners who have worked closely with the executive, audit results, conduct risk metrics, and executives’ self-evaluations against risk objectives.

• The resulting risk score is taken into consideration by the Compensation and HR Committee in determining executives’ compensation.

Based on the Compensation and HR Committee’s most recent review of our compensation policies and practices for all of our colleagues, it has concluded that our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.

CEO PAY RATIO

SEC Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing this disclosure regarding the relationship of the annual total compensation of our colleagues and the annual total compensation of Bruce Van Saun, our Chief Executive Officer.

In accordance with the rule, we are using the same median employee identified in the proxy statement for last year’s annual meeting of stockholders because there has been no change in our employee population or our employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.

For 2020, our last completed fiscal year, the median of the annual total compensation of all colleagues of our Company (other than our CEO) was $69,582, and the annual total compensation of our CEO, as reported in the 2020 Summary Compensation Table included in this proxy statement, was $14,335,323. Based on this information, for 2020 the reasonably estimated ratio of the annual total compensation of Mr. Van Saun, our Chief Executive Officer, to the median of the annual total compensation of all colleagues, calculated in a manner consistent with Item 402(u) of Regulation S-K, was 206 to 1.

These amounts have been calculated in accordance with the requirements of Item 402(u) of Regulation S-K and, for our CEO, is consistent with the amount reported in the “Total” column of our 2020 Summary Compensation Table included in this proxy statement.

Supplemental Pay Ratio

In addition to the required pay ratio calculation, we have calculated an alternative pay ratio that compares compensation for our median employee to our CEO compensation excluding the $4,434,064 value attributable to the modification of his 2020 PSU award, as further described in “Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Variable Compensation Mix—2020 PSU Modification.” When calculated without this value, our CEO’s adjusted pay is $9,901,259, resulting in an alternative pay ratio of 142 to 1.

CEO Pay Ratio	CEO 2020 Total Compensation	Median Employee 2020 Total Compensation	Pay Ratio

SEC Calculated Pay Ratio	$14,335,323	$69,582	206:1

Supplemental Pay Ratio	$9,901,259	$69,582	142:1

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DIRECTOR COMPENSATION

The Citizens Financial Group, Inc. Non-Employee Director Compensation Policy (“Director Compensation Policy”) governs the compensation of our non-employee directors. The Director Compensation Policy is reviewed on an annual basis by the Compensation and HR Committee, together with its independent compensation consultant, CAP, who reviews our program to ensure consistency with sound governance practices and makes recommendations, as appropriate. The Compensation and HR Committee reviews market data and recommendations provided by CAP and considers their advice on industry best practice when making decisions regarding director compensation. Any changes to director compensation are approved by the Compensation and HR Committee in addition to the Nominating and Corporate Governance Committee and the full Board.

Given the economic environment, no changes were made to director compensation as a result of the April 2020 review and the existing program has continued in effect until the next scheduled annual review, in April 2021. Below is a summary of the elements of our director compensation program:

Element of Compensation	Amount

Annual Retainer (cash)	$90,000

Annual Restricted Stock Unit Award (equity)	$130,000

Lead Director Retainer (cash)	$40,000

Audit Committee Member Retainer (cash)	$10,000

Audit Committee Chair Retainer (cash)	$35,000

Risk Committee Chair Retainer (cash)	$30,000

Compensation and HR Committee Chair Retainer (cash)	$25,000

Nominating & Corporate Governance Committee Chair Retainer (cash)	$20,000

On the date of each annual meeting of our stockholders, each non-employee director receives a grant of RSUs under the Citizens Financial Group, Inc. 2014 Non-Employee Directors Compensation Plan (“Directors Plan”), having a fair market value of $130,000, as compensation for their service until the next annual meeting. RSUs vest immediately as of the grant date, subject to the terms and conditions of the Directors Plan and the applicable award agreement. Director RSUs are not settled until a director’s cessation of service. To the extent dividends are declared between the grant and ultimate settlement date, dividend equivalents are reinvested into additional RSUs with the same terms and conditions as the related award.

Non-employee directors are subject to stock ownership guidelines requiring that they hold shares with a value at least equal to five times their annual cash retainer within five years following their service start date. As mentioned above, director RSUs are subject to mandatory deferral and are not settled until a director’s cessation of service. The types of awards that count toward meeting this requirement are consistent with those applicable to executives, as discussed above in “Compensation Discussion and Analysis—Section 5. Governance Policies and Practices—Stock Ownership and Retention Guidelines.”

Directors may defer up to 100% of their cash compensation under our Directors Deferred Compensation Plan. Contributions to this plan are credited with interest on a monthly basis, based on the applicable interest crediting rate. The interest crediting rate is the annualized average yield on the United States Treasury bond 10-year constant maturity for the immediately preceding calendar quarter plus two percent (2%), which is then divided by 12 to determine the monthly interest crediting rate. There are no Company contributions to this plan and no above-market or preferential earnings on compensation deferred pursuant to this plan.

Directors are also eligible to receive matching charitable contributions as part of our general matching charitable contribution program. Under this program, to the extent directors choose to make charitable

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contributions to qualifying charitable organizations the Company matches those contributions dollar-for-dollar up to an annual limit of $5,000. Our non-employee directors do not participate in our employee benefit programs. In addition, directors receive reimbursement of business expenses incurred in connection with their attendance at meetings.

2020 Director Compensation Table

The following table shows compensation for our non-employee directors during 2020. As described above, there were no changes to our Director Compensation Policy during 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Other Compensation($)(4)	Total Compensation($)

Mark Casady(1)	30,000	2,831	5,000	37,831

Christine M. Cumming	90,000	152,887	-	242,887

William P. Hankowsky	100,000	152,887	-	252,887

Howard W. Hanna III(2)	100,000	152,887	5,000	257,887

Leo I. Higdon	125,000	152,887	5,000	282,887

Edward J. Kelly III	90,000	145,877	-	235,877

Charles J. Koch	130,000	152,887	5,000	287,887

Robert G. Leary	60,000	136,270	-	196,270

Terrance J. Lillis	100,000	145,877	5,000	250,877

Shivan Subramaniam(2)	150,000	152,887	5,000	307,887

Wendy A. Watson(2)	135,000	152,887	5,000	292,887

Marita Zuraitis	90,000	152,887	-	242,887

(1)	Mr. Casady left the Board at the conclusion of our April 23, 2020 stockholders meeting.

(2)

During 2020, Mr. Hanna elected to defer 50% of his cash fees and each of Mr. Subramaniam and Ms. Watson elected to defer all of their cash fees pursuant to our Directors Deferred Compensation Plan. For a summary of material terms of the plan, see “Director Compensation” above.

(3)

Our non-employee directors were granted RSUs on April 23, 2020, the date of our 2020 annual stockholders meeting, and also received dividend equivalent units throughout the year relating to certain outstanding awards. The amounts shown in this column reflect the grant date fair market value of the RSUs and dividend equivalent units granted to the directors during 2020, calculated in accordance with FASB ASC 718, using the valuation methodology and assumptions set forth in Note 17 to the Company’s 2020 Annual Report on Form 10-K, which are hereby incorporated by reference.

(4)	Amounts in this column reflect matching charitable contributions made by the Company on behalf of directors during 2020.

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PROPOSAL 3

Advisory, non-binding vote on the frequency of future advisory votes on executive compensation (“say-on-frequency”).

The Board recommends holding a non-binding, advisory vote for the approval of the Company’s executive compensation EVERY YEAR (annually).

As required by Section 14A of the Exchange Act, stockholders will have an opportunity to cast an advisory vote regarding their preference as to how frequently the Company should seek future advisory votes on the compensation of our named executive officers. This proposal is typically known as a “say-on-frequency” vote and is required every six years. At our 2015 Annual Meeting, when this vote was initially held, stockholders voted in favor of an annual advisory vote on executive compensation. The Board affirmed that recommendation and has held say-on-pay votes annually since that time.

The Board is in favor of continuing annual say-on-pay votes because it provides stockholders the opportunity to provide the Company with prompt feedback regarding emerging trends in compensation as well as any changes to our compensation program.

By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every 2 years, or every 3 years.

We ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders advise the Company to include an advisory vote with respect to the compensation of the Company’s named executive officers pursuant to Section 14A of the Securities Exchange Act every year, every 2 years, or every 3 years as reflected by their votes for each of these alternatives in connection with this resolution.

Although our Board recommends holding this vote every year, stockholders have the option to specify one of the following four choices for this proposal on the Proxy Card: every “1 year,” every “2 years,” every “3 years,” or “Abstain.” In voting on this resolution, you should select every year, every 2 years, or every 3 years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain.

Because your vote is advisory, it will not be binding upon the Board. However, the Board will consider the outcome of the vote when considering the frequency of advisory stockholder approval of the compensation of the Company’s named executive officers.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - AUDIT MATTERS

AUDIT MATTERS

PROPOSAL 4

Ratify the Appointment of Deloitte & Touche LLP (“Deloitte”) as our Independent Registered Public Accounting Firm for the fiscal year 2021 The Board recommends a vote FOR this proposal

The Audit Committee has appointed Deloitte, an independent registered public accounting firm, as the independent auditor to perform an integrated audit of the Company for the fiscal year ending December 31, 2021. Deloitte served as our independent auditor for the fiscal year ended December 31, 2020 and has served as our independent auditor since becoming a public company in 2014 and prior to that as a privately held company since 2000.

The Audit Committee periodically considers the rotation of the external auditor to ensure independence. In determining whether to retain Deloitte, the Audit Committee considered, among other things, the firm’s independence, objectivity, professional skepticism, qualifications, expertise and performance on the Company’s audit which is evaluated annually. The Audit Committee oversees the rotation of the lead audit partner as mandated by SEC requirements and is directly involved in the selection of a new lead audit partner. The current lead audit partner was appointed in 2016 in preparation for the 2017 audit. Under the Audit Committee’s oversight, a new lead audit partner has been selected and the transition to the new lead audit partner will begin during the 2021 audit in preparation for their appointment, which will begin in conjunction with the 2022 audit. The Audit Committee also has oversight of the audit firm fee negotiation process and is responsible for approving audit fees.

The Board believes that the reappointment of Deloitte as the independent registered public accounting firm for fiscal year 2021 is in the best interests of the Company and its stockholders. Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as our independent registered public accounting firm, however, the Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote in favor of Deloitte, the Audit Committee will reconsider the appointment and in doing so, assess the impact of changing the auditor and the appropriate timing for doing so. The Audit Committee may retain Deloitte or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.

Representatives of Deloitte are expected to be present at the Annual Meeting, available to respond to appropriate questions and will have the opportunity to make a statement if they desire.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist Citizens Financial Group, Inc.’s Board of Directors in its oversight of (i) the integrity of the financial statements of the Company, (ii) the appointment, compensation, retention and evaluation of the qualifications, independence and performance of the Company’s independent external auditor, (iii) the performance of the Company’s internal audit function, and (iv) compliance by the Company with legal and regulatory requirements.

The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board on February 14, 2019. As set forth in the Charter, management of the Company is primarily responsible for the adequacy and effectiveness of the Company’s financial reporting process, systems of internal accounting and financial controls. Deloitte, the Company’s independent auditor for 2020, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - AUDIT MATTERS

In this context, the Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements for the year ended December 31, 2020.

The Audit Committee has discussed with Deloitte the matters that are required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) standards, including critical audit matters that arose during the year, and SEC and NYSE requirements. Deloitte has provided to the Audit Committee the written disclosures and the PCAOB-required letter regarding the independent accountant’s communications with the Committee concerning independence, and the Committee has discussed with Deloitte their independence giving consideration to the provision of audit and non-audit services and fees paid to the firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2020 be included in the Company’s 2020 Annual Report on Form 10-K, for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Wendy A. Watson (Chair) Lee Alexander William P. Hankowsky Howard W. Hanna III	Leo I. Higdon Charles J. Koch Terrance J. Lillis

February 10, 2021

PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee approves in advance all audit, audit-related, tax, and other services performed by the independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service has previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee may delegate to the Chair or any independent member of the Audit Committee pre-approval authority with respect to permitted services, provided that the member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table presents fees paid by the Company for services performed by its independent registered public accounting firm, Deloitte, and its affiliates for the years ended December 31, 2020 and 2019.

	2020	2019
Audit fees	$5,384,000	$5,743,000
Audit-related fees(1)	882,000	960,391
Tax fees(2)	362,255	487,513
All other fees(3)	-	132,000

Total	$6,628,255	$7,322,904

(1)

Includes required compliance services associated with several of the Company’s lending programs (e.g., Ginnie Mae, Housing and Urban Development (HUD), Uniform Single Attestation Program (USAP) and the Family Education Loan Program) and Statement on Standards for Attestation Engagements (SSAE) No. 18 reports for the Company’s cash management and investment management clients, and services provided in conjunction with the Company’s 401k and Pension audits.

(2)	Includes aggregate fees billed for tax services, including tax compliance, planning and consulting.
(3)	Represents fee for access to the independent accounting firm’s subscription research tool.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - BENEFICIAL STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information regarding the beneficial ownership of our common stock by:

•       each person whom we know to own beneficially more than 5% of our common stock;

•       each of the directors and named executive officers individually; and

•       all directors and executive officers as a group.

In accordance with SEC rules, beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to restricted stock units and performance stock units that will become vested within 60 days of the date of determination. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

The number of shares and percentage of beneficial ownership of each person in the table below whom we know to beneficially own more than 5% of our common stock are as of December 31, 2020. The number of shares and percentage of beneficial ownership for each of the directors and named executive officers individually and all directors and executive officers as a group in the table below are as of February 26, 2021. As of February 26, 2021, there were 425,106,419 shares of our common stock outstanding.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of more than 5% of the shares of our common stock. Except as otherwise noted below, the address for each person listed on the table is c/o Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - BENEFICIAL STOCK OWNERSHIP

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES	%

5% Stockholders
The Vanguard Group, Inc(1)	48,912,586	11.5
BlackRock, Inc.(2)	40,484,257	9.5
Capital International Investors(3)	35,167,375	8.2
State Street Corporation(4)	23,575,378	5.5
Invesco Ltd.(5)	21,482,962	5.0
Directors and Named Executive Officers
Bruce Van Saun	845,713	*
Malcolm Griggs	78,447	*
Susan LaMonica	120,398	*
Donald H. McCree III	206,423	*
John F. Woods	121,265	*
Lee Alexander	772	*
Christine M. Cumming	24,019	*
William P. Hankowsky	52,313	*
Howard W. Hanna III	36,148	*
Leo I. Higdon	30,191	*
Edward J. Kelly III	11,714	*
Charles J. Koch	101,148	*
Robert G. Leary	6,792	*
Terrance J. Lillis	12,714	*
Shivan Subramaniam	59,148	*
Christopher J. Swift	772	*
Wendy A. Watson	27,148	*
Marita Zuraitis	29,148	*
All directors and executive officers as a group (23 persons)	1,988,073	*

*	Less than 1%

(1)

Represents shares beneficially owned by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. has no sole voting power with respect to any shares, sole dispositive power with respect to 47,025,477 shares, shared voting power with respect to 684,964 shares and shared dispositive power with respect to 1,887,109 shares. The foregoing information is based solely on a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 10, 2021 regarding its holdings as of December 31, 2020.

(2)

Represents shares beneficially owned by BlackRock, Inc., 55 East 52nd St, New York, NY 10055. BlackRock, Inc. has sole voting power with respect to 36,500,076 shares and sole dispositive power with respect to 40,484,257 shares. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2021 regarding its holdings as of December 31, 2020.

(3)

Represents shares beneficially owned by Capital International Investors, 333 South Hope Street, 55th Fl, Los Angeles, CA 90071. Capital International Investors has sole voting power with respect to 35,153,433 shares and sole dispositive power with respect to 35,167,375 shares. The foregoing information is based solely on a Schedule 13G filed by Capital International Investors with the SEC on February 16, 2021 regarding its holdings as of December 31, 2020.

(4)

Represents shares beneficially owned by State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, MA 02111. State Street Corporation has shared voting power with respect to 21,425,480 shares and shared dispositive power with respect to 23,560,477 shares. The foregoing information is based solely on a Schedule 13G filed by State Street Corporation with the SEC on February 8, 2021 regarding its holdings as of December 31, 2020.

(5)

Represents shares beneficially owned by Invesco Ltd., 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. Invesco Ltd. has sole voting power with respect to 19,757,352 shares and sole dispositive power with respect to 21,482,962 shares. The foregoing information is based solely on a Schedule 13G filed by Invesco Ltd. with the SEC on February 16, 2021 regarding its holdings as of December 31, 2020.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

INFORMATION FOR STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our Annual Meeting, which will be held solely online via live webcast at www.meetingcenter.io/287753102 on April 22, 2021, at 9:00 a.m. Eastern Time.

Can I attend the Annual Meeting in-person?

We continue to monitor the effects of the COVID-19 pandemic and are committed to the safety and security of our colleagues, stockholders and board members. Due to the ongoing nature of the situation, we have made the decision to hold our 2021 Annual Meeting solely online via live webcast and therefore you will not be able to attend in person.

How do I attend the Annual Meeting virtually with the ability to ask questions and vote?

Stockholders of Record

If you are a registered holder you can virtually attend the Annual Meeting with the ability to ask questions and vote your shares by visiting www.meetingcenter.io/287753102 at the meeting date and time and entering the control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card and the password “CFG2021”. The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time to complete the online check-in procedures.

Beneficial Owner or “Street Name” Holder

If you hold your shares through a bank, broker or other intermediary and wish to attend the Annual Meeting with the ability to ask questions and vote your shares at the meeting, you have two registration options available.

1.

You can virtually attend the Annual Meeting by visiting www.meetingcenter.io/287753102 at the meeting date and time and entering the control number included in your Notice, proxy card or other information forwarded by your bank or broker and the password “CFG2021”. This option is provided as a convenience to beneficial owners and there is no guarantee it will be available at time of the meeting. The inability to provide this option shall in no way impact the validity of the Annual Meeting. To ensure you are able to attend, ask questions and vote at the Annual Meeting, please consider the second option noted below.

2.

Obtain a legal proxy, executed in your favor, from the holder of record and register it in advance as described below under the heading “How do I obtain a legal proxy and register it in advance?” By completing this process, you will receive a new control number. In order to vote at the meeting, you must use this new control number to join the meeting and not the one provided on your Notice or other information forwarded by your bank or broker.

The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time to complete the online check-in procedures.

How do I obtain a legal proxy and register it in advance?

If you hold your shares in street name through a bank or broker or other intermediary, you must first obtain a legal proxy, executed in your favor, from the holder of record. A legal proxy can be obtained by logging onto the voting site listed on your Notice or other information forwarded by your bank or broker and clicking on “Vote at the meeting”, or, by requesting one through your bank or broker or other intermediary that holds your shares. Once you have received your legal proxy, you must submit a request to register it in accordance with the instructions below.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

Requests for registration should be directed to Computershare by email or mail at the following addresses:

Email: legalproxy@computershare.com

Mail: Computershare, Citizens Financial Group, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001

Requests to register must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 20, 2021. Requests should include your name, email address and an image of the legal proxy in your name from the broker, bank or other intermediary that holds your shares. By completing this process, you will receive a new control number. In order to vote at the meeting, you must use this new control number to join the meeting and not the one provided on your Notice or other information forwarded by your bank or broker.

How can I submit questions and comments at the meeting?

Questions and comments may be submitted in advance of the meeting or during the live webcast. Questions and comments can be submitted in advance by emailing them to CFG2021AnnualMeeting@citizensbank.com up until 5 p.m. Eastern Time on April 21, 2021. Alternatively, once you have logged into the live webcast, questions and comments can be submitted through the Q&A function during the meeting.

Each stockholder is limited to a total of no more than three questions or comments, no more than one of which may be on a single topic. All questions and comments will be reviewed by a moderator to ensure they are appropriate to the business of the meeting before being relayed to the Chairman. Questions will be read out by the moderator in the order they are received. Duplicate questions will be not be addressed and the Company reserves the right to paraphrase questions for clarity.

What questions would be considered not to be appropriate to the business of the meeting?

The views and comments of all stockholders are welcome. However, the purpose of the meeting will be observed and questions that fall into the following categories will not be addressed at the meeting:

•	Irrelevant to the business of the Company or the conduct of its operations;

•	Related to pending or threatened litigation;

•	Derogatory references that are not in good taste;

•	Unduly prolonged;

•	Substantially repetitious of those made by other stockholders; or

•	Related to personal grievances.

Who do I contact if I have technical issues accessing the meeting?

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. You should ensure that you have a strong WiFi connection at the location you intend to participate from, and we encourage you to access the meeting prior to the start time. If you require assistance joining the meeting, please use the support function on the Annual Meeting login page.

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Because you own shares of our common stock, our Board of Directors has made this proxy statement and proxy card available to you on the Internet, in addition to delivering printed versions of this proxy statement and proxy card to certain stockholders by mail.

When you vote by using the Internet or (if you received your proxy card by mail) by signing and returning the proxy card, you appoint each of Bruce Van Saun, Stephen T. Gannon and Robin S. Elkowitz or any of them (each with full power of substitution) as your representatives at the Annual Meeting. They will vote your shares at the

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet or (if you received your proxy card by mail) by signing and returning your proxy card. If you vote by using the Internet, you do not need to return your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet. The Notice also instructs you on how to electronically access and review all of the important information contained in this proxy statement and the annual report and how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.

Stockholders who receive a printed set of proxy materials will not receive the Notice but may still access our proxy materials and submit their proxies over the Internet by following the instructions provided on their proxy card.

Who is entitled to vote?

Holders of our common stock at the close of business on February 26, 2021 (the record date) are entitled to vote. In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available in electronic form on the Annual Meeting webcast site on April 22, 2021 and will be accessible in electronic form for ten days before the meeting at our principal place of business located at One Citizens Plaza, Providence, Rhode Island 02903, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time.

How many votes is each share of common stock entitled to?

Holders of common stock are entitled to one vote per share. As of February 26, 2021, there were 425,106,419 shares of our common stock outstanding.

What is the difference between a stockholder of record and a “street name” holder?

Many of our stockholders hold their shares through a broker, bank or other intermediary rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Citizens Financial Group, Inc. or to vote online at the Annual Meeting. The Company has enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How do I vote?”.

Beneficial Owner or “Street Name” Holder. If your shares are held in an account at a broker, bank or other intermediary, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other intermediary how to vote your shares, and you are also invited to attend the Annual Meeting.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

If you do not wish to vote online at the Annual Meeting, or you will not be attending, you may vote by proxy. You may vote by proxy by completing, signing and returning the voting instruction form or by using the Internet or by telephone, as described below under the heading “How do I vote?”.

How do I vote?

As described below, stockholders of record may vote by using the Internet, by telephone, or (if you received a proxy card by mail) by mail. Stockholders also may attend the virtual meeting and vote online. If you hold shares in street name through a bank or broker or other intermediary, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

•

You may vote by using the Internet. The address of the website for Internet voting can be found on your proxy card or Notice. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 21, 2021. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded. If you plan to vote your shares online at the meeting, please see below for further instructions.

•

You may vote by telephone. Dial the number listed on your proxy card, Notice or other information forwarded by your bank or broker. You will need the control number included on your proxy card, Notice or other information forwarded by your bank or broker.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

•

You may vote at the meeting. Stockholders may also attend the meeting virtually and vote by following the prompts once logged into the Annual Meeting webcast site. Please refer to the instructions on attending the Annual Meeting as described above under the heading “How do I attend the Annual Meeting virtually with the ability to ask questions and vote” for more information.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend the meeting virtually.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, telephone or by mail with a later date;

•	sending written notice of revocation to our Corporate Secretary, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901; or

•	voting online at the Annual Meeting.

If you hold shares through a bank, broker or other intermediary, please refer to your proxy card, Notice or other information forwarded by your bank, broker or other intermediary to see how you can revoke your proxy and change your vote.

Attendance at the meeting will not by itself revoke a proxy.

How many votes do you need to hold the Annual Meeting?

The presence, online or by proxy, of the holders of a majority of the total voting power of all outstanding securities entitled to vote at the Annual Meeting will constitute a quorum. If a quorum is present, we can hold the Annual Meeting and conduct business.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

On what items am I voting?

You are being asked to vote on four items:

1.

the election of each of the thirteen director nominees nominated by the Board and named in the proxy statement to serve until the 2022 annual meeting or until their successors are duly elected and qualified;

2.	advisory vote to approve the Company’s executive compensation, commonly referred to as a “say-on- pay” vote;

3.	advisory vote on the frequency of future advisory votes on executive compensation; and

4.	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How does the board of directors recommend that I vote?

The Board recommends that you vote as follows:

1.	FOR the thirteen director nominees;

2.	FOR the approval, on an advisory basis, of the Company’s executive compensation;

3.	For future advisory votes EVERY YEAR on executive compensation; and

4.	FOR the ratification of the appointment of our independent registered public accounting firm.

How may I vote in the election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, you may:

•	vote FOR the thirteen nominees for director;

•	vote FOR any of the nominees for director and vote AGAINST or ABSTAIN from voting on the other nominees for director;

•	vote AGAINST the thirteen nominees for director; or

•	ABSTAIN from voting on all of the nominees for director.

Our Bylaws provide for the election of directors by an affirmative vote of a majority of the votes cast in an uncontested election. This means each of the thirteen individuals nominated for election to the Board of Directors must receive more votes cast “FOR” than “AGAINST” (among votes properly cast online, electronically or by proxy) to be elected. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees. If the election of directors is a contested election, then the directors are elected by a plurality of the votes cast.

What happens if a nominee does not receive a majority of “FOR” votes?

If a nominee does not receive a majority of “FOR” votes, he or she shall tender to the Board, via the Chair of the Nominating and Corporate Governance Committee, his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the Annual Meeting in accordance with the specific requirements outlined in our Corporate Governance Guidelines.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either:

•	reduce the number of directors that serve on the Board; or

•	designate a substitute nominee.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I cast my advisory vote for the proposal to approve the Company’s executive compensation?

With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of the Company’s executive compensation;

•	vote AGAINST the approval, on an advisory basis, of the Company’s executive compensation; or

•	ABSTAIN from voting on the proposal.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Compensation and HR Committee will carefully consider the outcome of this vote when determining future executive compensation arrangements. Abstentions and broker non-votes will not count as votes cast.

How may I cast my advisory vote on the frequency of future advisory votes on executive compensation?

With respect to this proposal, you may cast:

•	an advisory vote on the frequency of future advisory votes on executive compensation EVERY YEAR;

•	an advisory vote on the frequency of future advisory votes on executive compensation EVERY TWO YEARS;

•	an advisory vote on the frequency of future advisory votes on executive compensation EVERY THREE YEARS; or

•	ABSTAIN from voting on the proposal.

Unlike the other proposals you are voting on, there is no threshold vote that must be obtained for this proposal to “pass.” Rather, the Board will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on executive compensation. Abstentions and broker non-votes will not count as votes cast.

How may I vote for the proposal to ratify the appointment of our independent registered public accounting firm, and how many votes must this proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the ratification of the accounting firm;

•	vote AGAINST the ratification of the accounting firm; or

•	ABSTAIN from voting on the proposal.

In order to pass, the proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by the stockholders who are present online or by proxy. Abstentions will not count as votes cast.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted as follows:

1.	FOR the thirteen director nominees;

2.	FOR the approval, on an advisory basis, of the Company’s executive compensation;

3.	For an advisory vote on the frequency of future advisory votes on executive compensation EVERY YEAR; and

4.	FOR the ratification of the appointment of our independent registered public accounting firm.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

Will my shares be voted if I do not vote by using the Internet, telephone or by signing and returning my proxy card?

If you do not vote by using the Internet, telephone or (if you received a proxy card by mail) by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for stockholder consideration at the Annual Meeting.

If your shares are held in street name through a bank or broker or other intermediary and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain limited circumstances in accordance with the NYSE rules that govern banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to the proposal to ratify the appointment of our independent registered public accounting firm, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors, approval, on an advisory basis, of the Company’s executive compensation and frequency of future advisory votes on executive compensation are not considered routine matters under the NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

Who bears the cost of the proxy materials?

The Company pays for preparing, printing and mailing this proxy statement and the annual report. Officers and employees of the Company may solicit the return of proxies, but will not receive additional compensation for those efforts. The Company will request that brokers, banks, custodians, nominees and other fiduciaries send proxy materials to all beneficial owners and upon request will reimburse them for their expenses. Solicitation may be made by mail, telephone or other means.

Can I receive future proxy materials and annual reports electronically?

Yes. Instead of receiving future paper copies in the mail, you can elect to receive our future annual reports and proxy materials electronically. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business and will reduce the environmental impact of our annual meetings. If you are a stockholder of record and wish to enroll in the electronic proxy delivery service for future meetings, you may do so by going to the website provided on your proxy card and following the prompts.

OTHER BUSINESS

The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

2022 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

In order for a stockholder proposal or director nomination submitted pursuant to SEC Rule 14a-8 to be considered for inclusion in our proxy materials for our annual meeting of stockholders, expected to be held in April 2022,

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

the proposal or director nomination must be received by our Corporate Secretary, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901, on or before the close of business on November 10, 2021, and must comply with the rules and regulations promulgated by the SEC. These stockholder notices must also comply with the requirements of our Bylaws and will not be effective otherwise.

Our Bylaws impose procedural requirements on stockholders who wish to nominate directors, generally or under the proxy access provisions, propose that a director be removed, propose any repeal or change in our Bylaws or propose any other business to be brought before an annual or special meeting of stockholders. Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the annual meeting to our Corporate Secretary.

For proposals outside of SEC Rule 14a-8, to be timely, a stockholder’s notice must be delivered to the Corporate Secretary at 600 Washington Boulevard, Stamford, Connecticut, 06901 not less than 120 days or more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our annual meeting of stockholders to be held in 2022, such a proposal must be received on or after November 23, 2021, but not later than December 23, 2021. In the event that the date of the annual meeting of stockholders to be held in 2022 is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of this year’s annual meeting of stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the annual meeting of stockholders to be held in 2022 and not later than 70 days prior to such annual meeting of stockholders to be held in 2022 or 10 days following the day on which public announcement of the date of such annual meeting is first made.

Director nominations submitted for inclusion in our proxy materials under the proxy access provisions of our Bylaws must comply with the notice, ownership and other requirements of Article 2, Section 2.10(c). For director nominations and proposals of other business, pursuant to Article 2, Section 2.10(a), a stockholder’s notice to the Corporate Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended, together with the rules and regulations promulgated thereunder, the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

•	the name and address of such stockholder (as they appear on the Company’s books) and any such beneficial owner;

•	the number of shares of capital stock of the Company that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

•

a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

•

a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Company’s securities;

•

a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to attend online or by proxy at the meeting to bring such nomination or other business before the meeting;

•

a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee, and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

•

any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

•	such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

ANNUAL REPORT FOR 2020

The fiscal 2020 Annual Report on Form 10-K is being mailed with this proxy statement to those stockholders receiving a copy of the proxy materials in the mail. Stockholders receiving the Notice of Internet Availability of Proxy Materials can access this proxy statement, our fiscal 2020 Annual Report on Form 10-K and our 2020 Letter to Shareholders at www.edocumentview.com/CFG. Requests for copies of our Annual Report on Form 10-K may also be directed to Investor Relations, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions receive only one copy of our annual report and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs and environmental impact. If you would like to have additional copies of these documents mailed to you, please call or write to Investor Relations at (203) 900-6854 or 600 Washington Boulevard, Stamford, Connecticut 06901. If you want to receive separate copies of the proxy statement, annual report to stockholders or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

BY ORDER OF THE BOARD OF DIRECTORS

Robin S. Elkowitz
Executive Vice President, Deputy General
Counsel and Secretary

Stamford, Connecticut

March 5, 2021

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - APPENDIX A

APPENDIX A - NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

This document contains non-GAAP financial measures denoted as Underlying or Normalized Results. These results for any given reporting period exclude certain items that may occur in that period which management does not consider indicative of the Company’s on-going financial performance. We believe these non-GAAP financial measures provide useful information to investors because they are used by management to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe these results in any given reporting period reflect our on-going financial performance and increase comparability of period-to-period results, and, accordingly, are useful to consider in addition to our GAAP financial results. The following tables present reconciliations of our non-GAAP financial measures to the most directly comparable GAAP financial measures.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by such companies. We caution investors not to place undue reliance on such non-GAAP financial measures, but to consider them with the most directly comparable GAAP financial measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our results reported under GAAP.

For additional information on our use of non-GAAP financial measures, see page 40 of our 2020 Annual Report on Form 10-K, in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Introduction—Non-GAAP Financial Measures” of Part II, Item 7.

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - APPENDIX A

Non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS					FULL YEAR
				4Q20 Change					2020 Change
		4Q20	3Q13	3Q13			2020	2019	2019
				$/bps		%			$/bps		%
Total revenue, Underlying:
Total revenue (GAAP)	A	$1,707	$1,153	$554		48%	$6,905	$6,491	$414		6%
Less: Notable items		—	—	—		—	—	—	—		—

Total revenue, Underlying (non-GAAP)	B	$1,707	$1,153	$554		48%	$6,905	$6,491	$414		6%

Noninterest expense, Underlying:
Noninterest expense (GAAP)	C	$1,012	$788	$224		28%	$3,991	$3,847	$144		4%
Less: Notable items		42	—	42		100	125	68	57		84

Noninterest expense, Underlying (non-GAAP)	D	970	788	182		23	3,866	3,779	87		2

Pre-provision profit:
Total revenue (GAAP)	A	$1,707	$1,153	$554		48%	$6,905	$6,491	$414		6%
Less: Noninterest expense (GAAP)	C	1,012	788	224		28	3,991	3,847	144		4

Pre-provision profit (GAAP)		$695	$365	$330		90%	$2,914	$2,644	$270		10%

Pre-provision profit, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,707	$1,153	$554		48%	$6,905	$6,491	$414		6%
Less: Noninterest expense, Underlying (non-GAAP)	D	970	788	182		23	3,866	3,779	87		2

Pre-provision profit, Underlying (non-GAAP)		$737	$365	$372		102%	$3,039	$2,712	$327		12%

Net income, Underlying:
Net income (GAAP)	E	$456	$144	$312		217%	$1,057	$1,791	($734)		(41%)
Add: Notable items, net of income tax benefit		24	—	24		100	83	17	66		NM

Net income, Underlying (non-GAAP)	F	$480	$144	$336		233%	$1,140	$1,808	($668)		(37%)

Net income available to common stockholders, Underlying:
Net income available to common stockholders (GAAP)	G	$424	$144	$280		194%	$950	$1,718	($768)		(45%)
Add: Notable items, net of income tax benefit		24	—	24		100	83	17	66		NM

Net income available to common stockholders, Underlying (non-GAAP)	H	$448	$144	$304		211%	$1,033	$1,735	($702)		(40%)

Operating leverage:
Total revenue (GAAP)	A						$6,905	$6,491	$414		6.38%
Less: Noninterest expense (GAAP)	C						3,991	3,847	144		3.73

Operating leverage											2.65%

Operating leverage, Underlying:
Total revenue, Underlying (non-GAAP)	B						$6,905	$6,491	$414		6.39%
Less: Noninterest expense, Underlying (non-GAAP)	D						3,866	3,779	87		2.30

Operating leverage, Underlying (non-GAAP)											4.09%

Efficiency ratio and efficiency ratio, Underlying:
Efficiency ratio	C/A	59.28%	68.49%	(921	) bps		57.80%	59.28%	(148	) bps
Efficiency ratio, Underlying (non-GAAP)	D/B	56.83	68.49	(1,166	) bps		55.99	58.23	(224	) bps
Return on average tangible common equity and return on average tangible common equity, Underlying:
Average common equity (GAAP)	I	$20,547	$19,627	$920		5%	$20,438	$20,325	$113		1%
Less: Average goodwill (GAAP)		7,050	6,876	174		3	7,049	7,036	13		—
Less: Average other intangibles (GAAP)		60	9	51		NM	64	71	(7)		(10)
Add: Average deferred tax liabilities related to goodwill (GAAP)		377	325	52		16	376	371	5		1

Average tangible common equity	J	$13,814	$13,067	$747		6%	$13,701	$13,589	$112		1%

Return on average tangible common equity	G/J	12.20%	4.34%	786 bps			6.93%	12.64%	(571	) bps
Return on average tangible common equity, Underlying (non-GAAP)	H/J	12.89	4.34	855			7.53	12.76	(523)
Tangible book value per common share:
Common shares - at period-end (GAAP)	K						427,209,831	433,121,083	(5,911,252)		(1%)
Common stockholders’ equity (GAAP)							$20,708	$20,631	$77		—
Less: Goodwill (GAAP)							7,050	7,044	6		—
Less: Other intangible assets (GAAP)							58	68	(10)		(15)
Add: Deferred tax liabilities related to goodwill (GAAP)							379	374	5		1

Tangible common equity	L						$13,979	$13,893	$86		1%

Tangible book value per common share	L/K						$32.72	$32.08	$0.64		2%

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - APPENDIX A

Non-GAAP financial measures and reconciliations - Excluding the impact of PPP loans

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
				4Q20 Change
		4Q20	4Q19	4Q19
				$/bps	%
Total loans, excluding the impact of PPP loans:
Total loans (GAAP)	A	$123,090	$119,088	$4,002	3%
Less: PPP loans		4,106	—	4,106	100

Total loans, excluding the impact of PPP loans (non-GAAP)	B	$118,984	$119,088	($104)	—%

Allowance for credit losses (GAAP)	D	$2,670	$1,296	$1,374	106%
Ratios:
Allowance for credit losses to total loans (GAAP)	D/A	2.17%	1.09%	108 bps
Allowance for credit losses to total loans, excluding the impact of PPP loans (non-GAAP)	D/B	2.24%	1.09%	115 bps

2021	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - APPENDIX A

Non-GAAP financial measures and reconciliations - Normalized for change in accounting principle

(in millions, except share, per-share and ratio data)

		FULL YEAR						3-Year Average
		2020	2019	2018	2017	2016	2015	2018-2020	2015-2017
Net income available to common stockholders, Normalized:
Net income available to common stockholders (GAAP)	A	$950	$1,718	$1,692	$1,638	$1,031	$833
Add: Restructuring charges, net of tax expense (benefit)		—	—	—	—	—	16
Add: Special items, net of income tax expense (benefit)		—	—	—	—	—	15
Add: Notable items, net of income tax expense (benefit)		83	17	16	(340)	(19)	—
Add: Effect of change in accounting principle, net of income tax expense (benefit)		686	—	—	—	—	—

Net income available to common stockholders, Normalized (non-GAAP)	B	$1,719	$1,735	$1,708	$1,298	$1,012	$864

Return on average tangible common equity and return on average tangible common equity, Normalized:
Average common equity (GAAP)	C	$20,438	$20,325	$19,645	$19,618	$19,698	$19,354
Less: Average goodwill (GAAP)		7,049	7,036	6,912	6,883	6,876	6,876
Less: Average other intangibles (GAAP)		64	71	14	2	2	4
Add: Average deferred tax liabilities related to goodwill (GAAP)		376	371	359	534	502	445

Average tangible common equity	D	$13,701	$13,589	$13,078	$13,267	$13,322	$12,919
Add: Effect of change in accounting principle		344	—	—	—	—	—

Average tangible common equity, Normalized (non-GAAP)	E	$14,045	$13,589	$13,078	$13,267	$13,322	$12,919

Return on average tangible common equity	A/D	6.93%	12.64%	12.94%	12.35%	7.74%	6.45%	10.84%	8.85%
Return on average tangible common equity, Normalized (non-GAAP)[1]	B/E	12.24	12.76	13.06	9.79	7.60	6.69	12.69	8.02
[1]Totals may be effected due to rounding
		FULL YEAR						Cumulative
		2020	2019	2018	2017	2016	2015	2018-2020	2015-2017
Net income per average common share—basic and diluted and net income per average common share—basic and diluted, Normalized:
Average common shares outstanding—basic (GAAP)	F	427,062,537	449,731,453	478,822,072	502,157,440	522,093,545	535,599,731
Average common shares outstanding—diluted (GAAP)	G	428,157,780	451,213,701	480,430,741	503,685,091	523,930,718	538,220,898
Net income per average common share—basic (GAAP)	A/F	$2.22	$3.82	$3.54	$3.26	$1.97	$1.55	$9.58	$6.78
Net income per average common share—diluted (GAAP)	A/G	2.22	3.81	3.52	3.25	1.97	1.55	9.55	6.77
Net income per average common share—basic, Normalized (non-GAAP)	B/F	4.03	3.86	3.57	2.59	1.94	1.61	11.46	6.14
Net income per average common share—diluted, Normalized (non-GAAP)	B/G	4.02	3.84	3.56	2.58	1.93	1.61	11.42	6.12

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000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext
ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext MR A SAMPLE
DESIGNATION (IF ANY) ADD 1
ADD2 ADD 3 Your vote matters – here’s how to vote!
ADD 4 You may vote online or by phone instead of mailing this card.
ADD 5 Online
ADD 6
Go to www.investorvote.com/CFG or scan the QR code — login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money!
Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.investorvote.com/CFG
Annual Meeting Proxy Card 1234 5678 9012 345
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2, for 1 YEAR in Proposal 3 and
FOR Proposal 4.
1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain
01—Bruce Van Saun 02—Lee Alexander 03—Christine M. Cumming
06—Edward J. (“Ned”)
04—William P. Hankowsky 05—Leo I. (“Lee”) Higdon
Kelly III
07—Charles J. (“Bud”) Koch 08—Robert G. Leary 09—Terrance J. Lillis
10—Shivan Subramaniam 11—Christopher J. Swift 12—Wendy A. Watson
13—Marita Zuraitis
For Against Abstain 1 Year 2 Years 3 Years Abstain
2. Advisory vote on executive compensation. 3. Advisory vote on the frequency of future advisory votes on executive compensation.
4. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.
B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1 U P X 4 9 2 3 5 9 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
03E7PC

The 2021 Annual Meeting of Shareholders of Citizens Financial Group, Inc. will be held on
Thursday April 22, 2021, at 9:00 a.m. Eastern Time, virtually via the internet at www.meetingcenter.io/287753102.
To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.
The password for this meeting is — CFG2021
Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CFG
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy – Citizens Financial Group, Inc.
Notice of 2021 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting – April 22, 2021
Bruce Van Saun, Stephen T. Gannon and Robin S. Elkowitz or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Citizens Financial Group, Inc. to be held on April 22, 2021 at 9:00 a.m. Eastern Time, virtually via the internet or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted as specified by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1, FOR Proposal 2, for 1 YEAR in Proposal 3 and FOR Proposal 4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side)
C Non-Voting Items
Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.